Exhibit 10.16

Execution Copy

LOAN AND SECURITY AGREEMENT

among

TEAVANA CORPORATION,

ST ACQUISITION COMPANY,

TEAVANA HOLDINGS, INC.,

TEAVANA FRANCHISING CORPORATION,

TEAVANA INTERNATIONAL, INC.,

as Obligors,

and

FIFTH THIRD BANK,

as Bank

DATED AS OF JUNE 12, 2008

(continued)

-ii-

(continued)

-iii-

(continued)

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(continued)

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(continued)

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Exhibits

Exhibit 2.1	Form of Revolving Note
Exhibit 2.10	Form of Notice of Conversion/Continuation
Exhibit 3.1	Form of Notice of Borrowing
Exhibit 3.5	Conditions to Initial Credit Extension
Exhibit 5.2(b)	Form of Borrowing Base Certificate
Exhibit 5.2(c)	Form of Compliance Certificate
Exhibit 5.2(d)	Form of Pricing Certificate
Exhibit 5.6	Form of Loss Payee Endorsement

Schedules

Schedule 4.2	Organizational Authorization; No Contravention
Schedule 4.3	Government Authorization
Schedule 4.5	Litigation
Schedule 4.7	ERISA Compliance
Schedule 4.9	Real Property
Schedule 4.16	Copyrights, Patents, Trademarks and Licenses, Etc.
Schedule 4.18	Broker’s Fees; Transaction Fees
Schedule 4.21	Locations of Collateral
Schedule 4.26	Material Contracts
Schedule 4.27	Deposit Accounts
Schedule 6.1	Permitted Liens
Schedule 6.2	Indebtedness
Schedule 6.6	Transactions with Affiliates
Schedule 6.18	Third Party Goods
Schedule 8.1	Commercial Tort Claims
Schedule 8.12	Real Property

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, together with all exhibits and schedules attached hereto and hereby made a part hereof, is made as of June 12, 2008 among TEAVANA CORPORATION, a Georgia corporation (the “Company”), ST ACQUISITION COMPANY, a Connecticut corporation (“ST”; the Company and ST are referred to herein, collectively, as the “Borrowers” and, individually, as a “Borrower”), TEAVANA HOLDINGS, INC., a Delaware corporation (“Holdings”), TEAVANA FRANCHISING CORPORATION, a Georgia corporation (“TFC”), TEAVANA INTERNATIONAL, INC., a Georgia corporation (“TI”), and FIFTH THIRD BANK, an Ohio banking corporation (“Bank”).

RECITALS:

WHEREAS, Borrowers desire to borrow from Bank, and Bank is willing to make certain loans and to extend credit to Borrowers, upon the terms and conditions, and up to the amounts, set forth herein;

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of any one or more of Borrowers by Bank, and for other consideration the receipt and adequacy of which are hereby acknowledged, each Obligor and Bank hereby agree as follows:

1.    DEFINITIONS.

1.1    General Terms.  When used herein, the following terms shall have the following meanings:

Account Debtor means the party who is obligated on or under an Account.

Accounts means, collectively, all accounts (as defined in the UCC) and all other present and future rights of Obligors, and, with respect to each Obligor, all accounts (as defined in the UCC) and all other present and future rights of such Obligor, to payment for goods sold or leased or for services rendered, that are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become a Subsidiary of any Obligor, or (c) a merger or consolidation or any other combination with another Person.

Advisory Agreement means that certain letter agreement among Holdings, the Company and Parallel (as successor in interest to SKM Growth Investors, L.P.), dated as of December 17, 2004.

Affiliate means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of 5% or more of the equity of a Person shall, for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, Bank shall not be deemed an “Affiliate” of any Obligor or of any Subsidiary of any Obligor. Unless the context otherwise requires, references herein to one or more Affiliates shall be deemed to refer to Affiliates of each Borrower (including Sponsor, Andrew Mack and Nancy Mack (for such time as such Person is a director or executive officer of any Obligor or is a beneficial owner of 5% or more of the Equity Interests of any Obligor) and each Obligor and Subsidiary).

Agreement means this Loan and Security Agreement, together with all exhibits and schedules attached hereto.

Anti Terrorism Laws shall have the meaning given such term in Section 4.25.

Applicable Margin means, for the period commencing on the Closing Date and ending on the First Adjustment Date, with respect to the Revolving Loans: (a) for Base Rate Advances, 0.75% per annum, and (b) for LIBOR Rate Advances, 3.25% per annum commencing on the First Adjustment Date and thereafter, the Applicable Margin shall equal the percentage per annum in effect from time to time determined as set forth below based upon the Loan Type and the Consolidated Leverage Ratio then in effect pursuant to the appropriate column of the table below:

Consolidated Leverage Ratio:	Applicable Margin:
	LIBOR Rate Advances:	Base Rate Advances:
Less than 0.60 to 1.00	2.75%	0.25%
Greater than or equal to 0.60 to 1.00 but less than 1.40 to 1.00	3.00%	0.50%
Greater than or equal to 1.40 to 1.00 but less than 2.20 to 1.00	3.25%	0.75%
Greater than or equal to 2.20 to 1.00	3.50%	1.00%

The Applicable Margin shall be adjusted from time to time upon receipt by Bank of the monthly financial statements of Obligors and their Subsidiaries for the Fiscal Month ending October 31, 2008 and for each Fiscal Month ending on January 31st and July 31st of each Fiscal Year thereafter which are required to be delivered pursuant to Section 5.1(b) accompanied by a Pricing Certificate including a written calculation of the Consolidated Leverage Ratio certified on behalf of Borrowers by a Responsible Officer for the period of twelve (12) consecutive Fiscal Months ending on the last day of such Fiscal Month. If such calculation indicates that, based on the Consolidated Leverage Ratio, the Applicable Margin shall increase or decrease, then, on the tenth (10th) day following the date of receipt of such financial statements and Pricing Certificate, the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if Borrowers shall fail to deliver any such financial statements and Pricing Certificate, then, at Bank’s election, effective as of the tenth day after the date such financial statements and Pricing Certificate were to have been delivered, and continuing through the tenth day after the date (if ever) such financial statements and such Pricing Certificate are finally delivered, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the table set forth above in this definition of Applicable Margin.

Availability means, at any time, the lesser of (a)(i) the Maximum Revolving Facility, minus (ii) the sum of the aggregate amount of Revolving Loans outstanding at such time and (b)(i) the Borrowing Base, minus (ii) the sum of the aggregate amount of Revolving Loans outstanding at such time.

Bank shall have the meaning given such term in the preamble hereto.

Bankruptcy Code means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended, reformed or modified from time to time and any rules or regulations issued from time to time thereunder.

Bankruptcy Default shall have the meaning given such term in Section 9.1.

Base Rate means for any day the greater of: (i) the rate of interest announced by Bank from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be Bank’s best or lowest rate) and (ii) the sum of (x) the Federal Funds Rate, plus (y) 1/2 of 1%. Bank’s prime rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bank may make commercial loans or other loans at rates of interest at, above or below its prime rate. Any change in Bank’s prime rate and the Base Rate shall be effective for purposes of this Agreement on the date of such change without notice to any Obligor.

Base Rate Advance means that portion of the Revolving Loan bearing interest calculated by reference to the Base Rate.

Books and Records means all books, records and information of each Obligor that relate primarily to the Properties, including, without limitation, all financial, accounting and operating data and records in any Obligor’s possession, including all books, records, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, equipment maintenance data, purchasing records and information, supplier lists, business plans, reference catalogs, purchase orders, sales forms, labels, catalogs, brochures, artwork, photographs, product display and other similar property, rights and information.

Borrowers shall have the meaning given such term in the preamble hereto and Borrower means any of Borrowers.

Borrowers’ Agent shall have the meaning given such term in Section 10.24.

Borrowing Base means at any time the sum of the following at such time (a) 200% of Consolidated EBITDA for the most recent Computation Period for which Bank has received the financial statements required to be delivered to it pursuant to Section 5.1(b), minus (b) the sum of the undrawn face amount of any Letters of Credit outstanding at the time any particular advance is made, minus (c) such reserves as Bank in its Permitted Discretion elects to establish; provided, however, that the aggregate amount of such reserves shall not at any time exceed 35% of the amount determined pursuant to the foregoing clause (a) for the most recent Computation Period for which Bank has received the financial statements required to be delivered to it pursuant to Section 5.1(b).

Borrowing Base Certificate shall have the meaning given such term in Section 5.2(b).

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Advance, a day on which dealings are carried on in the London interbank market.

Capital Lease means, as to any Person, any leasing or similar arrangement which, in accordance with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of such Person.

Capital Lease Obligations means, as to any Person, all monetary obligations of such Person under any Capital Leases.

Cash Equivalents means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than six (6) months, issued by Bank, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; and (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service Inc. and in either case having a tenor of not more than three (3) months.

Change in Control means the occurrence of any one or more of the following: (a) the Sponsor Group shall cease to own and control, directly and beneficially, at least 80% of the issued and outstanding Equity Interests of each class or type of Sponsor (as determined on a fully diluted basis), (b) the Sponsor shall cease to own and control, directly and beneficially, at least 80% of the issued and outstanding preferred and Class B common Equity Interests of Holdings (as determined on a fully diluted basis), (c) Andrew Mack or Nancy Mack shall cease to own and control, directly and beneficially, at least 35% and 35%, respectively, of the issued and outstanding Class A common Equity Interests of Holdings (as determined on a fully diluted basis), (d) the Sponsor shall cease to have the right to designate three (3) of the members of the board of directors of Holdings, or Andrew Mack and Nancy Mack, collectively, shall cease to have the right to designate four (4) of the members of the board of directors of Holdings, or the number of the members of the board of directors of Holdings shall exceed nine (9) at any time,

(e) Holdings shall cease to directly and beneficially own and control 100% of the issued and outstanding Equity Interests of each class of the Company, (f) the Company shall cease to directly and beneficially own and control 100% of the issued and outstanding Equity Interests of each class of all Subsidiaries (other than the Company as a Subsidiary of Holdings), (g) any merger, consolidation or other transaction involving any Obligor or Subsidiary, or (h) any sale of all or substantially all of the assets of any Obligor or Subsidiary.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Requirement of Law, (ii) any change in any Requirement of Law or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Claims Act means the Assignment of Claims Act of 1940 (31 U.S.C. §3727 and 41 U.S.C. §15), as amended and in effect from time to time, and any rules and regulations issued from time to time thereunder.

Closing Date means the date on which the initial loan or advance is made hereunder.

Code means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rules or regulations issued from time to time thereunder.

Collateral means all Property and interests in Property and proceeds thereof now owned or hereafter arising or acquired by any Obligor or any other Person and their respective Subsidiaries in or upon which a Lien now or hereafter exists in favor of Bank, whether under this Agreement or under any other documents executed by any such Persons and delivered to Bank to secure any part or all of the Liabilities.

Collateral Documents means, collectively, this Agreement, any Mortgages, the Guaranty, the Pledge Agreements, any deposit account control agreements, any patent, copyright, license and trademark security agreements, any landlord agreements, any assignment of life insurance policies as collateral, and all other security agreements, lease assignments, control agreements, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, now or hereafter delivered to Bank pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any Obligor or its Subsidiaries, as debtor, in favor of Bank, as secured party, in each case as amended, restated, supplemented or otherwise modified from time to time.

Company shall have the meaning given such term in the preamble hereto.

Compliance Certificate shall have the meaning given such term in Section 5.2(c).

Computation Period means each period of twelve (12) consecutive Fiscal Months ending on the last day of a Fiscal Month.

Consolidated Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Obligors and their Subsidiaries, including Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Consolidated EBITDA means, for any period, (a) Consolidated Net Income for such period, plus (b) to the extent deducted in determining such Consolidated Net Income for such period (and without duplication), (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash expenses incurred upon the issuance or vesting of stock options, (v) the aggregate amount of all board advisory fees paid in cash to Parallel pursuant to the Advisory Agreement, but only to the extent permitted by Section 6.10, (vi) accrued dividends on the Preferred Stock, and (vii) Consolidated Pre-Store Opening Expenses (other than Consolidated Pre-Store Opening Expenses related to Stores located outside of the United States), provided, however, that the aggregate amount added-back to Consolidated Net Income pursuant to this clause (vii) shall not exceed 10% of Consolidated EBITDA for such period before giving effect to this clause (vii), minus (c) cash payments with respect to stock options, minus (d) 100% of the portion of the amount determined pursuant to the foregoing clauses (a) through (c) that is attributable to Stores located outside of the United States, all as determined for Obligors and their Subsidiaries on a consolidated basis in accordance with GAAP.

Consolidated Fixed Charge Coverage Ratio means, for any period, the ratio of (a) Consolidated Free Cash Flow, to (b) Consolidated Fixed Charges for such period, all as determined for Obligors and their Subsidiaries on a consolidated basis in accordance with GAAP.

Consolidated Fixed Charges means, for any period, the sum of, without duplication, (a) Consolidated Interest Expense, plus (b) scheduled or required payments of principal on Debt (other than payments of Revolving Loans and payments required under Section 2.3(b) of this Agreement), plus (c) scheduled payments on Capital Leases, each as paid or payable, and all as determined for Obligors and their Subsidiaries on a consolidated basis for such period in accordance with GAAP.

Consolidated Free Cash Flow means, for any period, the sum of the following for such period: (a) Consolidated EBITDA, less (b) the sum of the following for such period (i) Consolidated Capital Expenditures (other than Consolidated New Store Capital Expenditures), plus (ii) the sum of income taxes paid in cash, plus (iii) the sum of all dividends, distributions and other Restricted Payments in each case paid in cash, plus (iv) the aggregate amount of all advisory fees paid in cash, all as determined for Obligors and their Subsidiaries on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense means, for any period, interest expense (including all imputed interest on Capital Leases and in any event excluding all accrued dividends on the Preferred Stock), including expenses (and net of income) associated with Rate Contracts, all as determined for Obligors and their Subsidiaries on a consolidated basis in accordance with GAAP.

Consolidated Leverage Ratio means, as of the last day of any Computation Period, without duplication, the ratio of (a) the sum of Debt (excluding the Preferred Stock) to (b) Consolidated EBITDA for such Computation Period, all as determined for Obligors and their Subsidiaries on a consolidated basis in accordance with GAAP.

Consolidated Net Income means, for any period, net income (or loss) for such period; provided, however, that in determining Consolidated Net Income hereunder, the following items shall be excluded to the extent otherwise included in the determination thereof: (a) gains or losses from the sale or disposition of assets not in the Ordinary Course of Business, (b) gains or losses from discontinued operations, and (c) other extraordinary gains or losses, provided, however, that all gains or losses excluding non-cash rent expense related to the closing of Stores shall not be excluded from Consolidated Net Income pursuant to the foregoing clauses (a), (b) and (c), all as determined for Obligors and their Subsidiaries on a consolidated basis in accordance with GAAP.

Consolidated New Store Capital Expenditures means, collectively, as to all Stores for any period, the amounts expended for Capital Expenditures for each such Store during such period prior to the initial opening for business of such Store, all as determined for Obligors and their Subsidiaries for such period on a consolidated basis in accordance with GAAP.

Consolidated POS Capital Expenditures means Capital Expenditures made after the Closing Date for a point of sale computer system, all as determined for Obligors and their Subsidiaries for such period on a consolidated basis in accordance with GAAP.

Consolidated Pre-Store Opening Expenses means, for any period with respect to the opening of a new Store, non-cash rent or occupancy charges incurred prior to the opening of such new Store, plus the lesser of (a) $20,000, and (b) cash training expenses, cash supply expenses (other than as to inventory held for sale), and cash rent or occupancy expenses, in each case incurred by Borrowers in opening such new Store on or before the day of the opening of such new Store, all as determined for such period for Obligors and their Subsidiaries on a consolidated basis in accordance with GAAP.

Contingent Obligation means, as to any Person, any direct or indirect liability, contingent or otherwise, of such Person: (a) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

Contractual Obligations means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

Controlled Group means each Obligor, each Subsidiary, and all Persons (whether or not incorporated), trades or businesses under common control or treated as a single employer with any Obligor or Subsidiary pursuant to Section 414 of the Code.

Credit Extension shall have the meaning given such term in Article 3.

“Credit Parties” means, collectively, Obligors, Pledgors, any Person who now or hereafter guaranties all or any portion of the Liabilities, and Subsidiaries, and “Credit Party” means any of the Credit Parties.

Debt of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables incurred in the Ordinary Course of Business or accrued expenses paid on customary terms in the Ordinary Course of Business), including amounts payable by such Person after closing in connection with any Acquisition (other than amounts payable at closing), whether as deferred purchase price, earnout, similar obligations or otherwise; (c) all reimbursement or payment obligations (whether or not contingent) with respect to letters of credit, surety bonds and other similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing (including any synthetic lease, tax retention operating lease or similar off-balance sheet financing product), in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or the Person providing financing under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) Redeemable Equity Interests; (h) all obligations under Rate Contracts; (i) all Debt and obligations referred to in clauses (a) through (h) above (i) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (ii) secured by (or for which the holder of such Debt or obligations has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt or obligations; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of Debt or obligations of others of the kinds referred to in clauses (a) through (i) above.

Default means the occurrence or existence of any one or more of the events described in Section 9.1 hereof.

Designated Portion means, at any particular time, that portion of the Revolving Loan selected by Borrowers’ Agent for any single Interest Period to bear interest based on a LIBOR Rate, which shall be in a minimum amount of $50,000 and in integral multiples of $10,000 in excess thereof.

Disposition means (a) the sale, lease, conveyance or other disposition of Property (excluding sales, leases or other dispositions expressly permitted under Sections 6.3(a) and (c)), and (b) the sale or transfer by any Obligor or any Subsidiary of any Obligor of any Equity Interests issued by any Subsidiary and held by such transferor Person, but specifically excluding (i) the granting of Liens to the extent otherwise permitted under Section 6.1 and (ii) the making or liquidation of Investments to the extent permitted under Section 6.5.

Dollars, dollars and $ each mean lawful money of the United States of America.

Employment Agreements means, collectively, (a) that certain Employment Agreement dated as of December 17, 2004 between Holdings and Andrew Mack, and (b) that certain Employment Agreement dated as of December 17, 2004 between Holdings and Nancy Mack, in each case together with any and all agreements, documents and instruments executed and delivered thereunder.

Environmental Claims means all claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by any Obligor or Subsidiary.

Environmental Laws means all applicable federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters and the control, shipment, storage or disposal of Hazardous Materials, pollutants, environmental contaminants or other toxic or hazardous substances; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and/or the Emergency Planning and Community Right-to-Know Act, in each case as amended from time to time.

Environmental Permits shall have the meaning given such term in Section 4.12.

Equipment means, collectively, all of the equipment and fixtures (as such terms are defined in the UCC) of Obligors, and, with respect to each Obligor, all of such Obligor’s equipment and fixtures (as such terms are defined in the UCC), together with any and all accessions, parts and appurtenances thereto, in each case whether presently owned or hereafter acquired by such Obligor.

Equity Interests means the membership interests, partnership interests, capital stock of any class or any other equity interest of any Person and options, warrants and other rights to acquire membership interests, partnership interests, capital stock of any class or any other equity interest of such Person.

Equity Sale means any issuance, sale, conveyance, transfer or other disposition of any Equity Interests by any Person or any other change in the capital structure of such Person (other than Debt), including all capital contributions to such Person.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, reformed or modified from time to time, and any rules or regulations issued from time to time thereunder.

ERISA Affiliate means any member of the Controlled Group.

ERISA Event means (a) a Reportable Event with respect to a Plan or a Multiemployer Plan; (b) a withdrawal by any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate with the PBGC, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate, a Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by any ERISA Affiliate to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Qualified Plan; (i) a non-exempt prohibited transaction occurs with respect to any Qualified Plan for which any ERISA Affiliate may be directly or indirectly liable; (j) the failure of a Qualified Plan or any trust thereunder to qualify for tax exempt status under Section 401(a)or 501(a) of the Code; or (k) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a)(2) of the Code by any fiduciary or disqualified person with respect to any Qualified Plan for which any ERISA Affiliate may be directly or indirectly liable.

Event of Default means a Default or an event which through the passage of time or the giving of notice or both would mature into a Default.

Event of Loss means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking,

by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

Executive Order shall have the meaning given such term in Section 4.25.

Existing Vendor Loan shall mean that certain loan from Gebrueder Wollenhaupt GmbH to ST in the current aggregate principal amount of $250,000 evidenced by that certain Wollenhaupt Amended and Restated Loan Agreement dated as of June 30, 2005 between ST and Gebrueder Wollenhaupt GmbH with a maturity date of the earlier of (a) thirty days after receipt of written notice of demand or (b) June 1, 2012.

Federal Funds Rate means for any day the rate determined by Bank to be the average rounded upward, if necessary, to the next higher 1/100 of 1% of the rates per annum quoted to Bank at approximately 10:00 a.m. (Cincinnati time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by Bank for sale to Bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to Bank for which such rate is being determined.

Federal Reserve Board means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

Field Exam means reports and other information prepared by Bank or another Person showing the results of analyses, appraisals, or field examinations, audits or other actions pertaining to any Obligor’s assets from information furnished by or on behalf of any Obligor or from any inspection or other actions taken by Bank or its agents pursuant to this Agreement.

Financing Agreements means this Agreement, the Revolving Note, the Collateral Documents, the Guaranty, the Perfection Certificates, the Advisory Agreement, the Subordination Agreement, any Rate Contracts entered into by any Obligor with Bank or any Affiliate of Bank and all documents, instruments, agreements and certificates delivered to Bank in connection therewith, in each case as amended, restated, supplemented or otherwise modified from time to time.

First Adjustment Date means the tenth (10th) day following the date on which the monthly financial statements of Obligors and their Subsidiaries shall have been delivered to Bank pursuant to Section 5.1(b) for the Fiscal Month ending on October 31, 2008, accompanied by a Pricing Certificate including a written calculation of the Consolidated Leverage Ratio for the period of twelve (12) consecutive Fiscal Months ending on the last day of such Fiscal Month.

Fiscal Month means each 4 or 5 week period comprising a fiscal month of Obligors.

Fiscal Quarter means a fiscal quarter of a Fiscal Year ending on or about April 30, July 31, October 31 or January 31 of each Fiscal Year and comprised of three (3) Fiscal Months.

Fiscal Year means the fiscal year of each Obligor ending on or about January 31 of each year comprised of four (4) Fiscal Quarters.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination, applied in a manner consistent with those used in the preparation of audited annual financial statements of Holdings and its Subsidiaries for February 3, 2008 and heretofore delivered to Bank.

General Intangibles means, collectively, all general intangibles (as such term is defined in the UCC), choses in action, causes of action and all other intangible personal Property of any Obligor of every kind and nature (other than Accounts) now owned or hereafter arising or acquired by Obligors, and, with respect to each Obligor, all general intangibles (as such term is defined in the UCC), choses in action, causes of action and all other intangible personal property of such Obligor of every kind, and nature (other than Accounts) now owned or hereafter arising or acquired by such Obligor, including in each case, corporate, limited liability company, partnership or other business records, inventions, designs, patents, patent applications, service marks, trademarks, trademark applications, trade names, trade styles, trade secrets, goodwill, registrations, computer software, domain names, operational manuals, product formulas, blueprints, drawings, copyrights, copyright applications, licenses, franchises, customer lists, tax refunds, tax refund claims, rights and claims against carriers and shippers, rights to indemnification and the like, wherever located, and proceeds of insurance covering the lives of key employees on which any Obligor is beneficiary.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

Guaranty means that certain Guaranty Agreement dated as of June 12, 2008 made by Obligors in favor of Bank.

Hazardous Materials means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law.

Holdings shall have the meaning given such term in the preamble hereto.

Indemnified Matters shall have the meaning given such term in Section 10.19.

Indemnitees shall have the meaning given such term in Section 10.19.

Interest Period means any period relating to LIBOR Rate Advances, the commencement of which shall be determined in accordance with Section 2.11 and expiring one, two or three months thereafter, as specified by Borrowers’ Agent or a Borrower in accordance with Section 2.10.

Inventory means, collectively, all inventory (as defined in the UCC) and any and all other goods, including goods in transit, wheresoever located, whether now owned or hereafter acquired by Obligors, and, with respect to each Obligor, all inventory (as defined in the UCC) and any and all other goods, including goods in transit, wheresoever located, whether now owned or hereafter acquired by such Obligor, in each case which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in such Obligor’s business, and shall include such Property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by such Obligor.

Investments shall have the meaning given such term in Section 6.5.

L/C Facility shall have the meaning given such term in Section 2.2.

L/C Fee shall have the meaning given such term in Section 2.6(f).

Lending Affiliate means (a) Bank, (b) each office and branch of Bank, and (c) each other entity which, directly or indirectly, is controlled by or under common control with Bank or which controls Bank and each office and branch thereof.

Letters of Credit means any letters of credit which are now or at any time hereafter issued by Bank at the request of and for the account of one or more Borrowers and which have not expired or been revoked or terminated.

Liabilities means, collectively, all of each Obligor’s liabilities, obligations, and indebtedness (including interest accruing after the filing of a petition or commencement of a case by or with respect to any Obligor or Subsidiary seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding) to Bank or any of its Affiliates of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether individually or collectively, direct or indirect, joint or several, absolute or contingent, primary or secondary, fixed or otherwise (including obligations of performance) and whether arising or existing under any Financing Agreement or any other written agreement, oral agreement or operation of law, including all of each Obligor’s reimbursement obligations, whether contingent or liquidated, with respect to any Letter of Credit and all of each Obligor’s other indebtedness and obligations to Bank or any of its Affiliates under or in respect of any of this Agreement and the other Financing Agreements, and any Rate Contract among any one or more of Obligors and Bank or an Affiliate of Bank.

LIBOR means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 (or any successor pages) as of 11:00a.m. (London, England time) two (2) Business Days prior to the first day in such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Bank

(rounded upwards, if necessary, to the nearest 1/16th of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00a.m. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Bank in the London interbank market for such Interest Period for the applicable principal amount on such date of determination as reasonably determined by Bank.

LIBOR Rate means the annual rate of interest, rounded upward to the nearest 1/16th of 1% determined by Bank with respect to an Interest Period, in accordance with the following formula:

LIBOR Rate	=	LIBOR
(1—Reserve Rate)

LIBOR Rate Advances means that portion of the Revolving Loan bearing interest calculated by reference to the LIBOR Rate.

Lien means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, but not limited to, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law), and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease that is not a Capital Lease.

Loan Account shall have the meaning given such term in Section 2.4.

Loan Types shall have the meaning given such term in Section 2.9.

Loans means the Revolving Loans.

Lock Box shall have the meaning given such term in Section 5.19.

Loss shall have the meaning given such term in Section 9.1(f).

Margin Stock means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of any Borrower, or of Obligors and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Borrower, or of Obligors and their Subsidiaries taken as a whole, to perform in any material respect its obligations under any Financing Agreement; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Financing Agreement, or (ii) the perfection or priority of any Lien granted to Bank on any material Property under any Collateral Document.

Material Contracts shall have the meaning given such term in Section 4.26.

Maximum Revolving Facility means (a) from the Closing Date to and including June 12, 2009, $15,000,000, (b) after June 12, 2009 and to and including June 12, 2010, $20,000,000, and (c) after June 12, 2010, $25,000,000.

Mortgages shall have the meaning given such term in Section 8.12.

Multiemployer Plan means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) to which any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

Net Proceeds means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, net of: (a) the direct costs relating to such Disposition excluding amounts payable to any Obligor, and (b) sales, use or other transaction taxes paid or payable as a result thereof. “Net Proceeds” shall also include proceeds received on account of any Event of Loss net of (i) all money actually applied to repair, reconstruct or replace the damaged Property or Property affected by the Event of Loss, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments and (iv) any taxes (including income, transfer, stamp, duty, customs, withholding and other taxes) paid or payable in respect of amounts so received on account of such Event of Loss. “Net Proceeds” shall also include the aggregate cash proceeds paid or payable to any Person in connection with any Equity Sale, after deduction of all documented fees, costs and expenses paid to any third party in connection with such Equity Sale.

Obligors means, collectively, Borrowers, Holdings, TFC, TI and any other Subsidiaries of Holdings that are parties to this Agreement and Obligor means any of Obligors.

OFAC shall have the meaning given such term in Section 4.25.

Ordinary Course of Business means, in respect of any transaction involving any Obligor or Subsidiary, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice, in each case undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Agreement.

Organization Documents means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or instrument relating to the rights of shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, or (c) for any limited liability company, the operating agreement and articles or certificate of formation, and all applicable resolutions of the board of managers (or any committee thereof) of such limited liability company.

Other Deposit Accounts shall have the meaning given such term in Section 5.18.

Parallel means Parallel Investment Partners, LP, a Delaware limited partnership.

PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

Perfection Certificates means, collectively, each Perfection Certificate dated as of June 12, 2008 executed by an Obligor in favor of Bank.

Permitted Discretion means a determination made by Bank in good faith (as such term is defined in Article 1 of the UCC) and in the exercise of its reasonable (from the perspective of a secured lender) business judgment.

Permitted Liens shall have the meaning given such term in Section 6.1.

Permitted Mechanics Liens shall have the meaning given such term in Section 6.1.

Person means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

Plan means any defined benefit plan (as defined in Section 3(35) of ERISA), that any ERISA Affiliate sponsors or maintains or to which any ERISA Affiliate makes, is making or is obligated to make contributions.

Pledge Agreements means, collectively, (a) that certain Pledge Agreement dated as of June 12, 2008 entered into by Holdings in favor of Bank, (b) that certain Pledge Agreement dated as of June 12, 2008 entered into by the Company in favor of Bank, and (c) any other pledge agreement entered into by any other Pledgor in favor of Bank.

Pledged Collateral means the “Collateral” as such term is defined in the Pledge Agreements.

Pledgors means, collectively, Holdings, the Company and any other Person that from time to time may own any equity interests, or warrants, options or other rights to acquire, or exercisable or convertible into, any Equity Interests, of any Obligor (other than Holdings).

Post-Default Rate shall have the meaning given such term in Section 2.6(a).

Preferred Stock Documents means, collectively, the Amended and Restated Certificate of Incorporation of Holdings dated as of December 12, 2004 and the Amended and Restated Stockholders Agreement dated as of June 30, 2005 by and among Holdings, Sponsor, Andrew Mack and Nancy Mack.

Prepayment Fee shall have the meaning given such term in Section 2.6(e).

Preferred Stock means Holdings’ Series A Redeemable Participating Preferred Stock.

Pricing Certificate shall have the meaning given such term in Section 5.2(d).

Property means any property or any interest of any type in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

Qualified Plan means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and that any ERISA Affiliate sponsors, maintains, or to which any ERISA Affiliate makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

Quarterly Computation Period means a Computation Period ending with the last day of a Fiscal Quarter.

Rate Contracts means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates including any agreement or arrangement that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

Redeemable Equity Interests means, as to any Person, any Equity Interest of such Person that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (a) is or upon the happening of an event or passage of time would be required to be redeemed in whole or in part (except for consideration comprised of Equity Interests which are not Redeemable Equity Interests) at any time on or prior to October 31, 2011, (b) is redeemable in whole or in part at the option of the holder thereof (except for consideration comprised of Equity Interests which are not Redeemable Equity Interests) at any time prior to such date or (c) is convertible into or exchangeable (in whole or in part) for Debt of such Person or any of its Subsidiaries at any time prior to such date; provided that any Equity Interests that would constitute Redeemable Equity Interests solely because the holders thereof have the right to require such Person to repurchase such Equity Interests upon certain events shall not constitute Redeemable Equity Interests if the terms of such Equity Interests provide that such Person may not repurchase or redeem any such Equity Interests pursuant thereto unless (i) such repurchase or redemption is permitted in accordance with the terms of this Agreement and any successor credit agreement providing for the extension of credit to such Person or (ii) all Liabilities have been repaid in full and the Revolving Commitment has been terminated under this Agreement and all Debt under any successor credit agreement providing for the extension of credit to such Person has been repaid in full.

Related Documents means, collectively, the Employment Agreements, the Advisory Agreement, and the Preferred Stock Documents.

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Remittance Account shall have the meaning given such term in Section 5.19.

Reportable Event means, as to any Plan, (a) any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

Requirement of Law means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

Reserve Rate means the maximum reserve rate (including supplemental, marginal and emergency reserve requirements), expressed as a decimal, determined by Bank to be the rate which would be applicable to the relevant Interest Period under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to such reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) of a member of the Federal Reserve System, whether or not such fundings were outstanding.

Responsible Officer means the chief executive officer, the president, the chief financial officer, the treasurer, the controller and the secretary of each Obligor, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of each Obligor, or any other officer having substantially the same authority and responsibility.

Restricted Payments shall have the meaning given such term in Section 6.10.

Revolving Commitment shall have the meaning given such term in Section 2.1.

Revolving Loan shall have the meaning given such term in Section 2.1.

Revolving Note shall have the meaning given such term in Section 2.1.

Sponsor means Teavana Investment LLC, a Delaware limited liability company.

Sponsor Group means Parallel and its Affiliates.

ST shall have the meaning given such term in the preamble hereto.

Store means a retail store owned by the Company operating in the Ordinary Course of Business of the Company as in effect on the date hereof.

Subordination Agreement means that certain Subordination Agreement dated as of June 12, 2008 between Parallel and Bank, acknowledged by Obligors.

Subsidiary means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control (or have the power to be or control) a managing director, manager or general partner of such limited liability company, partnership, association or other business entity. Unless the context otherwise requires, references herein to one or more Subsidiaries shall be deemed to refer to Subsidiaries of each Obligor.

Term shall have the meaning given such term in Section 2.8.

Termination Date shall have the meaning given such term in Section 2.8.

TFC shall have the meaning given such term in the preamble hereto.

TI shall have the meaning given such term in the preamble hereto.

UCC shall have the meaning given such term in Section 1.3.

UFCA shall have the meaning given such term in Section 4.22.

UFTA shall have the meaning given such term in Section 4.22.

Unfunded Pension Liabilities means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used by the Plan’s actuaries for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

United States and U.S. each means the United States of America.

Unused Fee shall have the meaning given such term in Section 2.6(d).

USA Patriot Act shall have the meaning given such term in Section 4.25.

Withdrawal Liabilities means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if all ERISA Affiliates made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

1.2    Accounting Terms.  Calculations and determinations of financial and accounting terms used and not otherwise specifically defined under this Agreement shall be made and determined, both as to classification of items and as to amount, in accordance with GAAP. If any changes in accounting principles or practices from GAAP are occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a change in the method of accounting in the calculation of financial covenants, standards or terms contained in this Agreement or any other Financing Agreement, the parties hereto agree to enter into negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating each Obligor’s financial condition and performance will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, each Obligor shall continue to provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in the Financing Agreements in accordance with GAAP in effect immediately prior to such changes.

1.3    Other Terms Defined in New York Uniform Commercial Code.  All other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in the Uniform Commercial Code as the same is in effect on the date hereof in the State of New York (the “UCC”) to the extent the same are used or defined therein. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, then such term shall have the meaning specified in Article 9 of the UCC.

1.4    Other Definitional Provisions.  Whenever the context so requires, the neuter gender includes the masculine and feminine, the singular number includes the plural, and vice versa. The words “include,” “includes” and “including” shall in any event be deemed to be followed by the phrase “without limitation.” All references in this Agreement to “this Agreement”, “herein”, “hereunder”, “hereof” shall be deemed to refer to this Agreement and the Exhibits hereto (including their annexes) unless the context requires otherwise. All references in this Agreement to Articles, Sections, Exhibits, Annexes and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement unless the context requires otherwise. Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Financing Agreement).

2. CREDIT.

2.1    Revolving Loan Facility.  Subject to the provisions of Section 3 below and subject to the other provisions and conditions of this Agreement, Bank shall advance to Borrowers from time to time prior to the Termination Date on a revolving credit basis (the “Revolving Loan”) in an aggregate outstanding principal amount not to exceed the lesser of (a) the Maximum Revolving Facility minus the sum of the undrawn face amount of any Letters of Credit outstanding at the time any particular advance is made, and (b) the Borrowing Base (such commitment being referred to herein as the “Revolving Commitment”). Bank, in its sole and absolute discretion, may elect to make advances to Borrowers in excess of the amount available pursuant to the definition of the term Borrowing Base. Each advance to Borrowers under this Section 2.1 shall be in a minimum amount of $5,000 and in integral multiples of $5,000 in excess thereof (or such other amounts as Bank may agree in its sole discretion), subject to Section 2.9 regarding LIBOR Rate Advances, and shall, on the day of such advance, be deposited in immediately available funds in the Company’s demand deposit account with Bank, or in such other account as Borrowers’ Agent may, from time to time, designate. The Revolving Loan made by Bank under this Section 2.1 shall be evidenced, in part, by a promissory note of even date herewith in the form attached hereto as Exhibit 2.1 (the “Revolving Note”) with the blanks appropriately filled. The Liabilities evidenced by the Revolving Note shall become immediately due and payable as provided in Section 9.1 hereof, and, without notice or demand, upon the termination of the Revolving Commitment pursuant to Section 2.8 hereof.

2.2    Letter of Credit Facility.  Subject to the provisions of Section 3 hereof and subject to the other provisions and conditions of this Agreement, Bank may in its sole discretion and at Borrowers’ Agent’s request and for the account of any one or more of Borrowers, issue one or more Letters of Credit in an aggregate undrawn face amount outstanding at any one time of up to $1,500,000 (the “L/C Facility”). The L/C Facility is a sublimit of the Maximum Revolving Facility. The Letters of Credit shall be in form and substance acceptable to Bank. Borrowers jointly and severally agree to reimburse Bank, immediately upon demand, for any payments made by Bank to any Person with respect to any Letter of Credit and for any other out-of-pocket costs, fees and expenses incurred by Bank in connection with the application for, issuance of or amendment to any Letter of Credit, and until Bank shall be so reimbursed by Borrowers, such payments by Bank shall be deemed to be part of the Revolving Loan. Each Borrower shall execute Bank’s standard form of application and reimbursement agreement for each Letter of Credit. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any one or more of Borrowers to, or entered into by any one or more of Borrowers with, Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

2.3    Mandatory Payments; Prepayments.

(a)    The aggregate outstanding principal balance of the Revolving Loan shall not at any time exceed the lesser of (i) the Maximum Revolving Facility minus the sum of the undrawn face amount of any Letters of Credit outstanding, and (ii) the amount of the Borrowing Base. Borrowers jointly and severally agree, if at any time any such excess shall arise, to promptly pay to Bank such amount for application to the Revolving Loan as may be necessary to eliminate the excess.

(b)    If any Obligor or Subsidiary shall at any time or from time to time make or agree to make any Equity Sale, a Disposition or suffer an Event of Loss and the aggregate amount of the Net Proceeds received by any Obligor or Subsidiary in connection with such Equity Sale, such Disposition or Event of Loss and all other Equity Sales, Dispositions and Events of Loss occurring during the then current Fiscal Year exceeds $100,000, then (i) Borrowers shall promptly notify Bank of such proposed Equity Sale, Disposition or Event of

Loss (including the amount of the estimated Net Proceeds to be received by Borrowers in respect thereof) and (ii) promptly upon receipt by such Obligor or Subsidiary of the Net Proceeds of such Equity Sale, such Disposition or such Event of Loss, Borrowers jointly and severally agree to deliver such Net Proceeds which exceed $100,000 for the then current Fiscal Year to Bank as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 2.3(c) hereof.

(c)    Any proceeds of any key-man life insurance received by Bank and any prepayments pursuant to Sections 2.3(b) shall be applied to the Liabilities in the following order: first, to prepay the principal amount of the Revolving Loan with a corresponding reduction of the Revolving Commitment and the Maximum Revolving Facility; and second, to the payment of any other Liabilities as provided herein. To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Advances then outstanding and then to outstanding LIBOR Rate Advances with the shortest Interest Periods remaining.

(d)    Subject to Sections 2.6(e) and 2.13(d), any Borrower may voluntarily prepay the principal and interest on the Loans and any Unused Fee in full or in part upon three (3) days’ prior irrevocable written notice to Bank for LIBOR Rate Advances and upon the same day as irrevocable written notice is provided to Bank for Base Rate Advances, provided, however, that to the extent the same is not received by Bank together with notice thereof prior to 2:00 p.m. (Chicago time) on a Business Day, the same shall be deemed to be received on the following Business Day.

2.4    Loan Account.  Bank shall maintain a loan account (the “Loan Account”) on its internal data control system in which shall be recorded (a) all Loans made by Bank pursuant to this Agreement, including all payments made by Bank under any Letter of Credit, (b) all payments made by any Borrower on all such Loans and advances, and (c) all other appropriate debits and credits as provided in this Agreement, including all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with Bank’s customary accounting practices as in effect from time to time. Borrowers jointly and severally agree to pay to Bank the amount reflected as owing by Borrowers under the Loan Account, and all of its other obligations hereunder and under any other Financing Agreements as such amounts become due or are declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) pursuant to the terms of this Agreement and the other Financing Agreements.

2.5    Statements.  All advances and other financial accommodations to Borrowers, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by Bank in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as Bank shall have rendered to Borrowers written statements of account as provided herein, the balance in the Loan Account, as set forth on Bank’s most recent printout, shall be rebuttably presumptive evidence of the amounts due and owing Bank by Borrowers.

2.6    Interest and Fees.

(a)    Interest.  Borrowers jointly and severally agree to pay to Bank interest on the outstanding principal balance of each Loan, other than the outstanding principal amount of

LIBOR Rate Advances, at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Advances as to such Loan. Borrowers jointly and severally agree to pay to Bank interest on the outstanding balance of all other Liabilities (other than the Loans) at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Advances under the Revolving Loan. Borrowers jointly and severally agree to pay to Bank interest on the outstanding principal balance of each LIBOR Rate Advances at a per annum rate equal to the LIBOR Rate for the Interest Period applicable to such Advance plus the Applicable Margin. Interest shall be computed by charging for the first day in each Interest Period but not for the last day in such Interest Period. Interest shall be payable jointly and severally by Borrowers (i) monthly in arrears beginning on July 1, 2008, and on the first day of each calendar month thereafter, (ii) with respect to the Revolving Loan, upon termination of the Revolving Commitment, and (iii) at any time after the occurrence and during the continuance of an Event of Default, upon demand. All interest and fees provided for under this Agreement shall be computed on the basis of a 360-day year for the actual number of days elapsed. Following the occurrence of a Default and during the continuance thereof, Borrowers jointly and severally agree to pay to Bank interest from the date of such Default at a rate (the “Post-Default Rate”) equal to the applicable rate set forth above for each of the Liabilities plus 2% per annum on the outstanding principal balance of all of the Liabilities; provided that if no Bankruptcy Default has occurred, the Post-Default Rate shall not be applicable unless Bank has elected to apply the Post-Default Rate upon notice to Borrowers’ Agent.

(b)    Closing Fee.  Borrowers jointly and severally agree to pay to Bank a non-refundable closing fee of $200,000, which shall be paid upon the execution of this Agreement, less the unused portion of any deposit held by Bank on the Closing Date.

(c)    Audit Fee.  Borrowers jointly and severally agree to pay to Bank on demand (i) with respect to any Field Exam performed by Bank (x) an audit fee in the amount of $850 per day for each Person employed by Bank or engaged by Bank, as applicable, to perform such Field Exam, plus (y) all reasonable out-of-pocket costs and expenses (including costs and expenses related to travel) incurred by Bank or any such Person in the performance of such Field Exam, and (ii) with respect to any Field Exam performed by an independent contractor for the benefit of Bank, (x) the charges of such independent contractor to perform such Field Exam, plus (y) all reasonable out-of-pocket costs and expenses (including costs and expenses related to travel) incurred by such independent contractor in the performance of such Field Exam. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, Borrowers shall only be required to pay the foregoing fees, costs and expenses with respect to no more than one of such Field Exams of Obligors during any Fiscal Year.

(d)    Unused Fee.  Borrowers jointly and severally agree to pay to Bank an unused fee (the “Unused Fee”) at a per annum rate equal to 0.375% on the amount by which (i) the Maximum Revolving Facility exceeds (ii) the sum of (x) the average amount of the outstanding principal balance of the Revolving Loan during any month, and (y) the average amount of the undrawn face amount of any Letters of Credit outstanding during any month. The Unused Fee shall be payable (i) monthly in arrears beginning on July 1, 2008, and on the first day of each calendar month thereafter, (ii) upon termination of the Revolving Commitment, and (iii) at any time after the occurrence and during the continuance of an Event of Default, upon demand. The Unused Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)    Prepayment Fee.  In the event of any prepayment in full of the Loans by Borrowers on or before June 12, 2010, or in the event of expiration of the Term or earlier termination of the Revolving Commitment on or before June 12, 2010, Borrowers jointly and severally agree to pay to Bank on the date of such prepayment, expiration or termination, in addition to any other amounts required to be paid under this Agreement, a prepayment fee (the “Prepayment Fee”) equal to the product of 1.50% (provided that such percentage shall reduce to 0.75% on June 12, 2009), multiplied by the sum of the amount of the Maximum Revolving Facility. The Prepayment Fee shall be fully earned and due and payable on the date that any such prepayment is made or any such expiration or termination occurs. Borrowers shall not be required to pay the Prepayment Fee if (i) the Loans are prepaid in full by Borrowers with the proceeds of loans made by Bank to Borrowers, or (ii) at the time of the related prepayment, reserves established pursuant to clause (b) of the definition of “Borrowing Base” exist in an aggregate amount in excess of 15% of the amount determined pursuant to clause (a) of the definition of “Borrowing Base” for the most recent Computation Period for which Bank has received the financial statements required to be delivered to it pursuant to Section 5.1(b).

(f)    L/C Fee.  For each Letter of Credit, Borrowers jointly and severally agree to pay to Bank a fee (the “L/C Fee”) equal to (i) either (x) 3.00% per annum with respect to standby Letters of Credit, or (y) 2.75% per annum with respect to commercial Letters of Credit, plus (ii) at any time after the occurrence and during the continuance of an Event of Default, 2% per annum, of the undrawn face amount of such Letter of Credit; provided, however, that the L/C Fee shall not be less than $500 for any such Letter of Credit. The L/C Fee shall be payable monthly in arrears on the first day of each calendar month, upon the occurrence of the Termination Date or earlier termination of the Revolving Commitment and, after the occurrence and during the continuance of an Event of Default, upon demand of Bank. The L/C Fee shall be computed on the basis of a 360 day year for the actual number of days elapsed. In addition to the L/C Fee, Borrowers jointly and severally agree to pay to Bank all of Bank’s customary charges for out-of-pocket and administrative expenses upon the issuance of any Letter of Credit.

2.7    Location; Method for Making Payments.  All payments under this Agreement are to be made to Bank at its offices in Chicago, Illinois. Unless otherwise agreed in writing from time to time hereafter, all payments which any Obligor is required to make to Bank under this Agreement or under any of the other Financing Agreements shall be made by appropriate debits to account no. 7024079779 of the Company with Bank. Bank may in its sole discretion elect to bill any one or more of Borrowers for such amounts in which case the amount shall be immediately due and payable with interest thereon as provided herein.

2.8    Termination of Revolving Commitment.  The Revolving Commitment shall be effective until, and shall terminate on, June 12, 2011 unless sooner terminated by Borrowers or otherwise (the “Term”). Upon expiration of the Term or earlier termination of the Revolving Commitment, including pursuant to Section 9.1 (the “Termination Date”), all of the Liabilities shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all of the Liabilities shall have been fully paid and satisfied, the Revolving Commitment has been terminated, and all of the Letters of Credit shall have expired, been canceled, terminated or fully cash collateralized (in amounts, on terms and subject to agreements satisfactory to Bank in its discretion) and all Financing Agreements shall have been terminated, all of Bank’s rights and remedies under this Agreement and the other Financing Agreements shall survive and Bank shall be entitled to retain its Liens on and to all existing and future Collateral. All of Bank’s rights and remedies under this Agreement and all of Bank’s Liens shall survive such termination until all of the Liabilities have been fully paid and satisfied (including the termination, expiration or full cash collateralization (in amounts, on terms and subject to agreements satisfactory to Bank in its discretion) of all Liabilities in connection with Letters of Credit, the presentment of all drafts issued or accepted thereunder and the termination or expiration of all Rate Contracts with Bank and its Affiliates) and all Financing Agreements shall have been terminated.

2.9    Loan Types.  The Revolving Loan shall consist of either Base Rate Advances or LIBOR Rate Advances (the “Loan Types”), as duly requested by Borrowers’ Agent or any one or more of Borrowers pursuant to this Agreement. In addition, at any time other than after the occurrence and during the continuance of an Event of Default, Borrowers’ Agent or any one or more of Borrowers may request the conversion of any portion of the Revolving Loan from one Loan Type to another pursuant to this Agreement; provided, however, that conversions of all or any portion of a LIBOR Rate Advance may be made only as of the last date of the Interest Period applicable thereto; provided, further, that such conversion would not violate any other provisions of this Agreement. LIBOR Rate Advances, and any conversions to LIBOR Rate Advances, shall be in a minimum aggregate principal amount of $50,000 and in integral multiples of $10,000 in excess thereof (or such other amount as Bank may agree in its discretion).

2.10    Continuation of LIBOR Rate Advances; Conversion of Loan Types.  Continuation of any LIBOR Rate Advance or conversion of any portion of the Revolving Loan from one Loan Type to another may be made upon irrevocable (except in the case of a determination by Bank that the LIBOR Rate Advances are unavailable due to illegality or increased costs) written notice in the form of Exhibit 2.10 given to Bank by Borrowers’ Agent or any one or more of Borrowers no later than 10:00 a.m. (Chicago time) three (3) Business Days prior to the commencement of the Interest Period specified in such notice, which notice shall specify, as to conversions, the Designated Portion relating thereto, as to new LIBOR Rate Advances, the requested principal amount thereof, and in any case the applicable Interest Period and the first day of the Interest Period, which shall be a Business Day. In the event that Base Rate Advances are to be converted to LIBOR Rate Advances, such conversion shall be automatic on the date specified in such notice. LIBOR Rate Advances shall automatically convert to Base Rate Advances at the end of the applicable Interest Period unless Borrowers’ Agent or any one or more of Borrowers gives the requisite notice in accordance with the procedures set forth above to continue the same as LIBOR Rate Advances. Borrowers shall not be entitled to elect any Interest Period with respect to a LIBOR Rate Advance if the provisions of this Agreement would require the repayment or prepayment of any portion of such LIBOR Rate Advance prior to the end of such Interest Period.

2.11    Determination of Interest Period.  By giving notice to Bank as set forth in Section 2.10 above with respect to a borrowing of a LIBOR Rate Advance, or with respect to a conversion into or continuation of a LIBOR Rate Advance, Borrowers’ Agent or any one or more of Borrowers shall, subject to the other provisions of this Section 2, specify the applicable

Interest Period. The determination of the Interest Period shall be subject to the following provisions:

(a)    the initial Interest Period for any LIBOR Rate Advance shall commence on the date of such LIBOR Rate Advance which shall be a Business Day and each Interest Period (if any) occurring thereafter for such LIBOR Rate Advance shall commence on the day on which the next preceding Interest Period for such LIBOR Rate Advance expires;

(b)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any such Interest Period would otherwise expire on a day that is after the last Business Day of the last month of such Interest Period, such Interest Period shall expire on the next preceding Business Day;

(c)    there shall be no more than four (4) Interest Periods in the aggregate in effect at any one time; and

(d)    no Interest Period may be selected which extends beyond the Term.

2.12    Additional Costs, Etc. With Respect to LIBOR Rate Advances.

(a)    If, in the reasonable determination of Bank, any applicable “law,” which expression, as used in this Section 2, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to Bank or any Lending Affiliate by any central bank or other fiscal, monetary, or other authority (whether or not having the force of law) adopted, becoming effective, or any change in the interpretation or administration thereof, or compliance by Bank or any Lending Affiliate maintaining any LIBOR Rate Advance, in each case after the date hereof, shall in the case of LIBOR Rate Advances:

(i)    subject Bank or any Lending Affiliate to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to LIBOR Rate Advances (other than taxes imposed on or measured by the overall net income of Bank), or

(ii)    change the taxation of payments to Bank of principal or interest on or any other amount relating to any LIBOR Rate Advances (other than taxes imposed on or measured by the overall net income or capital of Bank and doing business and franchise taxes), or

(iii)    impose or increase or render applicable any special deposit, assessment, insurance charge, reserve or liquidity or other similar requirement (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by Bank or any Lending Affiliate, or

(iv)    impose on Bank or any Lending Affiliate any other conditions or requirements with respect to LIBOR Rate Advances, and the result of any of the foregoing is:

(x)    to increase the cost to Bank of making, funding or maintaining its LIBOR Rate Advances, or

(y)    to reduce the amount of principal, interest or other amount payable to Bank hereunder on account of LIBOR Rate Advances, or

(z)    to require Bank to make any payment or to forego any interest or other sum payable under this Agreement,

then, and in each such case, Borrowers jointly and severally agree to, upon demand made by Bank at any time and from time to time and as often as the occasion therefor may arise, pay to Bank such additional amounts as will be sufficient to compensate Bank (including lost profits) for such additional cost, reduction, payment or foregone interest or other sum. The foregoing shall not be deemed to apply to any change in the Reserve Rate applied in the calculation of the LIBOR Rate.

(b)    Bank shall not in any event be responsible to any Obligor in any way if Bank is not able for any reason beyond its control to quote a LIBOR Rate with respect to any proposed Interest Period. If, on any proposed date of determination of a LIBOR Rate, Bank shall reasonably determine (which determination shall be conclusive and binding on each Obligor) that it is unable to determine the requested LIBOR Rate with respect to any proposed Interest Period, Bank shall promptly notify Borrowers’ Agent of such determination. In such event, any then pending notice requesting the making of a LIBOR Rate Advance, or conversion of any portion of a Loan to a LIBOR Rate Advance, shall be deemed and shall constitute a request for the making of a Base Rate Advance or the conversion of such portion of the applicable Loan to a Base Rate Advance, as the case may be.

(c)    If Bank reasonably determines that either maintenance of a LIBOR Rate Advance would violate any applicable law, or that deposits of a type and maturity appropriate to match fund any LIBOR Rate Advance do not accurately reflect the cost of making or maintaining such a LIBOR Rate Advance, then Bank shall suspend the availability of proposed LIBOR Rate Advances for the affected Interest Period so long as any such condition exists, and Borrowers jointly and severally agree to immediately repay all affected LIBOR Rate Advances outstanding upon notice to Borrowers’ Agent from Bank to do so; provided, however, that if otherwise permitted under this Agreement, Borrowers may reborrow, as a Base Rate Advance, an amount equal to the principal amount of all such affected LIBOR Rate Advances so repaid.

2.13    Indemnification for Losses.  Without limiting any of the other provisions of this Agreement, Borrowers jointly and severally agree to, on demand by Bank, at any time and from time to time and as often as the occasion therefor may arise, indemnify Bank against any losses, costs or expenses which Bank may at any time or from time to time sustain or incur with respect to LIBOR Rate Advances as a consequence of:

(a)    the failure to borrow any LIBOR Rate Advance on the date of borrowing designated by Borrowers’ Agent or any one or more of Borrowers, or

(b)    the failure by Borrowers to pay, punctually on the due date thereof, any amount payable by Borrowers under this Agreement, or

(c)    the accelerated payment of Borrowers’ obligations under this Agreement as a result of a Default, or

(d)    any voluntary repayment or prepayment of any principal of any LIBOR Rate Advance, or the conversion of such LIBOR Rate Advance, on a date other than the last day of the Interest Period relating to the principal so repaid or prepaid or so converted.

Such losses, costs or expenses will include, but will not be limited to, the reimbursement for any loss, expense or cost in liquidating or employing deposits acquired to fund any affected LIBOR Rate Advance.

2.14    Payments to be Free of Deductions.  All payments by any Obligor on the Liabilities (including LIBOR Rate Advances) shall be made without setoff or counterclaim, and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless an Obligor is required by law to make such deduction or withholding. If any such obligation is imposed upon any Obligor with respect to any amount payable by it hereunder, Borrowers jointly and severally agree to pay to Bank on the date on which such amount becomes due and payable hereunder and in United States Dollars, such additional amount as shall be necessary to enable Bank to receive the same net amount which it would have received on such due date had no such obligation been imposed. If any Obligor shall be required by law to make such deduction or withholding it will deliver to Bank tax receipts or other appropriate evidence of payment.

2.15    Capital Adequacy.  If, after the date hereof, either (a) any Change in Law or (b) compliance by Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) (i) affects or would affect the amount of capital required or expected to be maintained by Bank or any Lending Affiliate and Bank reasonably determines that the amount of such capital is increased by or based upon the existence of the LIBOR Rate Advances then, upon notice and demand to Borrowers’ Agent by Bank, Borrowers jointly and severally agree to immediately pay to Bank, from time to time as specified by Bank, additional amounts sufficient to compensate Bank in light of such circumstances, to the extent that Bank reasonably determines such increase in capital to be allocable to the existence of LIBOR Rate Advances or (ii) has or would have the effect of reducing the rate of return on the capital or assets of Bank or any Person controlling Bank as a consequence of, as determined by Bank in its discretion, the existence of Bank’s commitments or obligations under this Agreement or any of the other Financing Agreements, then, upon demand by Bank, Borrowers jointly and severally agree to immediately pay to Bank, from time to time as specified by Bank, additional amounts sufficient to compensate Bank in light of such circumstances.

2.16    Certificate.  A certificate signed by an officer of Bank, setting forth any additional amount required to be paid by Obligors to Bank under any provision of Sections 2.12 through 2.15 and the computations made by Bank to determine such additional amount, shall be submitted by Bank to Obligors in connection with each demand made at any time by Bank upon Obligors under any of such provisions. Such certificate, in the absence of manifest error, shall be conclusive as to the additional amount owed. Failure or delay on the part of Bank to demand compensation pursuant to Sections 2.12 through 2.15 shall not constitute a waiver of Bank’s right to demand that compensation.

3.	CONDITIONS OF ADVANCES.

Notwithstanding any other provisions contained in this Agreement, the making of any Loan or advance and the issuance of any Letter of Credit (each, a “Credit Extension”), including the continuation of any LIBOR Rate Advance from one Interest Period to another or conversion of one Loan Type into another Loan Type, shall be conditioned upon the following:

3.1    Borrowers’ Written Request—Revolving Loan and Letters of Credit.  (a) As to any LIBOR Rate Advance (including the continuation of any LIBOR Rate Advance and the conversion of a Base Rate Advance to a LIBOR Rate Advance), Bank shall have received written notice of the type required by Section 2.10 prior to the time specified in Section 2.10, (b) as to any Base Rate Advance, Bank shall have received by 1:00 p.m. (Chicago time) on the date such advance is to be made a written request (or telephonic request promptly confirmed in writing) from Borrowers’ Agent or a Borrower for such an advance specifying the principal amount thereof, and (c) with respect to a request by Borrowers’ Agent or a Borrower for a Letter of Credit to be issued hereunder, Bank shall have received not later than five (5) Business Days prior to the Business Day the Letter of Credit is to be issued, a written request therefor from a Responsible Officer of Borrowers’ Agent or such Borrower in a specific amount accompanied by Bank’s form of application and reimbursement agreement, duly completed and executed by such Borrower or Borrowers’ Agent. In addition, prior to making any Credit Extension, Bank shall have received copies of all documents required to have been delivered to Bank pursuant to this Agreement. Advances under the Revolving Loan may be made upon irrevocable written notice in the form of Exhibit 3.1 given to Bank by Borrowers’ Agent or a Borrower for Base Rate Advances, no later than 1:00 p.m. (Chicago time) on the date such advance is to be made, and for LIBOR Rate Advances, no later than 1:00 p.m. (Chicago time) three (3) Business Days prior to the commencement of the Interest Period specified therein.

3.2    No Event of Default.  There shall not have occurred any Event of Default that is then continuing, nor shall any Event of Default occur after giving effect to such Credit Extension.

3.3    Representations and Warranties True and Correct.  The representations and warranties of each Obligor contained in this Agreement shall be true and correct in all material respects (or, in the case of any such representation or warranty that is qualified as to materiality or Material Adverse Effect, incorrect in any respect) on and as of the date of (a) any Credit Extension, and (b) each notice given pursuant to Section 2.10, as though made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

3.4    Regulatory Information.  Bank shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, as Bank shall have reasonably requested.

3.5    Conditions to Initial Extension of Credit.  Prior to the initial Credit Extension, each of the conditions precedent set forth on annexed Exhibit 3.5 shall have been satisfied.

3.6    Other Requirements.  Bank shall have received, in form and substance reasonably satisfactory to Bank, all certificates, orders, authorities, consents, affidavits, applications, schedules, opinions, instruments, security agreements, financing statements, mortgages and other documents which are provided for hereunder or under the Financing Agreements, or which Bank may at any time reasonably request.

Each request by Borrowers’ Agent or one or more of Borrowers for a Credit Extension shall be deemed to be a representation and warranty that all of the conditions set forth in Sections 3.2 and 3.3 have been satisfied on and as of the date of such Credit Extension. Bank shall be entitled to rely and act upon any notices (including telephonic requests for a Credit Extension) purportedly given by or on behalf of Borrowers’ Agent or any or all Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrowers jointly and severally agree to indemnify Bank from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrowers’ Agent or any one or more of Borrowers. All telephonic notices to and other telephonic communications with Bank may be recorded by Bank, and each of the parties hereto hereby consents to such recording.

4.	REPRESENTATIONS AND WARRANTIES.

Each Obligor jointly and severally represents and warrants with the other Obligors that as of the date of the execution of this Agreement, as of the date of each Credit Extension, and continuing so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect as follows:

4.1    Existence and Power.  Each Obligor and Subsidiary: (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable; (b) has the corporate, limited liability company or limited partnership, as applicable, power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Financing Agreements to which it is a party; (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and (d) is in compliance with all Requirements of Law; except, in each case referred to in clauses (c) and (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.2    Authorization; No Contravention.  (a) The execution, delivery and performance by each Obligor of this Agreement, and each Obligor and Subsidiary of any other Financing Agreement to which such Person is party, have been duly authorized by all necessary action, and do not: (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation (other than the creation of Liens under the Financing Agreements and, on or before the thirtieth (30th) day after the Closing Date, any conflict with the penultimate sentence of Section 10.07 of that certain Shopping Center Lease dated as of September 18, 2002 between Tysons Corner LLC, as landlord, and the Company, as assignee of Elephant Tea Corporation) to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or (iii) violate any Requirement of Law.

(b)    Schedule 4.2 sets forth the authorized Equity Interests of each Obligor and its Subsidiaries. All issued and outstanding Equity Interests of each Obligor and its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable and free and clear of all Liens other than, with respect to the Equity Interests of each Obligor and its Subsidiaries, those in favor of Bank, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Closing Date, all of the issued and outstanding Equity Interests of each Obligor and each Subsidiary are owned by the Persons and in the amounts set forth in Schedule 4.2. Except as set forth in Schedule 4.2, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any shares of Equity Interests of any such Person.

4.3    Governmental Authorization.  Except as set forth on Schedule 4.3, no approval, consent, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Obligor or any of its Subsidiaries of this Agreement, or any other Financing Agreement except (a) for recordings and filings in connection with the Liens granted to Bank under the Collateral Documents, and (b) those obtained or made on or prior to the Closing Date. Each Obligor and Subsidiary is in compliance with all laws, orders, regulations and ordinances of all Governmental Authorities relating to its business, operations and assets, except for laws, orders, regulations and ordinances the violation of which could not, in the aggregate, have a Material Adverse Effect.

4.4    Binding Effect.  This Agreement and each other Financing Agreement to which such Obligor or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of such Obligor and each Subsidiary that is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

4.5    Litigation.  Except as specifically disclosed in Schedule 4.5, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of such Obligor, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against such Obligor, its Subsidiaries or any of their respective Properties which: (a) purport to affect or pertain to this Agreement, any other Financing Agreement, or any of the transactions contemplated hereby or thereby; or (b) could reasonably be expected to result in equitable relief or monetary judgment(s) against any Obligor or Subsidiary, individually or in the aggregate, in excess of $50,000. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, or any other Financing Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

4.6    No Default.  No Event of Default exists or would result from the incurring of any Liabilities by such Obligor or the grant or perfection of Bank’s Liens on the Collateral. Neither such Obligor nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or that could, if such default had occurred after the Closing Date, create an Event of Default. No Obligor knows of any dispute regarding any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

4.7    ERISA Compliance.  Schedule 4.7 lists all Qualified Plans. None of Obligors and their Subsidiaries participates or has participated in, or has any liability, including contingent liability, to, any Multiemployer Plans. Each of Obligors and their Subsidiaries is in compliance with all requirements of each Qualified Plan, and each Qualified Plan complies, and is operated in compliance, with all applicable provisions of law. No Obligor is aware, after due inquiry, of any item of non-compliance that could potentially result in the loss of a Qualified Plan’s qualified or tax-exempt status, or give rise to a material excise tax or other penalty imposed by a Governmental Authority. No proceeding, claim, lawsuit and/or investigation is pending concerning any Qualified Plan. All material contributions have been and will be made in accordance with the provisions of each Qualified Plan and, if applicable, each Multiemployer Plan, and with respect to any ERISA Affiliate, there are, and have been, no material Unfunded Pension Liabilities or Withdrawal Liabilities. No ERISA Event has occurred or could reasonably be expected to occur with respect to any Qualified Plan or, if applicable, any Multiemployer Plan. Each ERISA Affiliate currently complies and has complied with the notice and continuation coverage requirements of Section 4980B of the Code.

4.8    Use of Proceeds; Margin Regulations.  The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.10, and are intended to be and shall be used in compliance with this Agreement. Neither such Obligor nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock.

4.9    Title to Properties.  Such Obligor and each of its Subsidiaries have (i) good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of their respective businesses, except for Permitted Liens and (ii) good title to all of its other material properties and assets reflected in the most recent financial statements referred to in Section 5.1(b) (except as sold or otherwise disposed of since the date thereof in the Ordinary Course of Business), in each case free and clear of Liens other than Permitted Liens. No Property of any Obligor or Subsidiary is subject to Liens, other than Permitted Liens. Schedule 4.9 lists, as of the Closing Date, all real property of each Obligor and Subsidiary, indicating in each case the identity of the owner, the address of the property, the nature of the use of the premises, and whether such interest is a leasehold or fee owning interest.

4.10    Taxes.  Each Obligor and Subsidiary has filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves have been provided in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of each Obligor and Subsidiary for the periods covered thereby. As of the Closing Date, there is no ongoing audit or examination or, to the knowledge of any Obligor, other investigation by any Governmental Authority of the tax liability of any Obligor or Subsidiary, and there is no material unresolved claim by any Governmental Authority concerning the tax liability of any Obligor or Subsidiary for any period for which tax returns have been or were required to have been filed, other than unsecured claims for which adequate reserves have been established in accordance with GAAP. As of the Closing Date, no Obligor or Subsidiary has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes. There is no proposed tax assessment against such Obligor or any of its Subsidiaries which, if the assessment was made, could reasonably be expected to have a Material Adverse Effect.

4.11    Financial Condition.  Obligors’ and their Subsidiaries’ audited balance sheet dated February 3, 2008 and the related audited statements of income, changes in partner’s capital and cash flows for the Fiscal Year then ended were prepared in accordance with GAAP consistently applied and present fairly Obligors’ and their Subsidiaries’ financial condition as of the date thereof and results of income or operations and cash flows for the periods covered thereby. Obligors’ and their Subsidiaries’ balance sheets dated as of April 30, 2008 and the related statements of income, changes in partner’s capital and cash flows for the three (3) Fiscal Month period then ended present fairly Obligors’ and their Subsidiaries’ financial condition as of the date thereof and results of income or operations and cash flows for the period covered thereby. Except as fully reflected in the most recent financial statements referred to above and the notes thereto, Obligors are not aware of any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that are required in accordance with GAAP to be reflected in such financial statements and that are not so reflected. Since February 3, 2008, there has been no Material Adverse Effect and no Obligor or Subsidiary has entered into or consummated any transaction not in the Ordinary Course of Business, other than those contemplated by the Financing Agreements, or as otherwise consented to by Bank. Since the Closing Date, there has been no Material Adverse Effect and, to the knowledge of such Obligor, there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect. No Obligor or Subsidiary has any Debt (other than Debt permitted pursuant to Section 6.2) or any Contingent Obligations (other than Contingent Obligations permitted pursuant to Section 6.8).

4.12    Environmental Matters.  The operations of such Obligor and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance that could not (if enforced in accordance with applicable law) reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. Such Obligor and each of its Subsidiaries have obtained all agreements with Governmental Authorities, licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective Ordinary Course of Business, all such

Environmental Permits are in good standing, such Obligor and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits, except where the failure to obtain, to maintain in good standing, or to be in compliance with such Environmental Permits could not reasonably be expected to result in material liability to such Obligor or any of its Subsidiaries and could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. None of such Obligor, any of its Subsidiaries or any of their respective Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material. There are no Hazardous Materials or other conditions or circumstances existing with respect to any Property owned, leased or operated by any Obligor or Subsidiary, or, to such Obligor’s knowledge, arising from operations thereon prior to the Closing Date, that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. In addition, neither such Obligor nor any Subsidiary has any underground storage tanks that are (a) not properly registered or permitted under applicable Environmental Laws or (b) to such Obligor’s knowledge, leaking or releasing Hazardous Materials.

4.13    Collateral Documents and Related Documents.  Borrower has heretofore furnished to Bank true and complete copies of the Related Documents, in each case together with all schedules and exhibits referred to therein or delivered pursuant thereto and all amendments, modifications and waivers relating thereto. Each Related Document is in full force and effect and no Obligor or Subsidiary (nor, to the knowledge of any Obligor, any other party thereto) is in default thereunder or in breach thereof. All representations and warranties of such Obligor, any of its Subsidiaries or any other party (other than Bank) to any Collateral Document or any Related Document contained in any Collateral Document or any Related Document are true and correct in all material respects (except to the extent such representations and warranties expressly refer to a specific date, in which case they shall be true and correct in all material respects as of such date). The provisions of each of the Collateral Documents (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of Bank a valid and enforceable security interest in and Lien upon all right, title and interest of each Obligor and Subsidiary that is a party thereto in and to the Collateral purported to be pledged by it thereunder and described therein, and upon (i) the initial extension of credit hereunder, (ii) the filing of appropriately completed Uniform Commercial Code financing statements and continuations thereof in the jurisdictions specified therein, (iii) if applicable, the filing of appropriately completed short-form assignments in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, and (iv) the possession by Bank of any certificates evidencing the securities pledged thereby, duly endorsed or accompanied by duly executed stock powers, such security interest and Lien shall constitute a fully perfected first priority security interest in and Lien upon such right, title and interest of each Obligor and Subsidiary in and to such Collateral, to the extent that such security interest and Lien can be perfected by such filings, actions and possession, subject only to Permitted Liens.

4.14    Regulated Entities.  None of such Obligor, any Person controlling such Obligor, or any Subsidiary of such Obligor, is (a) an “investment company” or required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, or is subject to regulation thereunder; or (b) subject to regulation under the Federal Power Act, the

Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Debt.

4.15    Labor Relations.  There are no strikes, lockouts or other labor disputes against such Obligor or any of its Subsidiaries, or, to such Obligor’s knowledge, threatened against or affecting such Obligor or any of its Subsidiaries, in any case that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and no significant unfair labor practice complaint is pending against such Obligor or any of its Subsidiaries or, to the knowledge of such Obligor, threatened against any of them before any Governmental Authority in any case which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Such Obligor has at all times operated its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended.

4.16    Copyrights, Patents, Trademarks and Licenses, Etc.  Schedule 4.16 identifies all United States and foreign patents, trademarks, service marks, trade names and copyrights, and all registrations and applications for registration thereof and all licenses thereof (other than rights arising from the purchase or license of “off the shelf” or “mass markets” products with a standard end user license agreement) owned or held by such Obligor or any of its Subsidiaries on the Closing Date, and identifies the jurisdictions in which such registrations and applications have been filed. Except as otherwise disclosed in Schedule 4.16, as of the Closing Date, such Obligor and its Subsidiaries are the sole beneficial owners of, or have the right to use, free from any Liens or other restrictions, claims, rights, encumbrances or burdens, the intellectual property identified on Schedule 4.16 and all other processes, designs, formulas, computer programs, computer software packages, trade secrets, inventions, product manufacturing instructions, technology, research and development, know-how and all other intellectual property that are necessary for the operation of such Obligor’s and its Subsidiaries’ businesses as being operated on the Closing Date. Each patent, trademark, service mark, trade name, copyright and license listed on Schedule 4.16 is in full force and effect except to the extent the failure to be in effect will not and could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.16, to the knowledge of such Obligor, as of the Closing Date (a) none of the present or contemplated products or operations of such Obligor or its Subsidiaries infringes any patent, trademark, service mark, trade name, copyright, license of intellectual property or other right owned by any other Person, and (b) there is no pending or threatened claim or litigation against or affecting such Obligor or any of its Subsidiaries contesting the right of any of them to manufacture, process, sell or use any such product or to engage in any such operation except for claims and/or litigation which will not and could not reasonably be expected to have a Material Adverse Effect. None of the trademark registrations set forth on Schedule 4.16 is an “intent-to-use” registration.

4.17    Subsidiaries.  Holdings’ only direct Subsidiaries are the Company, TI and ST, and Holdings has no other Subsidiaries or equity investments in any other Person. The Company’s only Subsidiary is TFC, and the Company has no Subsidiaries or equity investments in any other Person. None of TFC, TI nor ST has any Subsidiaries or equity investments in any Person.

4.18    Brokers’ Fees; Transaction Fees.  Except as specifically disclosed in Schedule 4.18, neither such Obligor nor any Subsidiary has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

4.19    Insurance.  Each Obligor and Subsidiary, and each of their respective Properties, is insured with financially sound and reputable insurance companies which are not Affiliates of such Obligor or such Subsidiary, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Obligor or such Subsidiary operates. A true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to Bank.

4.20    Full Disclosure.  None of the representations or warranties made by such Obligor or any of its Subsidiaries in the Financing Agreements as of the date such representations and warranties were made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of such Obligor or any of its Subsidiaries in connection with the Financing Agreements (including the offering and disclosure materials, if any, delivered by or on behalf of any Obligor or Subsidiary to Bank prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading as of the time when made or delivered in light of the circumstances at the time made; provided, that with respect to any projections delivered to Bank, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be fair and reasonable at the time in light of current market conditions and that such projections are not to be viewed as facts, and that the actual results during such period or periods covered by any such projections may differ significantly from projected results.

4.21    Collateral.  Such Obligor is the owner of its respective Collateral, free from any right or claim of any Person or any Lien, except for Permitted Liens. All of such Obligor’s Collateral is and will continue to be owned by such Obligor, except as provided in Section 6.3. Such Obligor holds no commercial tort claim except as indicated on the applicable Perfection Certificate. None of the Collateral constitutes, or is the proceeds of, “farm products” as defined in Section 9-102(a)(34) of the UCC. None of the Account Debtors or other Persons obligated on any of the Collateral is a Governmental Authority covered by the Claims Act or like federal, state or local statute or rule in respect of such Collateral. The applicable Perfection Certificate accurately sets forth such Obligor’s places of business and its chief executive office and all information set forth on the applicable Perfection Certificate pertaining to such Obligor is accurate and complete in all material respects. There has been no change in any information provided in any Perfection Certificate since the date on which it was executed by such Obligor. The Collateral is located at the locations set forth on Schedule 4.21 (as amended from time to time pursuant to Section 5.13), except for Inventory in transit. There are no statutory or regulatory restrictions, prohibitions or limitations on the granting to Bank of a security interest or other Lien or in any of the Collateral pursuant to this Agreement and the other Financing Agreements or (except for the provisions of the Claims Act and applicable securities laws) on the exercise by Bank of its rights and remedies hereunder (including any foreclosure upon or collection of the Collateral), and there are no contractual restrictions on any such Person’s ability so to grant such Lien and security interest.

4.22    Solvency.  Before and after giving effect to the transactions to occur on or before the Closing Date and each Loan or Advance, no Obligor or Subsidiary (a) is “insolvent” as that term is defined in Section 101(32) of the Bankruptcy Code (11 U.S.C. § 101(32)), Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) has “unreasonably small capital,” as that term is used in Section 548 (a)(2)(B)(ii) of the Bankruptcy Code or Section 5 of the UFCA, (c) is engaged or about to engage in a business or a transaction for which its remaining Property is “unreasonably small” in relation to such business or transaction as that term is used in Section 4 of the UFTA, (d) is unable to pay its debts as they mature or become due, within the meaning of Section 548(a)(2)(B) (iii) of the Bankruptcy Code, Section 4 of the UFTA and Section 6 of the UFCA, and (e) now owns assets having a value both at “fair valuation” and at “present fair salable value” less than the amount required to pay such Person’s “debts” as such terms are used in Section 2 of the UFTA and Section 2 of the UFCA. No Obligor or Subsidiary shall be rendered insolvent (as defined above) by the execution and delivery of this Agreement or any of the other Financing Agreements or by the transactions contemplated hereunder or thereunder.

4.23    Legal Status.  (a) Such Obligor’s exact legal name is that indicated on the applicable Perfection Certificate and on the signature page of this Agreement, and (b) such Obligor is an organization of the type, and is organized in the jurisdiction, and has the federal tax identification number and (if applicable) organizational identification set forth in the applicable Perfection Certificate.

4.24    Other Corporate Names.  Except as disclosed on the applicable Perfection Certificate, such Obligor has not used in the past five (5) years any corporate or fictitious name other than the name shown for such Obligor in the preamble to this Agreement.

4.25    Anti-Terrorism Laws.  No Obligor, Subsidiary or, to such Obligor’s knowledge, Affiliate, nor, to such Obligor’s knowledge, any brokers or other agents of any such Person acting or benefiting in any capacity in connection with the Loans hereunder, (a) is in violation of any laws of the United States or any state thereof relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, signed into law October 26, 2001 (the “USA Patriot Act”); (b) is a Person (i) that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order, (ii) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of the Executive Order, (iii) with which Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order, or (v) that is named as a “specially designated national and blocked person” on the most current list published by the USA Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list; (c) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above; (d) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (e) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.26    Material Contracts.  Schedule 4.26 lists, as of the Closing Date, each agreement to which any Obligor or Subsidiary is a party, by which any Obligor or Subsidiary or its properties is bound or to which any Obligor or Subsidiary is subject, in each instance the breach or termination of which could reasonably be expected to impose any material liability or material additional cost on any Obligor or Subsidiary or any Material Adverse Effect (collectively, “Material Contracts”), and also indicates the parties thereto. As of the Closing Date and after giving effect to the Transactions, (i) each Material Contract is in full force and effect and is enforceable by each Obligor and Subsidiary that is a party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general or equitable principles or by principles of good faith and fair dealing, and (ii) no Obligor or Subsidiary or, to the knowledge of Obligors, any other party thereto is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract.

4.27    Deposit Accounts.  Schedule 4.27 lists, as of the Closing Date, all deposit accounts maintained by any Obligor or Subsidiary at any bank or other financial institution located in the United States, and lists in each case the name in which the account is held, the name of the depository institution, the type of account and the account number.

4.28    Survival.  All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement.

5.	AFFIRMATIVE COVENANTS.

Each Obligor jointly and severally with the other Obligors covenants and agrees that, so long as Bank shall have any Revolving Commitment hereunder, or any Liability shall remain unpaid or unsatisfied, unless Bank waives compliance in writing:

5.1    Financial Statements.

(a)    Each Obligor shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP; provided, however, that monthly financial statements shall not be required to have footnote disclosure and are subject to normal year-end adjustments.

(b)    Each Obligor shall deliver to Bank in form and detail reasonably satisfactory to Bank:

(i)    as soon as available, but not later than 120 days after the end of each Fiscal Year, a copy of the audited consolidated and consolidating balance sheets of Obligors and each of their Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income or operations, equityholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form, the figures for the previous Fiscal Year (if any), and accompanied by the opinion of any nationally or regionally recognized independent public accounting firm reasonably acceptable to Bank which report shall state that such consolidated and consolidating financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant, beyond an accountant’s standard limitation for an audit conducted in accordance with GAAP; and

(ii)    as soon as available, but not later than 30 days after the end of each Fiscal Month, a copy of the unaudited, consolidated and consolidating balance sheets of Obligors and each of their Subsidiaries as of the end of such Fiscal Month, and consolidated and consolidating statements of income, equityholders’ equity and cash flows as of the end of such Fiscal Month and for the portion of the Fiscal Year then ended, setting forth in each case comparisons to Obligors’ most recent projections and comparisons to the corresponding periods in the preceding Fiscal Year, all certified on behalf of Obligors by an appropriate Responsible Officer as being complete and correct and fairly presenting in all material respects, in accordance with GAAP, the financial position and the results of operations of Obligors and their Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure.

(c)    Bank shall exercise reasonable efforts to keep such information, and all information acquired as a result of any inspection conducted in accordance with Section 5.9 hereof, confidential; provided, however, that Bank may communicate such information and any other information received pursuant to this Agreement and the other Financing Agreements (i) to any other Person in accordance with the customary practices of commercial banks relating to routine trade inquiries, for the purposes of obtaining league table credit or similar rankings, and in the ordinary course of business in a manner consistent with the public disclosures by such Persons in respect of similar financings subject to similar confidentiality restrictions, (ii) to any regulatory authority having or claiming jurisdiction over or authority to regulate Bank or the corporate parent or Affiliates of Bank to the extent such disclosures are required by such authority, (iii) to any other Person in connection with Bank’s sale or prospective sale of any participations in the Liabilities or assignment of any rights and obligations of Bank under this Agreement and the other Financing Agreements, provided that such disclosure shall not be made unless the Person to whom such disclosure is made has agreed to keep such information confidential as set forth herein, (iv) to any other Person in connection with the exercise of Bank’s rights hereunder or under any of the other Financing Agreements, (v) to any Person in any litigation in which Bank is a party, (vi) to any Person if Bank believes in its discretion that disclosure is necessary or appropriate to comply with any applicable law, rule or regulation or in response to a subpoena, order or other legal process or informal investigative demand, whether issued by a court, judicial or administrative or legislative body or committee or other Governmental Authority, (vii) as consented to by any Obligor, or (viii) as Bank deems necessary or appropriate to Bank’s legal counsel or accountants or investors (including outside auditors and legal counsel of Bank’s accountants or investors) or to Bank’s employees, officers, directors or Affiliates, so long as such parties are notified of the confidential nature of such information. Notwithstanding the foregoing, information shall not be deemed to be confidential to the extent such information (x) is available in the public domain or becomes available in the public domain, in either case, other than as a result of unauthorized disclosure by Bank, or (y) is acquired from a

Person not known by Bank to be in breach of an obligation of confidentiality to Obligors. Each Obligor authorizes Bank to discuss the financial condition of any Obligor with any Obligor’s independent certified public accountants and agrees that such discussion or communication shall be without liability to either Bank or any Obligor’s independent certified public accountants.

5.2    Certificates; Other Information.  Borrowers shall furnish to Bank:

(a)    [Intentionally Deleted];

(b)    concurrently with the delivery of the financial statements referred to in clause (ii) of Section 5.1(b) for each Fiscal Month, a fully and properly completed Borrowing Base Certificate in the form of Exhibit 5.2(b) (each a “Borrowing Base Certificate”), certified on behalf of Obligors by a Responsible Officer, which Borrowing Base Certificate shall report that portion of Consolidated EBITDA that is attributable to Stores located outside of the United States;

(c)    concurrently with the delivery of the financial statements referred to in clause (ii) of Section 5.1(b) for any Fiscal Month that is the last Fiscal Month of a Fiscal Quarter, a fully and properly completed Compliance Certificate in the form of Exhibit 5.2(c) (each a “Compliance Certificate”) certified on behalf of Obligors by a Responsible Officer;

(d)    concurrently with the delivery of the financial statements referred to in clause (ii) of Section 5.1(b) for the Fiscal Month ending October 31, 2008 and for each Fiscal Month ending January 31st and July 31st of each Fiscal Year thereafter, a fully and properly completed certificate in the form of Exhibit 5.2(d) (each a “Pricing Certificate”), certified on behalf of Obligors by a Responsible Officer;

(e)    promptly after the same are sent, copies of all regular, periodic or special reports which any Obligor may make to, or file with, the Securities and Exchange Commission;

(f)    concurrently with the delivery of the financial statements referred to in clause (ii) of Section 5.1(b) for each Fiscal Month (i) monthly financial and sales report in the form heretofore furnished to Bank, including data such as same store sales data, and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 5.2(f) and discussing the reasons for any significant variations;

(g)    as soon as available and in any event no later than 60 days after to the last day of each Fiscal Year of Obligors, projections of Obligors’ and their Subsidiaries’ consolidated and consolidating financial performance for the forthcoming two Fiscal Years (prepared on a month by month basis for the succeeding Fiscal Year and on an annual basis for the second Fiscal Year);

(h)    promptly upon receipt thereof, copies of any reports submitted by Obligors’ certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Obligor or any of its Subsidiaries made by such accountants, including any comment letters submitted by such accountants to management of any Obligor in connection with their services;

(i)    from time to time, but not more than once each Fiscal Year at any time when no Event of Default has occurred and is continuing, if Bank reasonably determines that obtaining appraisals is necessary in order for Bank to comply with applicable laws or regulations, and at any time if an Event of Default shall have occurred and be continuing, Bank may, or may require any Obligor to, in any such case at such Obligor’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to Bank stating the then current fair market value of all or any portion of the real or personal property of such Obligor or any of its Subsidiaries;

(j)    promptly upon receipt thereof, copies of any notices (including notices of any acceleration event, any default or any event of default and other material deliveries) under any Related Document; and

(k)    promptly, such additional business, financial, corporate affairs and other information as Bank may from time to time reasonably request.

5.3    Notices.  Such Obligor shall promptly notify Bank of any of the following (and in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof): (a) the occurrence or existence of any Event of Default; (b) any other breach or non-performance of, or any default under, any Contractual Obligation of such Obligor or any of its Subsidiaries, or any violation of, or non-compliance with, any Requirement of Law, which, in either case, could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Obligor or such Subsidiary has taken, is taking or proposes to take in respect thereof; (c) any dispute, litigation, investigation, notice of noncompliance with Requirements of Law, proceeding or suspension which exists at any time between such Obligor or any of its Subsidiaries and any Governmental Authority which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect; (d) the commencement of, or any material development in, any litigation or proceeding affecting such Obligor or any Subsidiary (i) in which the amount of damages claimed is $50,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and that could reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any Financing Agreement or any Related Document; (e) any of the following if the same could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against such Obligor or any of its Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) any other Environmental Claims, and (iii) any environmental or similar condition on any real Property adjoining the Property of such Obligor or any Subsidiary that could reasonably be anticipated to cause such Obligor’s or any of its Subsidiaries’ Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Property under any Environmental Laws; (f) any of the following if the same could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to any ERISA Affiliate with respect to such event: (i) an ERISA Event; (ii) the adoption of any new or the commencement of contributions to any Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code by any ERISA Affiliate; (iii) the adoption of any amendment to a Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or (iv) the commencement of contributions by any ERISA Affiliate to any Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code; (g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of such Obligor delivered to Bank pursuant to this Agreement; (h) any material change in accounting policies or financial reporting practices by such Obligor or any of its Subsidiaries; (i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving such Obligor or any of its Subsidiaries if the same could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (j) the creation, establishment or acquisition of any Subsidiary; and (k) any material change to any of the information contained in any Perfection Certificate. Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer on behalf of such Obligor setting forth details of the occurrence referred to therein, and stating what action such Obligor proposes to take with respect thereto and at what time. Each notice of an Event of Default shall describe with particularity any and all clauses or provisions of this Agreement or other Financing Agreement that have been breached or violated.

5.4    Preservation of Existence, Etc.  Such Obligor shall, and shall cause each of its Subsidiaries to: (a) preserve and maintain in full force and effect its corporate, partnership, limited liability company or other existence and good standing under the laws of its state or jurisdiction of incorporation or formation; (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business and except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (c) preserve its business organization; and (d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.5    Maintenance of Property.  Such Obligor shall maintain and preserve, and shall cause each of its Subsidiaries to maintain and preserve, all its Property that is used or useful in its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs thereto and renewals and replacements thereof, except, in each case, where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.6    Obligor’s Property Insurance and Business Interruption Insurance.

(a)    Such Obligor shall maintain, and such Obligor shall cause each of its Subsidiaries to maintain, at its expense, such public liability and third party property damage insurance with financially sound and reputable insurers in such amounts and with such deductibles as is customarily carried by companies engaged in similar businesses in similar localities where such Obligor or such Subsidiary operates. Such Obligor shall, and such Obligor shall cause each of its Subsidiaries to, keep and maintain, at such Obligor’s expense, business interruption insurance (in amounts reasonably satisfactory to Bank) and keep and maintain its Property insured against loss or damage by fire, theft, burglary, pilferage, loss in transit, explosion, spoilage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses, in an amount at least equal to the greater of the full insurable value of all such Property or the amount which is necessary to avoid the application of co-insurance provisions. All such policies of insurance shall be in form and substance reasonably satisfactory to Bank and such Obligor shall not, and such Obligor shall not permit any of its Subsidiaries to, amend or otherwise change any such policies in any way which may adversely affect Bank without the prior written consent of Bank. Such Obligor shall deliver to Bank the original (or a certified) copy of each policy of insurance and evidence of payment of all premiums therefor. Such policies of property insurance shall contain an endorsement, in the form of Exhibit 5.6 hereto or in another form acceptable to Bank in its reasonable discretion, showing all loss payable to Bank as provided below in this Section 5.6 and such policies of liability insurance shall name Bank as an additional insured. Such Obligor hereby directs all insurers under such policies of insurance to pay all proceeds of insurance policies directly to Bank. Such Obligor irrevocably makes, constitutes and appoints Bank (and all officers, employees or agents designated by Bank) as such Obligor’s true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims as to the Collateral under all such policies of insurance, endorsing the name of such Obligor on any check, draft, instrument or other item of payment pertaining to the Collateral received by such Obligor or Bank pursuant to any such policies of insurance and for making all determinations and decisions with respect to such policies of insurance as they relate to the Collateral. Without limiting the foregoing, such Obligor shall, and such Obligor shall cause each of its Subsidiaries to, (i) keep all of its physical Property insured with casualty or physical hazard insurance on an “all risks” basis, with broad form flood and earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to 100% of the full replacement cost of such property, (ii) maintain all such workers’ compensation or similar insurance as may be required by law, (iii) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the Properties of such Obligor or Subsidiary, and (iv) maintain product liability insurance. All policies of insurance shall provide for at least 30 days prior written cancellation notice to Bank. Each Obligor shall furnish Bank with certificates of insurance and certified copies of policies evidencing compliance with this Section 5.6.

(b)    If the proceeds of insurance insuring any Collateral or a condemnation award with respect to any Collateral exceed $50,000, Bank is authorized to collect such proceeds or award and, at Bank’s option: (1) apply the proceeds of all insurance against the Revolving Loan and the other Liabilities, whether or not then due, or (2) allow Obligors to use such money, or a part thereof, to repair any damage or restore, replace or rebuild the property that was the subject of such proceeds or award; provided, however, that notwithstanding the foregoing provisions, as to proceeds of insurance or condemnation awards for Equipment constituting Collateral or real property if all of the following conditions are satisfied (i) no Event of Default has occurred and is continuing, (ii) in the reasonable judgment of Bank the damaged Collateral or asset constitutes real property or Equipment that can be repaired, restored, replaced or rebuilt to an architectural and economical unit of the same character and not less valuable than such

Collateral or asset was prior to such damage and destruction with the proceeds of the insurance or condemnation award held by Bank, and (iii) the Liabilities will at all times be collateralized to the same extent as prior to such damage and destruction, then Bank shall hold the proceeds of such insurance or condemnation award as to Equipment or real property as Collateral and (provided that no Event of Default has occurred and is continuing or occurs, at which time Bank may in its discretion apply such proceeds to the Liabilities) make them available to Obligors for repair, restoration, replacement or rebuilding of such property, provided in either case such repaired, restored, replaced or rebuilt property shall be free and clear of all Liens except Permitted Liens, and subject to such other terms and conditions as Bank may reasonably determine (including terms and conditions customarily applicable to the making of advances under a construction loan); and further provided that while in possession of such funds Bank shall not be required to invest the same (except in a commercial money market account of Bank in which Bank has a first priority perfected security interest) or to hold such funds separate and apart from Bank’s other funds. Notwithstanding anything herein to the contrary, at any time when an Event of Default has occurred and is continuing, if Bank receives proceeds of insurance or condemnation awards or is holding proceeds of insurance or condemnation awards theretofore received by Bank, Bank may apply the same to the Liabilities at any time and from time to time as it may determine. If no Event of Default has occurred and is continuing and Obligors have been permitted to apply insurance proceeds or condemnation awards to repair, restore, replace or rebuild property, then Bank will return any insurance proceeds or condemnation awards to Obligors which Bank continues to hold after any such repair, restoration, replacement or rebuilding of such property is completed to Bank’s satisfaction.

(c)    Unless each Obligor provides Bank with evidence of the insurance coverage required by this Agreement, or if Obligors, at any time or times hereafter, shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Bank, without waiving or releasing any obligation or default by Obligors hereunder, may at any time or times thereafter (but shall be under no obligation to do so) purchase and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Bank reasonably deems advisable. This insurance may, but need not, protect the interests of any Obligor or Bank. The coverage that Bank purchases may not pay any claim that any Obligor or Bank may make or any claim that is made against any Obligor in connection with the Collateral. Obligors may later cancel any insurance purchased by Bank, but only after providing Bank with evidence that Obligors have obtained insurance as required by this Agreement. If Bank purchases insurance for the Collateral, each Obligor will be responsible for the costs of that insurance, including interest and any other charges Bank may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to Borrowers’ total outstanding balance or obligation. The costs of the insurance may be more than the cost of insurance each Obligor may be able to obtain on its own.

5.7    Payment of Liabilities.  Such Obligor shall, and shall cause its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all its respective obligations and liabilities, including: (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Obligor or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien (other than Permitted Liens) upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by such Obligor; (c) all Debt, as and when due and payable, but subject to any restrictions contained in this Agreement or any instrument or agreement evidencing such Debt; and (d) the performance of all obligations under any Contractual Obligation to which such Obligor or any of its Subsidiaries is bound, or to which it or any of its Properties is subject, to the extent that the failure to perform any of the obligations described under this clause (d) could have a Material Adverse Effect.

5.8    Compliance with Laws.  Such Obligor shall comply, and shall cause each of its Subsidiaries to comply, in all respects, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including all Environmental Laws), except (a) such as may be contested in good faith by appropriate proceedings diligently prosecuted without risk of loss of any material portion of the Collateral, (b) as to which a bona fide dispute exists, (c) for which appropriate reserves have been established on such Obligor’s financial statements, or (d) where the failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.9    Inspection of Property and Books and Records.  Such Obligor shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Obligor and such Subsidiaries. Such Obligor shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of Bank to visit and inspect any of their respective Properties, to examine their respective organizational, corporate, limited liability company or partnership, as applicable, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired.

5.10    Use of Proceeds.  Borrowers shall use the proceeds of the Loans received on or before the Closing Date solely as follows: (i) to repay outstanding Debt of Borrowers, and (ii) to pay transaction costs and fees in connection with the Loans. Borrowers shall use the proceeds of the Revolving Loans made after the Closing Date for working capital and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.

5.11    Further Assurances.  Such Obligor shall ensure that all written information, exhibits and reports furnished to Bank do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Bank and correct any defect or error that may be discovered therein or in any Financing Agreement or in the execution, acknowledgment or recordation thereof, provided that such Obligor shall ensure that any projections furnished to Bank are prepared in good faith based upon assumptions believed to be fair and reasonable at the time in light of then current market conditions. Promptly upon request by Bank, such Obligor shall (and shall cause each of its Subsidiaries to) take such additional actions as Bank may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Financing Agreement, (b) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (c) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Bank the rights granted or now or hereafter intended to be granted to Bank under any Financing Agreement or under any other document executed in connection therewith. Without limiting the generality of the foregoing and except as otherwise approved in writing by Bank, (i) such Obligor shall cause each of its Subsidiaries to guaranty the Liabilities and to cause each such Subsidiary to grant to Bank a security interest in all of such Subsidiary’s property to secure such guaranty and (ii) except as otherwise approved in writing by Bank, such Obligor shall pledge the stock or other equity interest of each of its Subsidiaries to Bank to secure the Liabilities. In connection with each pledge of stock or other equity interests, such Obligor shall deliver, or cause to be delivered, to Bank, such documents, instruments and agreements as Bank may reasonably require.

5.12    Interest Rate Protection.  Within 60 days of Bank’s request, Borrowers shall enter into Rate Contracts providing protection against fluctuations in interest rates in the amount of at least $3,000,000, which Rate Contracts shall provide for not less than a term ending on June 1, 2011 and contain such other terms as are customary and are reasonably satisfactory to Bank.

5.13    Locations of Collateral.  Such Obligor shall maintain all Collateral (other than Collateral with an aggregate book value of not more than $100,000) in the United States or Canada at the locations listed on Schedule 4.21 or, with respect to Inventory, at any other location in the United States or Canada as to which Borrowers have given Bank 30 days’ prior written notice thereof, or that is in-transit to Borrowers or Borrowers’ Account Debtors in the Ordinary Course of Business, provided that no Event of Default shall occur as a result of the addition of such location. After such 30-day period and notice, each location as to which Bank has received such notice shall be deemed to be added to Schedule 4.21, so long as no Event of Default shall occur as a result of the addition of such location.

5.14    Bank’s Costs and Expenses as Additional Liabilities.  Borrowers jointly and severally agree to reimburse Bank on demand for all reasonable expenses and fees paid or incurred in connection with (a) the analysis, documentation, negotiation and closing of the Loans and other extensions of credit described herein, (b) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (c) in connection with any assignment of or participation in the Loans, in each case including lien search, filing and recording fees and the fees and reasonable expenses of Bank’s attorneys and paralegals and consultants (whether such attorneys and paralegals are employees of Bank or are separately engaged by Bank), whether such expenses and fees are incurred prior to or after the date hereof. Borrowers jointly and severally agree to reimburse Bank on demand for all costs and expenses incurred by Bank with respect to the enforcement, collection and protection (and any negotiations and documentation in connection therewith) of Bank’s interests in the Collateral and rights under the Financing Agreements, including all such costs and expenses incurred during any workout or restructuring in respect of the Loans (and any negotiations and documentation in connection therewith). All amounts due under this Section 5.14 shall be additional Liabilities of Borrowers to Bank, payable on demand, repaid as provided in Section 2.7 hereof and secured by the Collateral.

5.15    [Intentionally Omitted].

5.16    Supervening Illegality.  If, at any time or times hereafter, there shall become effective any amendment to, deletion from or revision, modification or other change in any provision of any statute, or any rule, regulation or interpretation thereunder or any similar law or regulation, affecting, in Bank’s reasonable determination, Bank’s extension of credit described in this Agreement or the selling of participations therein, Borrowers shall, at Borrowers’ option, either (a) pay to Bank the then outstanding balance of the Liabilities, and hold Bank harmless from and against any and all obligations, fees, liabilities, losses, penalties, costs, expenses and damages, of every kind and nature, imposed upon or incurred by Borrowers by reason of Bank’s failure or inability to comply with the terms of this Agreement or any of the other Financing Agreements, or (b) indemnify and hold Bank harmless from and against any and all obligations, fees, liabilities, losses, penalties, costs, expenses and damages, of every kind and nature, imposed upon or incurred by Bank by reason of such amendment, deletion, revision, modification, or other change. The obligations of Borrowers under this Section 5.16 shall survive payment of the Liabilities and termination of this Agreement.

5.17    Landlord Consents and Waivers.  Each Borrower shall use reasonable efforts to obtain and deliver to Bank (i) on or before the Closing Date with respect to each lease in effect on the date hereof, and (ii) on or before the date of execution of any lease of premises to such Borrower with respect to any lease in effect thereafter, a landlord’s waiver (including, upon Bank’s request therefor, a consent to a leasehold mortgage) executed by the lessor of each location leased to such Borrower. Each landlord’s waiver so delivered shall be in form and substance satisfactory to Bank. Such Obligor shall promptly notify Bank of any breach of, or default under, any such lease and shall pay all of its obligations under such leases of real property when due.

5.18    Primary Depository.  Such Obligor shall cause Bank to act as such Obligor’s and each Subsidiary’s primary depository and remittance bank and shall cause average monthly demand deposit balances to be in an amount necessary to cover the fees and charges for services provided by Bank to such Obligor or such Subsidiary. Bank’s fees and charges for such services shall be in accordance with Bank’s customary charges and balance credit formula. If average demand deposit balances fall short of the required level in any given calendar month, Bank may charge the deficiency in the cost of services to such Obligor’s and each Subsidiary’s operating accounts, as Bank shall determine in its sole discretion. Such Obligor agrees that it will not maintain any deposit, investment, custodial or other account of any kind whatsoever with any other bank, brokerage house or financial institution; provided, however, that such Obligor may maintain with any other bank, brokerage house or financial institution (collectively, the “Other Deposit Accounts”): (a) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Obligor’s employees, if the aggregate balance in all such deposit accounts does not to exceed, at any time, the sum of all accrued payroll, payroll taxes and other employee wage and benefit obligations then payable by such Obligor on its next regular payroll, payroll tax or other employee wage and benefit payment date, (b) deposit accounts specially and exclusively used for petty cash needs of each

Store, if a local branch of Bank is not conveniently located near such Store and if the aggregate balance in all such deposit accounts related to such Store does not exceed, at any time, $15,000; and (c) on or before the 90 days after the Closing Date, deposit accounts listed on Schedule 4.27 which are not specially and exclusively used for petty cash needs of a Store and which are maintained with PNC Bank, National Association, Bank of America, N.A. and JPMorgan Chase Bank, N.A. so long as (x) all amounts on deposit in such deposit accounts are transferred to the Remittance Account on a periodic basis acceptable to Bank but in any event no less than once per week, and (y) the aggregate balance in all such deposit accounts does not exceed, at any time, $1,000,000.

5.19    Remittance and Lock Box Accounts.  Each Obligor shall establish (a) an account (hereinafter referred to as the “Remittance Account”) with Bank for receipt of payments on Accounts and other proceeds of Collateral and into which each Obligor shall directly deposit all cash, payments and other proceeds such Obligor receives from credit card processors, and (b) upon the request of Bank after the occurrence and during the continuance of an Event of Default, a lock box (the “Lock Box”) with Bank for such payments and, cause all such Account Debtors to directly remit all payments on such Accounts to the Lock Box for credit to the Remittance Account. Each Obligor will on a daily basis immediately deposit to the Remittance Account all cash and other payments made on Accounts or for Inventory and other payments constituting proceeds of its Collateral that such Obligor receives directly in the identical form in which each such payment was made, whether by cash or check. Each Obligor directs, and shall cause, all credit card processors to transfer all proceeds of credit card sales and other amounts payable to such Obligor directly to such Obligor’s Remittance Account.

5.20    Anti-Terrorism Laws.  Each Obligor shall ensure, and shall cause its Subsidiaries to use reasonable efforts to ensure, that no person that owns a controlling interest in or otherwise controls any Obligor or Subsidiary is or shall be listed in any of the listings described in Section 4.25, not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or order relating thereto or the Executive Order, and comply in all material respects with all applicable laws and regulations under the Bank Secrecy Act.

6.	NEGATIVE COVENANTS.

Each Obligor jointly and severally with the other Obligors covenants and agrees that, so long as Bank shall have any Revolving Commitment hereunder, or any Liability shall remain unpaid or unsatisfied, such Obligor shall not, and such Obligor shall not permit any Subsidiary to directly or indirectly:

6.1    Encumbrances.  Create, incur, assume or suffer to exist any Lien on any of its assets, including the Collateral, other than the following (collectively, “Permitted Liens”): (a) liens securing the payment of taxes, fees, assessments, or other governmental charges or levies either not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings, and as to which such Obligor shall, if appropriate under GAAP, have set aside on its books and records adequate reserves; (b) deposits under workmen’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the Ordinary Course of Business; (c) the Liens in favor of Bank; (d) Liens which arise by operation of law, other than Liens which arise by operation of Environmental Laws, incurred in the Ordinary Course of Business (for sums not constituting borrowed money) that are not delinquent for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required); (e) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real Property that do not secure monetary obligations and do not materially impair the use of such Property for its intended purposes or the value thereof; (f) Liens described on Schedule 6.1 hereof, provided that such Liens shall secure only those obligations which they secure on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; (g) purchase money security interests on equipment of Borrowers securing Capital Leases or purchase money Debt in each case permitted by Section 6.2(b); and (h) mechanics’, materialmen’s, suppliers’, repairmen’s or other like Liens arising in the Ordinary Course of Business (for sums not constituting borrowed money) that are not delinquent for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required); provided, that the aggregate amount secured by such mechanics’, materialmen’s, suppliers’, repairmen’s or other like Liens shall not exceed $300,000 at any time (the Liens referred to in this clause (h) are referred to herein as “Permitted Mechanics Liens”). Such Obligor shall not, and such Obligor shall not permit any of its Subsidiaries to, permit the filing of any financing statement naming such Obligor or any Subsidiary as debtor, except for financing statements filed with respect to Liens expressly permitted by this Agreement.

6.2    Debt.  Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations, payables or Debt, except for any of the following: (a) the Liabilities; (b) Capital Leases and purchase money Debt (including, Capital Leases and purchase money Debt listed on Schedule 6.2) at any time outstanding not to exceed $250,000 in the aggregate; (c) trade obligations and normal accruals in the Ordinary Course of Business not yet due and payable, or with respect to which such Obligor is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that such Obligor has set aside on its books adequate reserves therefor, if appropriate under GAAP; (d) the Existing Vendor Loan, provided that (i) the aggregate principal amount of such Debt does not exceed $250,000 at any time, and (ii) no cash interest is payable by any Obligor at any time with respect to such Debt; (e) Debt described on Schedule 6.2; and (f) Debt incurred in connection with Rate Contracts required pursuant to Section 5.12. Except as otherwise permitted by this Agreement, such Obligor shall not, and such Obligor shall not permit any of its Subsidiaries to, pay any obligations or Debt before the same is due, except for the early payment of trade obligations in the Ordinary Course of Business. Any Debt that is subordinated to the Liabilities shall continue to be subordinated to the Liabilities on terms and conditions that are at least as favorable to Bank as are in effect on the date hereof or otherwise on terms and conditions reasonably satisfactory to Bank. Notwithstanding any provision herein to the contrary, no Obligor or Subsidiary may incur any Debt that is senior in any respect in right of payment to any of the Liabilities.

6.3    Disposition of Assets.  Sell, assign, license, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing (and Bank does not authorize such Obligor to do so), except:

(a)    dispositions of Inventory in the Ordinary Course of Business;

(b)    dispositions of Equipment and real Property (including, without limitation, dispositions of obsolete Property or Property that is no longer used or useful in the Ordinary Course of Business of Obligors) not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made to the extent required pursuant to Section 2.3(b); provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by such Obligor and its Subsidiaries, together, shall not exceed $100,000 in any Fiscal Year; and (iv) after giving effect to such disposition, such Obligor is in compliance on a pro forma basis with the covenants set forth in Section 7 recomputed as of the last day of the most recent month for which financial statements have been delivered; and

(c)    the sale or discount, in each case without recourse, of accounts receivable past due arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof.

6.4    Consolidations, Conversions and Mergers.  Do any of the following: (a) convert its status as a type of Person (e.g., corporation, limited liability company, partnership) or the jurisdiction in which it is organized, formed or created, (b) merge or consolidate with or into, any Person, (c) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, (d) liquidate, windup or dissolve, or (e) agree to do any of the foregoing.

6.5    Loans and Investments.  Do any of the following: (a) purchase or acquire, or make any commitment for, any Equity Interest, or any evidence of Debt or obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary or enter into any joint ventures, or (b) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including by way of merger, consolidation or other combination, or (c) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of such Obligor (the items described in clauses (a), (b) and (c) are referred to as “Investments”), except for: (i) Investments in cash and Cash Equivalents; and (ii) loans and advances to employees in the Ordinary Course of Business not to exceed $100,000 in the aggregate at any time outstanding.

6.6    Transactions with Affiliates.  Except as specifically described on Schedule 6.6 and except for Restricted Payments permitted by Section 6.10, enter into any transaction with any Affiliate. The term “Affiliate” as used in this Section 6.6 shall have the meaning given in Section 1.1 and also shall include (a) any member, equity holder, officer, director or manager of

(i) each Obligor, (ii) any Subsidiary of each Obligor, (iii) any Affiliate of each Obligor, and (iv) any Affiliate of any Subsidiary of each Obligor, and (b) any Person related to any such Person within the third degree of consanguinity. Such Obligor shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any employee unless it is entered into in the Ordinary Course of Business and upon fair and reasonable terms no less favorable to such Obligor than such Obligor would obtain in a comparable arms-length transaction.

6.7    Use of Proceeds.  Use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Debt of such Obligor or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

6.8    Contingent Obligations.  Create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Liabilities and except: (a) endorsements for collection or deposit in the Ordinary Course of Business; (b) Rate Contracts entered into in the Ordinary Course of Business to hedge Borrowers’ interest rate exposure or pursuant to Section 5.12; (c) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations; (d) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Bank title insurance policies; and (e) guaranties or any other obligation in favor of Bank.

6.9    Compliance with ERISA.  Do any of the following or suffer or permit any of their ERISA Affiliates to do any of the following: (a) terminate any Plan subject to Title IV of ERISA so as to result in any material liability to such Obligor; (b) permit to exist any ERISA Event or any other event or condition, that could reasonably be expected to have a Material Adverse Effect; (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to such Obligor; (d) enter into any new Qualified Plan or modify any existing Qualified Plan so as to increase its obligations thereunder that could reasonably be expected to have a Material Adverse Effect, unless such modification is required by ERISA or the Code; or (e) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

6.10    Restricted Payments.  Do any of the following: (a) pay any management, advisory, consulting or similar fees to any Affiliate of such Obligor or to any officer, director or employee of such Obligor or any of its Subsidiaries or any Affiliate of such Obligor, (b) pay any “earnouts” or similar payment obligations under merger, acquisition, purchase or similar or related agreements, (c) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, partnership interests, membership interests or other Equity Interests (including warrants), or (d) purchase, redeem or otherwise acquire for value any shares of its capital stock, partnership interests, membership interests or other Equity Interests or any warrants, rights or options to acquire such shares, interests or securities now or hereafter outstanding (the items described in clauses (a), (b), (c) and (d) are referred to as “Restricted Payments”), except (i) payment of reasonable compensation to officers and employees for actual services rendered to such Obligor and its Subsidiaries in the Ordinary Course of Business, and (ii) so long as no

Event of Default has occurred and is continuing or would occur as a result thereof and subject to the provisions of the Subordination Agreement, Holdings and the Company may make payments to Parallel of advisory fees when due and payable pursuant to the Advisory Agreement in an aggregate amount not to exceed $75,000 (exclusive of expense reimbursements) in any Fiscal Quarter.

6.11    Change in Business.  Engage in any material line of business substantially different from those lines of business carried on by it on the date hereof. Holdings shall not engage in any trade or business, or own any assets (other than Equity Interests of the other Borrowers) or incur any Debt (other than the Liabilities and the Existing Vendor Loan).

6.12    Change in Structure.  Amend any of its Organization Documents in any material respect or make any changes in its equity capital structure (including in the terms of its outstanding Equity Interests) except for changes in the capital structure of Holdings upon 10 days prior written notice to Bank to the extent such changes could not individually or in the aggregate be material.

6.13    Accounting Changes.  Make any significant change in accounting treatment or reporting practices, except as required by GAAP or to make consistent with GAAP.

6.14    Environmental.  Fail to conduct its business so as to comply in all material respects with all Environmental Laws and Environmental Permits in all jurisdictions in which it is or may at any time be doing business, if any such failure could, individually or in the aggregate with all such other failures, reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing contained in this Section 6.18 shall prevent such Obligor or such Subsidiary from contesting, in good faith by appropriate legal proceedings, any such law, regulation, interpretation thereof or application thereof, provided, further, that such Obligor or such Subsidiary shall not fail to comply in any material respect with the order of any court or other Governmental Authority of applicable jurisdiction relating to such laws unless such Obligor or such Subsidiary shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review.

6.15    Legal Status.  Without providing at least 30 days prior written notice to Bank, change its name, its principal place of business or, if more than one, chief executive office, the locations of its property (including the Collateral) or its mailing address or organizational identification number if it has one; or change its type of organization, jurisdiction of organization or other legal structure. If such Obligor does not have an organizational identification number and later obtains one, such Obligor shall promptly notify Bank of such organizational identification number.

6.16    Fiscal Year.  Change its Fiscal Year.

6.17    Subsidiaries.  Form, acquire or permit to exist any Subsidiaries (other than the Company, TI and ST as Subsidiaries of Holdings and TFC as a Subsidiary of the Company).

6.18    Third Party Goods.  Except as set forth on Schedule 6.18, hold or accept any raw materials, work in process or finished goods owned by other Persons in such Obligor’s possession, whether on a consignment basis or otherwise.

6.19    Sale-Leaseback Transactions.  Become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that any Obligor or Subsidiary has sold or transferred (or is to sell or transfer) to a Person that is not a Subsidiary or (ii) that any Obligor or Subsidiary intends to use for substantially the same purpose as any other property that, in connection with such lease, has been sold or transferred by any Obligor or Subsidiary to another Person.

6.20    Limitations on Certain Restrictions.  Create or otherwise cause or suffer to exist or become effective any contractual restriction on the ability of any Obligor or Subsidiary to perform and comply with their respective obligations under the Financing Agreements.

6.21    No Other Negative Pledges.  Enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, except for such agreements or restrictions existing under or by reason of (i) this Agreement and the other Financing Agreements, (ii) applicable Requirements of Law, (iii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iv) customary provisions in leases and licenses of real or personal property entered into by any Borrower or any Subsidiary as lessee or licensee in the Ordinary Course of Business, restricting the granting of Liens therein or in property that is the subject thereof, and (v) customary restrictions and conditions contained in any agreement relating to the sale of assets pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.

6.22    Related Documents.  Without the prior written consent of Bank (a) enter into or consent to any modification or alteration of any Related Document or otherwise amend, modify, cancel or supplement any provisions of any Related Document or any document related thereto, or (b) fail to comply with its obligations and liabilities under any Related Document.

6.23    Foreign Assets.  Permit the aggregate book value of all assets of Obligors and their Subsidiaries which are located outside of the United States to exceed at any time 5% of the aggregate book value of all assets of Obligors and their Subsidiaries, all as determined for Obligors and their Subsidiaries on a consolidated basis in accordance with GAAP.

7.	FINANCIAL COVENANTS.

Each Obligor jointly and severally with the other Obligors covenants and agrees that, so long as Bank shall have any Revolving Commitment hereunder, or any Liability shall remain unpaid or unsatisfied, Obligors shall not permit:

7.1    Consolidated Fixed Charge Coverage Ratio.  The Consolidated Fixed Charge Coverage Ratio for any Quarterly Computation Period ending after the date hereof to be less than 1.30 to 1.0.

7.2    Consolidated Leverage Ratio.  The Consolidated Leverage Ratio as of the last day of any Quarterly Computation Period set forth below to exceed the applicable ratio set forth below for such Computation Period:

Quarterly Computation Periods Ending on or about (all dates are inclusive):	Maximum Consolidated Leverage Ratio (to 1.0):
April 30, 2008 through October 31, 2010	2.50
After 2010	2.30

7.3    Consolidated Capital Expenditures.  The aggregate amount of (a) all Consolidated Capital Expenditures (other than Consolidated New Store Capital Expenditures and Consolidated POS Capital Expenditures) made (i) during the period beginning on the Closing Date and ending on February 1, 2009, to exceed $666,667, or (ii) in any Fiscal Year ending on or after December 31, 2009, to exceed $1,000,000, or (b) all Consolidated POS Capital Expenditures made on or after the Closing Date to exceed $1,500,000.

8.	COLLATERAL.

8.1    Security Interest.  To secure payment and performance in full of all of the Liabilities, such Obligor hereby grants to Bank a right of setoff against and a continuing security interest in and to, and each Obligor pledges and assigns to Bank, all of the real and personal Property, and interests in the real and personal Property of such Obligor, whether now owned or hereafter acquired or arising and wheresoever located, including the following: (a) Accounts, contract rights, General Intangibles, payment intangibles, health care insurance receivables, tax refunds, letters of credit, letter of credit rights (whether or not the letter of credit is evidenced by a writing), supporting obligations, instruments (including promissory notes), chattel paper (whether tangible or electronic), documents, notes and documents of title; (b) commercial tort claims set forth on Schedule 8.1; (c) Inventory; (d) Equipment, fixtures and other goods; (e) deposit accounts (general or special); (f) financial assets, securities, investment property and money; (g) any and all other Property and interests in Property of such Obligor , now or hereafter coming into the actual possession, custody or control of Bank or any agent or affiliate of Bank in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise); (h) all insurance proceeds of or relating to any of the foregoing; (i) insurance proceeds relating to any key-man life insurance policy covering the life of any director, officer, employee or former director, officer or employee of such Obligor; (j) insurance proceeds relating to business interruption insurance; (k) all other personal Property; (l) all books and records relating to any of the foregoing; and (m) all accessions and additions to, substitutions for, and replacements, products and proceeds of any of the foregoing.

8.2    Preservation of Collateral and Perfection of Security Interests Therein.  Each Obligor hereby irrevocably authorizes Bank at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the

Collateral (i) as all assets of such Obligor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Obligor is an organization, the type of organization and any organization identification number issued to such Obligor, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real Property to which the Collateral relates. Each Obligor agrees to furnish any such information to Bank promptly upon its request. Without limiting the generality of the foregoing, to perfect and keep, as a first priority perfected security interest, the security interest and Liens in the Collateral granted by each Obligor to Bank to secure the payment and performance of all of the Liabilities, and to otherwise protect and preserve the Collateral and Bank’s security interest and Liens therein or to enforce Bank’s security interests and Liens in the Collateral, each Obligor (x) shall execute and deliver to Bank, concurrently with the execution of this Agreement, and at any time or times hereafter, at the request of Bank, all instruments or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by Bank) and do such acts as Bank may request, in a form and substance reasonably satisfactory to Bank, and (y) irrevocably authorizes Bank at any time, and from time to time, to file (and if necessary to execute) in any jurisdiction any financing statements and any amendment to any financing statement. Each Obligor further ratifies and affirms its authorization for any financing statements and/or amendments thereto filed by Bank in any jurisdiction on or prior to the date of this Agreement.

8.3    Loss of Value of Collateral.  Each Obligor shall immediately notify Bank of any loss or depreciation in an amount in excess of $100,000 in the aggregate in the value of the Collateral promptly upon such Obligor’s obtaining knowledge thereof, other than loss or depreciation occurring in the Ordinary Course of Business.

8.4    Setoff.  Each Obligor agrees that Bank has all rights of setoff and banker’s lien provided by applicable law and, in addition thereto, each Obligor agrees that (in addition to Bank’s rights with respect to proceeds of Collateral) at any time (a) any amount owing by it under this Agreement or any other Financing Agreement is then due or (b) any Default exists, Bank may apply to the payment of the Liabilities any and all balances, credits, deposits, accounts or monies of such Obligor then or thereafter with Bank. Without limitation of the foregoing and in addition to Bank’s rights with respect to the proceeds of the Collateral, each Obligor agrees that upon and after the occurrence and during the continuance of a Default, Bank and each of its branches and offices is hereby authorized, at any time and from time to time, without notice, (i) to setoff against, and to appropriate and apply to the payment of, the Liabilities (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Bank or any such office or branch to such Obligor (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank may elect in its sole discretion.

8.5    Cash Collateral.  In the event that Bank has issued any Letters of Credit, Bank may, at any time after (a) the occurrence and during the continuance of a Default, (b) demand by Bank for payment of the Liabilities as provided in Section 9.1 hereof, (c) there exists no unpaid principal balance of the Liabilities, (d) this Agreement shall terminate for any reason pursuant to Section 2.8 hereof, or (e) the amount of (i) the aggregate outstanding principal balance of the Revolving Loan plus the sum of the undrawn face amount of any Letters of Credit outstanding shall exceed the amount of (ii) the Borrowing Base plus the sum of the undrawn face amount of any Letters of Credit outstanding, request of Borrowers’ Agent, and Borrowers thereupon shall jointly and severally deliver to Bank, cash collateral for any Letter of Credit in an amount equal to 105% of the aggregate undrawn face amount of such Letter of Credit. If Borrowers fail to deliver such cash to Bank promptly upon Bank’s request therefor, Bank may, without limiting Bank’s rights or remedies arising from such failure to deliver cash, retain, as cash collateral, cash proceeds of the Collateral in an amount equal to the aggregate undrawn face amount of all Letters of Credit then outstanding. Bank may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Liabilities, including to the payment of any or all of any Obligor’s reimbursement obligations with respect to any Letter of Credit. Pending such application, Bank may (but shall not be obligated to) (x) invest the same in a savings account, under which deposits are available for immediate withdrawal, with Bank or such other bank as Bank may, in its sole discretion, select, or (y) hold the same as a credit balance in an account with Bank in an Obligor’s name. Interest payable on any such savings account described in the foregoing sentence shall be collected by Bank and shall be paid to such Obligor as it is received by Bank, less any fees owing by any Obligor to Bank with respect to any Letter of Credit and less any amounts necessary to pay any of the Liabilities which may be due and payable at such time. Bank shall have no obligation to pay interest on any credit balances in any account opened for any Obligor pursuant to this Agreement.

8.6    Verification of Accounts.  Bank shall have the right, at any time or times after the Closing Date, in Bank’s name or in the name of a nominee of Bank, to verify the validity, amount or any other matter relating to any Accounts, by mail, telephone, telegraph or otherwise and to sign any Obligor’s name on any verification of Accounts and notices thereof to Account Debtors.

8.7    Notification to Account Debtors and Other Persons Obligated on Collateral.  If a Default shall have occurred and be continuing, each Obligor shall, at the request and option of Bank, notify Account Debtors and other Persons obligated on any of the Collateral of the Liens of Bank in any Account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to Bank or to any financial institution designated by Bank as Bank’s agent therefor, and Bank may itself, if a Default shall have occurred and be continuing, without notice to or demand upon any Obligor, so notify Account Debtors and other Persons obligated on Collateral. After the making of such a request or the giving of any such notification, each Obligor shall hold any proceeds of collection of Accounts, chattel paper, general intangibles, instruments and other Collateral received by such Obligor as trustee for Bank without commingling the same with other funds of such Obligor and shall turn the same over to Bank in the identical form received, together with any necessary endorsements or assignments. Bank shall apply the proceeds of collection of Accounts, chattel paper, general intangibles, instruments and other Collateral received by Bank to the Liabilities as provided in this Agreement, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

8.8    Inventory Records.  Each Obligor shall at all times hereafter maintain a perpetual inventory, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, and such Obligor’s cost therefor and daily withdrawals therefrom and additions thereto, all of which records shall be available during such Obligor’s usual business hours at the request of any of Bank’s officers, employees or agents. Each Obligor shall conduct a physical count of the Inventory at least once each year (and, following the occurrence and during the continuance of a Default, each Obligor shall promptly make such additional counts as may be requested by Bank). Promptly following any such counts of Inventory, Obligors shall supply Bank with a report in a form and with such specificity as may be satisfactory to Bank concerning such physical count of the Inventory.

8.9    Equipment Records.  Each Obligor shall at all times hereafter keep correct and accurate records itemizing and describing the kind, type, age and condition of Equipment, such Obligor’s cost therefor and accumulated depreciation thereof; and retirements, sales or other dispositions thereof, all of which records shall be available during such Obligor’s usual business hours on demand to any of the officers, employees or agents of Bank. All Equipment is and shall be kept at the locations specified on Schedule 4.21.

8.10    Safekeeping.  Bank shall not be responsible for: (a) the safekeeping of the Collateral, (b) any loss of or damage to the Inventory, (c) any diminution in the value of the Collateral, or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, any repairman, bailee or any other Person with respect to the Collateral. All risk of loss, damage, destruction or diminution in value of the Collateral shall be borne by Obligors.

8.11    Other Actions.  To further the attachment, perfection and first priority of, and the ability of Bank to enforce, Bank’s Liens in or on the Collateral, and without limitation on any Obligor’s other obligations in this Agreement, each Obligor agrees, in each case at Borrowers’ expense, to take the following actions with respect to the following Collateral:

(a)    Promissory Notes and Tangible Chattel Paper.  If any Obligor shall at any time hold or acquire any promissory notes or tangible chattel paper, then such Obligor shall promptly endorse, assign and deliver the same to Bank, accompanied by such instruments of transfer or assignment duly executed in blank as Bank may from time to time specify.

(b)    Deposit Accounts.  For each deposit account that each Obligor at any time opens or maintains, such Obligor shall, at Bank’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to Bank, either: (i) cause the depositary bank to comply at any time with instructions from Bank to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of such Obligor, or (ii) arrange for Bank to become the customer of the depositary bank with respect to the deposit account, with such Obligor being permitted, only with the consent of Bank, to exercise rights to withdraw funds from such deposit account. The provisions of this Section 8.11(b) shall not apply to (w) any deposit account for which any Obligor, the depositary bank and Bank have entered into a cash collateral agreement specially negotiated among such Obligor, the depositary bank and Bank for the specific purpose set forth therein, (x) a deposit account for which Bank is the depositary bank and is in automatic control, and (y) the Other Deposit Accounts, unless a Default has occurred and is continuing and Bank has requested that each Obligor comply with the terms of this Section 8.11(b) with respect thereto.

(c)    Investment Property.  If any Obligor shall at any time hold or acquire any certificated securities, then such Obligor shall promptly endorse, assign and deliver the same to Bank, accompanied by such instruments of transfer or assignment duly executed in blank as Bank may from time to time specify. If any securities now or hereafter acquired by any Obligor are uncertificated and are issued to such Obligor or its nominee directly by the issuer thereof, such Obligor shall, within five (5) Business Days, notify Bank thereof and, at Bank’s request and option, pursuant to an agreement in form and substance satisfactory to Bank, either (i) cause the issuer to agree to comply with instructions from Bank as to such securities, without further consent of such Obligor or such nominee, or (ii) arrange for Bank to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired, by any Obligor are held by such Obligor or its nominee through a securities intermediary or commodity intermediary, such Obligor shall notify Bank thereof and, at Bank’s request and option, pursuant to an agreement in form and substance satisfactory to Bank, either (x) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from Bank to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by Bank to such commodity intermediary, in each case without further consent of such Obligor or such nominee, or (y) in the case of financial assets or other investment property held through a securities intermediary, arrange for Bank to become the entitlement holder with respect to such investment property, with such Obligor being permitted, only with the consent of Bank, to exercise rights to withdraw or otherwise deal with such investment property. The provisions of this Section 8.11(c) shall not apply to any financial assets credited to a securities account for which Bank is the securities intermediary.

(d)    Collateral in the Possession of a Bailee.  If any bailee at any time possesses any Collateral, then Obligors shall promptly notify Bank thereof and, at Bank’s request and option, shall promptly obtain an acknowledgement from the bailee, in form and substance satisfactory to Bank, that the bailee holds such Collateral for the benefit of Bank, and that such bailee agrees to comply, without further consent of any Obligor, with instructions from Bank as to such Collateral.

(e)    Electronic Chattel Paper and Transferable Records.  If any Obligor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Obligor shall promptly notify Bank thereof and, at the request and option of Bank, shall take such action as Bank may reasonably request to vest in Bank control, under Section 9-105 of the UCC, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

(f)    Letter-of-Credit Rights.  If any Obligor is at any time a beneficiary under a letter of credit, such Obligor shall promptly notify Bank thereof and, at the request and option of Bank, such Obligor shall, pursuant to an agreement in form and substance reasonably satisfactory to Bank, either (i) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to Bank of the proceeds of the letter of credit, or (ii) arrange for Bank to become the transferee beneficiary of the letter of credit, with Bank agreeing, in each case, that the proceeds of the letter to credit are to be applied to the Liabilities as provided by this Agreement.

(g)    Commercial Tort Claims.  If any Obligor shall at any time hold or acquire a commercial tort claim in addition to those listed on Schedule 8.1, then such Obligor shall immediately notify Bank in a writing signed by such Obligor of the particulars thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

(h)    Other Actions as to Any and All Collateral.  Each Obligor further agrees, at the request and option of Bank, to take any and all other actions Bank may reasonably determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of Bank to enforce, Bank’s Liens on and in any and all of the Collateral, including (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that any Obligor’s signature thereon is required therefor, (b) causing Bank’s name to be noted as secured party on any certificate of title for a titled good, if such notation is a condition to attachment, perfection or priority of, or ability of Bank to enforce, Bank’s Liens on and in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Bank to enforce, Bank’s Liens on and in such Collateral, (d) obtaining governmental and other third party waivers, consents and approvals in form and substance reasonably satisfactory to Bank, including any consent of any licensor, lessor or other Person obligated on Collateral, (e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to Bank and (f) taking all actions under any earlier versions of the UCC or under any other law, as reasonably determined by Bank to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction.

8.12    Real Property.  Each Obligor shall, at its own expense, with respect to any real property described on Schedule 8.12 and, upon Bank’s request therefor, with respect to any other real property owned by such Obligor on the date of this Agreement or acquired after such date (a) as soon as practicable and in any event within 30 days of such request, duly execute and deliver to Bank any and all mortgages, trust deeds, deeds of trust, pledges, assignments and other security agreements (collectively, the “Mortgages”) as specified by and in form and substance reasonably satisfactory to Bank in respect of the real Properties owned by such Obligor as may be designated by Bank, (b) as soon as practicable and in any event within 10 days of such request, deliver to Bank a description of such Properties in detail sufficient for recordation and otherwise satisfactory to Bank, (c) as soon as practicable and in any event within 30 days of such request, deliver to Bank an ALTA survey of said real property in form and substance reasonably acceptable to Bank and certified to Bank, stating that said real property is located in an area not designated as a “flood hazard area” or, to the extent required under applicable law, accompanied by evidence that flood insurance to cover any flood risk has been obtained, together with flood zone maps for the area in which said real property is located from the Federal Emergency Management Agency; (d) as soon as practicable and in any event within 30 days of such request, deliver to Bank an environmental site assessment with respect to said real property in form and substance reasonably satisfactory to Bank and made by an environmental professional satisfactory to Bank; (e) as soon as practicable and in any event within 30 days of such request or such longer period of time as may be necessary provided that Obligors are diligently and in good faith pursuing such policy, deliver to Bank an ALTA loan policy in form and substance reasonably satisfactory to Bank and from a title insurance company satisfactory to Bank insuring that the Lien of the Mortgages delivered pursuant to this Section 8.12 is a valid Lien on such interest in said real property (but subject to Permitted Liens then of record against said real property upon which any such Mortgage is sought) with the following endorsements if such endorsements are available from such title insurance company (or, if not, comparable endorsements available from such title insurance company): revolving credit (if applicable), contiguity (if applicable), 3.1 zoning, encroachments (if applicable), comprehensive mortgage, usury, doing business, location, last dollar, access, tie-in and such other endorsements as Bank may require and if such a provision is in the loan policy, waiver of compulsory arbitration; (f) as soon as practicable and in any event within 30 days of such request, deliver to Bank an opinion of counsel authorized to practice law in the state in which such real property is located, as to such matters required by Bank and in form and substance reasonably satisfactory to Bank; and (g) as soon as practicable and in any event within 30 days of such request or such longer period of time as may be necessary provided that Obligors are diligently and in good faith pursuing such actions, take whatever action (including the recording of any mortgage, the filing of financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the reasonable opinion of Bank to vest in Bank (or in any representative of Bank designated by it) valid and subsisting first priority perfected Liens on and to the real properties purported to be subject to the Mortgages delivered pursuant to this Section 8.12, enforceable in accordance with their terms (but subject to Permitted Liens then of record against the real property upon which any such Mortgage is sought). At any time and from time to time, each Obligor shall promptly execute and deliver any and all further financing statements, instruments and documents (and pay the cost of filing or recording the same in all places deemed necessary by Bank) and take all such other action as Bank may deem necessary in obtaining the full benefits of, or in preserving the Liens of, the Mortgages delivered pursuant to this Section 8.12. Bank may from time to time have any or all of the real property and Equipment of each Obligor appraised (but not more than once a year, except after the occurrence and during the continuance of a Default) each Obligor and each Borrower agrees to pay, or to jointly and severally reimburse Bank for, the costs of such appraisals, and any and all surveys, title policies, title commitments, environmental assessments and other expenses incurred by Bank in connection therewith. The provisions of this Agreement supplement the provisions of any Mortgage. Nothing contained in any such Mortgage shall derogate from any of the rights or remedies of Bank under this Agreement.

8.13    Inventory Covenants.  Except as expressly set forth in this Agreement, no Inventory shall be (a) at any time or times hereafter without Bank’s prior written consent, stored with a bailee, warehouseman, consignee or similar third party, unless Bank has received an executed bailee agreement from such party, which is satisfactory in form and substance to Bank or (b) sold on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or any other basis subject to a repurchase obligation or return right.

8.14    Account Covenants.  With respect to Eligible Accounts, each Obligor shall promptly upon such Obligor’s learning thereof: (a) inform Bank in writing of any material delay in such Obligor’s performance of any of its obligations to any Account Debtor or of any assertion of any claims, setoff or counterclaims by any Account Debtor (provided, however, that no Obligor shall be deemed to be in breach of clause (a) hereof unless the aggregate amount of Accounts as to which such Obligor has failed to inform Bank as required above exceeds $100,000); (b) furnish to and inform Bank of all material adverse information of which such Obligor obtains knowledge relating to the financial condition of any Person who is then an Account Debtor as to open Accounts with a face amount, in the aggregate, in excess of $100,000; and (c) notify Bank in writing if any of its then existing Accounts previously scheduled to Bank with respect to which Bank has made an advance are no longer Eligible Accounts.

8.15    Collection of Accounts and Payments.  All payments made to the Remittance Accounts, the Lock Box Accounts or otherwise received by Bank whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of Bank and may be applied by Bank, after the occurrence and during the continuance of an Event of Default, on account of the Liabilities as follows: (a) for collection of checks and other instruments (including automatic clearing house electronic funds transfers and depository transfer checks) received by Bank at its offices in Chicago, Illinois, Bank will credit (conditional upon final collection) all such payments to the Revolving Loans on or before the second Business Day after such checks and other instruments are received by Bank when such funds become available “collected funds” in accordance with Bank’s customary practices, and (b) all cash payments received by Bank at its offices in Chicago, Illinois, including payments made by wire transfer of immediately available funds received by Bank in time for posting to the account of Bank on the date received, will be credited to the Revolving Loans on the same Business Day such payments are received by Bank; provided, however, at any time that the outstanding principal amount of the Revolving Loans is zero at the election of Bank: (i) if no Default has occurred and is continuing, such payments shall be applied to the operating account of the Company maintained at Bank, or (ii) if a Default has occurred and is continuing, such payments shall be applied to the Liabilities in such order as Bank shall determine in its sole discretion. After the occurrence and during the continuance of an Event of Default, Obligors shall, acting as trustee for Bank, receive, as the sole and exclusive property of Bank, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of any Obligor’s Accounts or the other Collateral which come into the possession or under the control of Obligors, Obligors shall remit the same or cause the same to be remitted, in kind, to Bank, at Bank’s address set forth below. Borrowers jointly and severally agree to pay to Bank any and all fees, costs and expenses which Bank incurs in connection with opening and maintaining the Remittance Accounts and the Lock Box Accounts and depositing for collection by Bank any check or item of payment received and/or delivered to Bank on account of the Liabilities. Amounts applied by Bank to the principal of the Revolving Loan shall be applied first to any Base Rate Advances then outstanding and then to outstanding LIBOR Rate Advances with the shortest Interest Periods remaining. At any time when no Event of Default has occurred and is continuing and there are no outstanding Revolving Loans, any proceeds of collections of Accounts received in the Remittance Account shall be paid as requested by Borrowers to Borrowers’ principal operating deposit account with Bank.

8.16    Collateral Protection Expenses; Preservation of Collateral.  In the event any Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which such Borrower is, under any of the terms hereof, required to pay, or fails to keep the Collateral free from Liens, except Permitted Liens, Bank may, in its sole discretion, make expenditures for any or all of such purposes, and the amount so expended, together with interest thereon at the rate applicable to Base Rate Advances under the Revolving Loan prescribed in Section 2.6(a) hereof, shall be part of the Liabilities, payable by Borrowers jointly and severally and on demand, and secured by the Collateral. Each Obligor agrees to reimburse Bank on demand for all expenditures so made. No Obligor shall have any obligation to Bank to make any such expenditures, nor shall the making thereof be construed as the waiver or cure of any Event of Default. Anything herein to the contrary notwithstanding, each Obligor shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by such Obligor thereunder. Bank shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by Bank of any payment relating to any of the Collateral, nor shall Bank be obligated in any manner to perform any of the obligations of any Obligor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by Bank in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to Bank or to which Bank may be entitled at any time or times. Bank’s sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with such Collateral in the same manner as Bank deals with similar Property for its own account.

9.	DEFAULT, RIGHTS AND REMEDIES OF BANK.

9.1    Defaults.  If any of the following events (“Defaults”) shall occur:

(a)    any Obligor fails to pay (i) any of the principal of the Liabilities or amounts related to Letters of Credit when such Liabilities are due or are declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (ii) any of its other Liabilities within five (5) Business Days of the date such Liabilities are due or declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b)    any Obligor, any of their Subsidiaries, any Pledgor or any guarantor of any of the Liabilities fails or neglects to perform, keep or observe any of its covenants, conditions or agreements contained in any of the other Financing Agreements within any applicable grace period provided thereby or any Obligor fails or neglects to perform, keep or observe any of its covenants, conditions or agreements contained in:

(i)    Sections 5.7, 5.11, 5.14 or 5.16 such failure shall continue for five (5) Business Days;

(ii)    Sections 5.1 or 5.2 and such failure shall continue for 10 days;

(iii)    Sections 5.4(b)-(d), 5.5 or 5.8 and such failure shall continue for 30 days; and

(iv)    any other covenant, condition or agreement contained in this Agreement;

(c)    any warranty or representation now or hereafter made by any Obligor, any of their Subsidiaries, any Pledgor or any guarantor of any of the Liabilities is untrue or incorrect in any material respect when made (or, in the case of any such representation or warranty that is qualified as to materiality or Material Adverse Effect, incorrect in any respect), or any schedule, certificate, written statement, report, financial data, written notice, or writing furnished at any time by any Obligor, any of their Subsidiaries, any Pledgor, or any guarantor of any of the Liabilities to Bank is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified or any of the foregoing omits to state a fact necessary to make the statements therein contained not misleading in any material respect;

(d)    a judgment or order requiring payment in excess of (i) $100,000 (except for judgments which are not a Lien on personal property and which are being contested by an Obligor in good faith), or (ii) $300,000 in the aggregate in the case of judgments or orders requiring payments on Permitted Mechanics Liens, shall be rendered against any Obligor, any of their Subsidiaries, any Pledgor or any guarantor of any of the Liabilities and such judgment or order shall remain unsatisfied or undischarged and in effect for 30 consecutive days without a stay of enforcement or execution, provided that this Section 9.1(d) shall not apply to any judgment for which any Obligor, any of their Subsidiaries, any Pledgor or any guarantor of any of the Liabilities is fully insured (except for normal deductibles in connection therewith) and with respect to which the insurer has assumed the defense and is not defending under reservation of right and with respect to which Bank reasonably believes the insurer will pay the full amount thereof (except for normal deductibles in connection therewith);

(e)    a notice of Lien, levy or assessment is filed or recorded with respect to all or a substantial part of the assets of any Obligor, any of their Subsidiaries, any Pledgor or any guarantor of any of the Liabilities by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien upon all or a substantial part of any Obligor’s Collateral or the assets of or collateral provided by any such Subsidiary, and (i) such Lien, levy or assessment is not discharged or released or the enforcement thereof is not stayed within 30 days of the notice or attachment thereof, or (ii) if the enforcement thereof is stayed, such stay shall cease to be in effect, provided that this Section 9.1(e) shall not apply to any Liens permitted by Section 6.1(a);

(f)    there shall occur any loss, theft, substantial damage or destruction of any item or items of Collateral which is not fully insured as required by this Agreement, the other Financing Agreements or any guarantee (a “Loss”), to the extent the amount of such Loss not fully covered by insurance (including any deductible in connection therewith), together with the amount of all other Losses not fully covered by insurance (including any deductibles in connection therewith) occurring in the same Fiscal Year, exceeds $100,000;

(g)    all or any part of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and on or before 30 days thereafter such assets are not returned to and/or such writ, distress warrant or levy is not dismissed, stayed or lifted and if the amount of such Collateral or assets or collateral, together with any other such Collateral, assets and collateral that is so attached, seized, subjected to writ or distress warrant or levied upon, exceeds $100,000 at any time;

(h)    a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed (i) against any Obligor or Subsidiary and an adjudication or appointment is made or order for relief is entered, or such proceeding remains undismissed for a period in excess of 60 days, or (ii) by any Obligor or Subsidiary or any Obligor or Subsidiary makes an assignment for the benefit of creditors or any Obligor or Subsidiary takes any corporate, limited liability company or partnership action to authorize any of the foregoing;

(i)    a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed (i) against any Pledgor or any guarantor of any of the Liabilities and an adjudication or appointment is made or order for relief is entered, or such proceeding remains undismissed for a period in excess of 60 days, or (ii) by any Pledgor or any guarantor of any of the Liabilities or any Pledgor or any guarantor of any of the Liabilities makes an assignment for the benefit of creditors or any Pledgor or any guarantor of any of the Liabilities takes any corporate, limited liability company or partnership action to authorize any of the foregoing;

(j)    any Obligor, any Subsidiary, any Pledgor or any guarantor of any of the Liabilities voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

(k)    any Obligor, any Subsidiary, any Pledgor or any guarantor of any of the Liabilities becomes insolvent or fails generally, or admits in writing its inability, to pay its debts as they become due;

(l)    any Obligor, any Subsidiary, any Pledgor or any guarantor of any of the Liabilities is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

(m)    a breach, that could reasonably be expected to have a Material Adverse Effect, by any Obligor, any Subsidiary, any Pledgor or any guarantor of any of the Liabilities shall occur under any Contractual Obligation (other than a Contractual Obligation evidencing the lending of money), whether heretofore, now or hereafter existing between any Obligor, any of their Subsidiaries, any Pledgor or such guarantor and any other Person, and such breach continues unwaived for more than 30 days after such breach first occurs, provided that such grace period shall not apply, and a Default shall be deemed to have occurred promptly upon such breach, if such breach cannot, in Bank’s reasonable determination, be cured by such Obligor, such Subsidiary, such Pledgor or such guarantor during such 30 day grace period;

(n)    as to more than $100,000 in Debt in the aggregate at any time (i) any Obligor, any of their Subsidiaries, any Pledgor or any guarantor of any of the Liabilities shall fail to make any payment due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any other such Debt and such failure shall continue unwaived after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue unwaived after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required payment) prior to the stated maturity thereof;

(o)    any guarantor of any of the Liabilities shall, or shall attempt to, terminate or revoke any of its obligations under the applicable guarantee agreement or breach any of the terms of such guarantee agreement, or any Person executing a fidelity guaranty in favor of Bank in connection with the Liabilities shall, or shall attempt to, terminate or revoke such guaranty;

(p)    a Material Adverse Effect shall occur (i) in the operations, business, properties or condition (financial or otherwise) of any Borrower or of Obligors and their Subsidiaries taken as a whole, or (ii) which materially impairs the ability of any Obligor or Subsidiary to perform such Obligor’s obligations under this Agreement and the other Financing Agreements, in each case as determined by Bank in its reasonable discretion;

(q)    a Change in Control shall occur or Bank shall cease to have a perfected, first priority pledge and security interest in all of the issued and outstanding Equity Interests of each Obligor (other than Holdings);

(r)    any breach, default, event of default, “Default,” or “Event of Default” shall occur under the Guaranty, any Pledge Agreement, or any other Financing Agreement, or any Person shall, or shall attempt to, terminate, discontinue or revoke any of its obligations thereunder, or any breach, default, event of default, “Default,” or “Event of Default” shall occur under any Related Document;

(s)    (i) any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under a Multiemployer Plan; (ii) any ERISA Affiliate shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) the occurrence of an ERISA Event; (iv) a Qualified Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification; (v) any ERISA Affiliate engages in or otherwise becomes liable for a non-exempt prohibited transaction; (vi) a violation of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a)(2) of the Code; (vii) any ERISA Affiliate is assessed a tax under Section 4980B of the Code or incurs a liability under Section 601 et seq. of ERISA; and, the occurrence of any such event listed in clauses (i) through (vii), or the occurrence of any combination of events listed in clauses (i) through (vii) results in, or could reasonably be expected to result in, a Material Adverse Effect or result in exposure to any Obligor, any of their Subsidiaries, any Pledgor or any guarantor of any of the Liabilities in an amount in excess of $50,000; or

(t)    at any time prior to June 12, 2009, Andrew Mack (or, upon the death or incapacity of Andrew Mack, another Person acceptable to Bank) shall cease to be the President of the Company or Nancy Mack (or, upon the death or incapacity of Nancy Mack, another Person acceptable to Bank) shall cease to be the Chairman of the Company;

then Bank may, upon notice to Borrowers’ Agent, do any one or more of the following: (x) terminate Bank’s obligation to make Loans or issue Letters of Credit pursuant to this Agreement, or (y) declare all of the Liabilities, including all of Obligors’ contingent liabilities with respect to any Letters of Credit, to be immediately due and payable, whereupon all of the Liabilities, including all of Obligors’ contingent liabilities with respect to any Letters of Credit, shall become immediately due and payable, provided, however, that if a Default described in Section 9.1(h) or (i) hereof (each, a “Bankruptcy Default”) shall exist or occur, all of the Liabilities, including all of Obligors’ contingent liabilities with respect to any Letters of Credit, shall automatically, without notice of any kind, be immediately due and payable.

9.2    Rights and Remedies Generally.  If a Default shall have occurred and be continuing, Bank shall have, without any other notice to or demand upon any Obligor, in any jurisdiction in which enforcement hereof is sought, in addition to any other rights and remedies contained in this Agreement or in any of the other Financing Agreements, all of the rights and remedies of a secured party under the UCC or other applicable laws and any additional rights and remedies which may be provided to a secured party in any jurisdiction in which any Collateral is located, including the right to take possession of the Collateral, and for that purpose Bank may, to the extent that each Obligor can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. All such rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by Bank after a Default may be for cash, credit or any combination thereof, and Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set off the amount of such purchase price against the Liabilities then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. Bank may, in its sole discretion, cause the Collateral to remain on any Obligor’s premises, at Borrowers’ expense, pending sale or other disposition of the Collateral. Bank shall have the right to conduct such sales on any Obligor’s premises, at Borrowers’ expense, or elsewhere, on such occasion or occasions as Bank may see fit.

9.3    Entry Upon Premises and Access to Information.  Upon the occurrence and during the continuance of a Default, Bank shall have the right to enter upon the premises of any Obligor where the Collateral is located (or is believed to be located) without any obligation to pay rent to any Obligor, or any other place or places where the Collateral is believed to be located and kept, and render the Collateral unusable or remove the Collateral therefrom to the premises of Bank or any agent of Bank, for such time as Bank may desire, in order effectively to collect or liquidate the Collateral, and/or Bank may require any Obligor to assemble the Collateral and make it available to Bank at a place or places to be designated by Bank. Upon the occurrence and during the continuance of a Default, Bank shall have the right to obtain access to each Obligor’s data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Bank deems appropriate; and Bank shall have the right to notify post office authorities to change the address for delivery of each Obligor’s mail to an address designated by Bank and to receive, open and deal with all mail addressed to such Obligor.

9.4    Sale or Other Disposition of Collateral by Bank.  Any notice required to be given by Bank of a sale, lease or other disposition or other intended action by Bank with respect to any of the Collateral which is deposited in the United States mails, postage prepaid and duly addressed to the applicable Obligor at the address specified in Section 10.17, at least ten (10) Business Days prior to such proposed action shall constitute fair and reasonable notice to such Obligor of any such action. The net proceeds realized by Bank upon any such sale or disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the reasonable attorneys’ fees and legal expenses incurred by Bank in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities including the Liabilities described in Section 10.2. Bank shall account to Obligors for any surplus realized upon such sale or other disposition, and Borrowers shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Bank’s Liens on the Collateral until the Liabilities are fully paid. Each Obligor agrees that Bank has no obligation to preserve rights to the Collateral against any other parties. Bank is hereby granted a license or other right to use, without charge, each Obligor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trade styles, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and all of such Obligor’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit until the Liabilities are paid. Bank has no obligation to clean-up or otherwise prepare the Collateral for sale. Each Obligor waives any right it may have to require Bank to pursue any third Person for any of the Liabilities. Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Obligors will be credited only with payments actually made by the purchaser, received by Bank and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Obligors shall be credited with the proceeds of the sale.

9.5    Waiver of Demand.  Demand, presentment, protest and notice of nonpayment are hereby waived by each Obligor. Each Obligor also waives the benefit of all valuation, appraisal and exemption laws.

9.6    Appointment of Bank as each Obligor’s Attorney-in-Fact.  Each Obligor hereby irrevocably designates, makes, constitutes and appoints Bank (and all Persons designated by Bank) as such Obligor’s true and lawful attorney-in-fact, and authorizes Bank, in such Obligor’s or Bank’s name, at any time and from time to time following the occurrence and during the continuance of a Default to: (a) demand payment of such Obligor’s Accounts; (b) enforce payment of such Accounts by legal proceedings or otherwise; (c) exercise all of such Obligor’s rights and remedies with respect to proceedings brought to collect any Account; (d) sell or assign any of such Obligor’s Accounts upon such terms, for such amount and at such time or times as Bank deems advisable; (e) settle, adjust, compromise, extend or renew any of such Obligor’s

Accounts; (f) discharge and release any of such Obligor’s Accounts; (g) take control in any manner of any item of payment or proceeds thereof; (h) prepare, file and sign such Obligor’s name on any proof of claim in bankruptcy or other similar document against an Account Debtor of such Obligor; (i) endorse such Obligor’s name upon any items of payment or proceeds thereof and deposit the same in Bank’s account for application by Bank to such Liabilities; (j) endorse such Obligor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any of such Obligor’s Accounts or any goods pertaining thereto; (k) sign such Obligor’s name on any verification of its Accounts and notices thereof to such Obligor’s Account Debtors; (l) notify the post office authorities to change the address for delivery of such Obligor’s mail to an address designated by Bank, have access to any lock box or postal box into which any of such Obligor’s mail is deposited, and open and deal with all mail addressed to such Obligor; and (m) do all acts and things which are necessary, in Bank’s discretion, to fulfill such Obligor’s obligations under this Agreement.

9.7    Standards for Exercising Rights and Remedies.  To the extent that applicable law imposes duties on Bank to exercise remedies in a commercially reasonable manner, each Obligor acknowledges and agrees that it is not commercially unreasonable for Bank (a) to fail to incur expenses deemed significant by Bank to prepare any Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to any Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of any Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on any Collateral or to fail to remove Liens or encumbrances on or any adverse claims against any Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on any Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as any Obligor, for expressions of interest in acquiring all or any portion of any Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of any Collateral by utilizing Internet sites that provide for the auction of assets of the types included in such Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure Bank against risks of loss, collection or disposition of any Collateral or to provide to Bank a guaranteed return from the collection or disposition of any Collateral, or (l) to the extent deemed appropriate by Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Bank in the collection or disposition of any of any Collateral. Each Obligor acknowledges that the purpose of this Section 9.7 is to provide non-exhaustive indications of what actions or omissions by Bank would fulfill Bank’s duties under the UCC or other law of the State of New York or any other relevant jurisdiction in Bank’s exercise of remedies against any Collateral and that other actions or omissions by Bank shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 9.7. Without limitation upon the foregoing, nothing contained in this Section 9.7 shall be construed to grant any rights to any Obligor or to impose any duties on Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 9.7.

9.8    WAIVER OF NOTICE.  UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF A DEFAULT, EACH OBLIGOR HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY BANK OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING TO THE FULLEST EXTENT PERMITTED BY LAW.

10.	MISCELLANEOUS.

10.1    Waiver.  Bank’s failure, at any time or times hereafter, to require strict performance by any Obligor of any provision of this Agreement shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Bank of an Event of Default under this Agreement or any of the other Financing Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of any Obligor contained in this Agreement or any of the other Financing Agreements and no Event of Default under this Agreement or any of the other Financing Agreements shall be deemed to have been suspended or waived by Bank unless such suspension or waiver is in writing signed by an officer of Bank, and directed to Obligors specifying such suspension or waiver. All Defaults shall continue until the same are waived by Bank in accordance with the preceding sentence.

10.2    Costs and Attorneys’ Fees.  If at any time or times hereafter Bank employs counsel in connection with protecting or perfecting Bank’s Lien on the Collateral or in connection with any matters contemplated by or arising out of this Agreement or any of the other Financing Agreements, whether (a) to prepare, negotiate or execute (i) any amendment to or modification or extension of this Agreement, any other Financing Agreements or any instrument, document or agreement executed by any Person in connection with the transactions contemplated by this Agreement, (ii) any new or supplemental Financing Agreements, or any instrument, document or agreement to be executed by any Person in connection with the transactions contemplated by this Agreement, or (iii) any instrument, document or agreement in connection with any sale or attempted sale of any interest herein to any participant, (b) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleadings, (c) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise), (d) to consult with officers of Bank to advise Bank, (e) to protect, collect, lease, sell, take possession of, release or liquidate any of the Collateral, or (f) to attempt to enforce or to enforce any Lien on any of the Collateral, or to enforce any rights of Bank, including Bank’s rights to collect any of the Liabilities, then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, including all reasonable fees of all paralegals and other staff employed by such attorneys, together with interest following demand for payment thereof at the from time to time rate applicable to Base Rate Advances under the Revolving Loan prescribed in Section 2.6(a) hereof, shall be part of the Liabilities, jointly and severally payable by Borrowers on demand and secured by the Collateral.

10.3    Expenditures by Bank.  In the event any Obligor shall fail to pay taxes, insurance, assessments, costs or expenses which such Obligor is, under any of the terms hereof, required to pay, or fails to keep the Collateral free from Liens, except as permitted herein, Bank may, in its sole discretion, make expenditures for any or all of such purposes, and the amount so expended, together with interest thereon at the rate applicable to Base Rate Advances under the Revolving Loan prescribed in Section 2.6(a) hereof, shall be part of the Liabilities, jointly and severally payable by Borrowers on demand and secured by the Collateral.

10.4    Custody and Preservation of Collateral.  Bank shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as any Obligor shall request in writing, but failure by Bank to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by Bank to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by any Obligor shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

10.5    Reliance by Bank.  All covenants, agreements, representations and warranties made herein by each Obligor shall, notwithstanding any investigation by Bank, be deemed to be material to and to have been relied upon by Bank.

10.6    Parties.  Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and assigns of each Obligor and the successors and assigns of Bank, and the provisions of this Agreement shall be binding upon and shall inure to the benefit of said successors and assigns. Notwithstanding anything herein to the contrary, no Obligor may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of Bank. Without in any way limiting Bank’s rights, Bank may sell participations in the Liabilities or sell or assign its rights hereunder and under the other Financing Agreements, in each case in whole or in part and on such terms as Bank may determine. In connection with any such proposed participations or assignments, Bank may disclose information required to be kept confidential hereunder provided such disclosure shall not be made unless the party to whom it is disclosed shall have agreed to keep such information confidential as set forth herein.

10.7    CHOICE OF LAW.  ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).

10.8    CONSENT TO JURISDICTION.

(a)    EXCLUSIVE JURISDICTION.  EXCEPT AS PROVIDED IN SECTION 10.8(b), BANK AND EACH OBLIGOR AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS

AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, AND BANK AND EACH OBLIGOR WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, BUT BANK AND EACH OBLIGOR ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OBLIGOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(b)    OTHER JURISDICTIONS.  EACH OBLIGOR AGREES THAT BANK SHALL HAVE THE RIGHT TO PROCEED AGAINST ANY OBLIGOR OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE BANK TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE LIABILITIES, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF BANK. EACH OBLIGOR AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIM IN ANY PROCEEDING BROUGHT BY BANK TO REALIZE ON PROPERTY, COLLATERAL OR ANY OTHER SECURITY FOR THE LIABILITIES, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF BANK. EACH OBLIGOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH BANK HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SECTION 10.8(b).

10.9    SERVICE OF PROCESS.  EACH OBLIGOR HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 10.17. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW BUT ANY FAILURE TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS.

10.10    WAIVER OF JURY TRIAL AND BOND.

(a)    WAIVER OF JURY TRIAL.  EACH OBLIGOR AND BANK WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN BANK AND ANY OBLIGOR ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO. EACH OBLIGOR AND BANK HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(b)    WAIVER OF BOND.  EACH OBLIGOR WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF BANK IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO OBTAIN POSSESSION OF, REPLEVY, ATTACH OR LEVY UPON COLLATERAL OR ANY OTHER SECURITY FOR THE LIABILITIES, TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF BANK, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT, OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN BANK AND SUCH OBLIGOR.

10.11    ADVICE OF COUNSEL.  EACH OBLIGOR ACKNOWLEDGES AND REPRESENTS TO BANK THAT IT HAS DISCUSSED THIS AGREEMENT WITH ITS LAWYERS.

10.12    Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.13    Application of Payments.  Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements each Obligor irrevocably waives the right following the occurrence and during the continuance of a Default to direct the application of any and all payments at any time or times hereafter received by Bank from such Obligor or with respect to any of the Collateral, and each Obligor hereby irrevocably agrees that Bank shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter following the occurrence and during the continuance of a Default, whether with respect to the Collateral or otherwise, against the Liabilities in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records.

10.14    Marshaling; Payments Set Aside.  Bank shall be under no obligation to marshal any assets in favor of any Obligor or any other party or against or in payment of any or all of the Liabilities. To the extent that any Obligor makes a payment or payments to Bank or Bank enforces any of its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.15    Titles.  Article, section and subsection titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

10.16    Continuing Effect; Survival.  This Agreement, Bank’s Liens on the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to Bank, and (even if there shall be no Liabilities outstanding) so long as this Agreement has not been terminated as provided in Section 2.8 hereof. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Financing Agreements relating to indemnification or payment of costs and expenses, including, without limitation, the provisions of Sections 2.12, 2.14, 2.15, 2.17, 5.14, 10.2 and 10.19, shall survive the payment in full of all Liabilities and any termination of this Agreement or any of the other Financing Agreements.

10.17    Notices.  Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (a) three (3) Business Days after deposit in the United States mails, with proper postage prepaid, (b) when sent after receipt of confirmation or answerback if sent by telecopy, or other similar facsimile transmission, (c) one (1) Business Day after deposited with a reputable overnight courier with all charges prepaid, or (d) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

(i) If to Bank at:

Fifth Third Bank

100 Crescent Court, 7th Floor

Dallas, Texas 75201

Attention: Loren Willet

Telecopy: 214/459-3101

Confirmation: 972/771-8780

and:

Fifth Third Bank

600 17th Street, Suite 2800-South

Denver, Colorado 80202

Attention: Joshua L. Van Manen

Telecopy: 303/260-6477

Confirmation: 303/260-6476

With a copy to:

Schiff Hardin LLP

6600 Sears Tower

Chicago, Illinois 60606

Attention: Scott E. Pickens

Telecopy: 312/258-5700

Confirmation: 312/258-5515

(ii) If to any Borrower:

Teavana Holdings, Inc. 3475 Lenox Road, Suite 860

Atlanta, GA 30326

Attention: Dan Glennon

Telecopy: 404/995-8216

Confirmation: 404/995-8214

With a copy to:

DLA Piper US LLP 1201 West Peachtree Street Suite 2800

Atlanta, GA 30309

Attention: Richard Greenstein

Telecopy: 404/682-7816

Confirmation: 404/736-7816

or to such other address or number as each party designates to the other in the manner herein prescribed.

10.18    Equitable Relief.  Each Obligor recognizes that, in the event such Obligor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Bank; therefore, each Obligor agrees that Bank, if Bank so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and the granting of any such relief shall not preclude Bank from pursuing any other relief or remedies for such breach.

10.19    Indemnification.

(a)    Borrowers jointly and severally agree to defend, protect, indemnify and hold harmless Bank and each Related Party (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential and whether based on any federal or state laws or other statutory regulations, including securities, environmental and commercial laws and regulations, under common law or at equitable cause or on contract or otherwise) in any manner relating to or arising out of the Liabilities, the Letters of Credit, this Agreement or the other Financing Agreements, or any act, event or transaction related or attendant thereto, the agreements of Bank contained herein, the making of the Loans, the incurrence of any Liabilities, the issuance of any Letter of Credit hereunder, the management of such Loans or the Collateral (including any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of such Loans or use of such Letters of Credit (collectively, the “Indemnified Matters”); provided, however, that no Obligor shall have any obligation to any Indemnitee hereunder with respect to Indemnified Matters found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitees’ willful misconduct or gross negligence. Without limitation of the foregoing, Indemnified Matters shall include any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever relating to or arising out of (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by any of Obligors or their Subsidiaries or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law, whether federal, state, or local, and any regulations promulgated thereunder, by any of Obligors or their Subsidiaries or otherwise occurring on or with respect to its Property (whether owned or leased), and (iii) the inaccuracy or breach of any environmental representation, warranty or covenant by any of Obligors or their Subsidiaries made herein or in any other Financing Agreement evidencing or securing any Liabilities or setting forth terms and conditions applicable thereto or otherwise relating thereto. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 10.19 may be unenforceable because it is violative of any law or public policy, Borrowers jointly and severally agree to contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(b)    To the fullest extent permitted by applicable law, no Obligor shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 10.19 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Agreements or the transactions contemplated hereby or thereby.

(c)    All amounts due under this Section 10.19 shall be payable by Borrowers jointly and severally upon demand therefor.

(d)    WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF EACH OBLIGOR AND EACH OBLIGOR AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE, BUT EXCLUDING ANY SUCH DAMAGES THAT ARISE OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

10.20    Counterparts; Integration.  This Agreement may be executed and accepted in any number of counterparts, each of which shall be an original with the same effect as if the signatures were on the same instrument. The delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other

Financing Agreements constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

10.21    Patriot Act Notice.  IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for each Obligor: Bank will ask for Obligor’s name, employer identification number, business address, and other information that will allow Bank to identify such Obligor. Bank may also ask to see the driver’s license or other identifying documents relating to officers, directors and equity holders of each Obligor, and to see each Obligor’s legal organizational documents or other identifying documents.

10.22    Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Financing Agreement, the interest paid or agreed to be paid under the Financing Agreements shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers’ Agent. In the event that the maturity of the Revolving Note is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Revolving Note (or, if the Revolving Note shall have been paid in full, refunded to Borrowers’ Agent of such interest). The provisions of this Section shall control over all other provisions of this Agreement or the other Financing Agreements which may be in apparent conflict herewith. In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, Borrowers and Bank shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Revolving Note, all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Liabilities.

10.23    Joint and Several.  (a) The obligations of the Borrowers under this Agreement and the other Financing Agreements shall be joint and several and, to the fullest extent permitted by applicable law, shall not be affected by (i) the failure of Bank or any of its successors or assigns, or any holder of the Revolving Note or any of the Liabilities to assert any claim or demand or to exercise or enforce any right, power or remedy against any one or more of the Borrowers or any other Credit Party or the Collateral or otherwise, (ii) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the

Liabilities or the release or compromise of any obligation of any nature of any Person with respect thereto, (iii) the surrender, release or exchange of all or any part of any property (including without limitation the Collateral) securing payment, performance and observance of any of the Liabilities or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property, (iv) the invalidity or unenforceability of any of the Liabilities as against any one or more of Borrowers or any other Credit Party, any other guarantor thereof or any other Person, and (v) any other act, matter or thing which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of any one or more of Borrowers or any other Credit Party.

(b)    To the fullest extent permitted by applicable law and except to the extent that any of the following are expressly required by the provisions of any of the Financing Agreements, each Borrower and each other Credit Party hereby waives (i) presentment, demand for payment and protest of nonpayment of any of the Liabilities, and notices of protest, dishonor or nonperformance, (ii) notice of any Default or Event of Default or Bank’s inability to enforce performance of any Borrower’s or any other Credit Party’s obligations to any holder of Liabilities, (iii) demand for performance or observance of, and any enforcement of any provision of, or any pursuit or exhaustion of rights or remedies with respect to any security for the Liabilities or against any one or more of Borrowers or the other Credit Parties or any guarantor of the Liabilities pursuant to this Agreement or any other Financing Agreement or otherwise, and any requirements of diligence or promptness on the part of Bank or any other holder of the Liabilities in connection therewith, (iv) any action or nonaction on the part of Bank or any other holder of Liabilities which may impair or prejudice the rights of any Borrower or any other Credit Party, including without limitation subrogation rights or rights to obtain exoneration, contribution, indemnification or any other reimbursement or compensation from any Credit Party or any guarantor in respect of the Liabilities or any other Person, (v) failure or delay to perfect or continue the perfection of any security interest in any Collateral, (vi) any action which harms or impairs the value of, or any failure to preserve or protect the value of, any Collateral, (vii) any defense based upon an election of remedies by Bank or the other holders of the Liabilities, (viii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (ix) any and all demands and notices of every kind and description, including notice of the creation of any of the Liabilities, with respect to the foregoing or which may be required to be given by any statute or rule of law and (x) all defenses (other than indefeasible payment in full) which any Credit Party may now or hereafter have to the payment of the Liabilities which could otherwise be asserted by such Person. In addition to the defenses referred to above which have been expressly waived hereunder, each Borrower and each other Credit Party waives all other defenses (other than indefeasible payment in full) which it may now or hereafter have to the payment by it of the Liabilities. No delay or omission on the part of Bank or any other holder of any Liability or with respect to the Collateral shall operate as a waiver or relinquishment of such right. No action which Bank, or any other holder of any Liability, any Borrower, Borrowers’ Agent or any other Credit Party may take or refrain from taking with respect to the Liabilities, including any amendments thereto or modifications thereof or waivers with respect thereto, shall affect the provisions of this Agreement or the obligations of any Borrower or any other Credit Party hereunder. None of the rights of Bank or of any other holder of any Liability shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Bank, any Borrower, Borrowers’ Agent or any other Credit Party, by any noncompliance by any Borrower, Borrowers’ Agent or any other Credit Party with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof which Bank or any other holder of the Liabilities may have or otherwise be charged with. Borrowers, Borrowers’ Agent and each other Credit Party hereby agree to waive, and do hereby absolutely and irrevocably waive and relinquish the benefit and advantage of, and does hereby covenant not to assert, any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force, which might delay, prevent or otherwise impede the performance or enforcement of this Agreement or any other Financing Agreement or the Liabilities. The obligations of Borrowers, Borrowers’ Agent and each other Credit Party under this Section 10.23 shall not be affected by the invalidity or unenforceability of any of the Liabilities as against Borrower, Borrowers’ Agent or the other Credit Parties, any other guarantor thereof or any other Person. For purposes of this Section 10.23, the Liabilities shall be due and payable when and as the same shall be so due and payable under the terms of any Financing Agreement, notwithstanding the fact that the collection or enforcement thereof may be stayed or enjoined under Title 11 of the United States Code, as from time to time in effect, or other applicable law, regulation or order.

(c)    To the fullest extent permitted by applicable law, Borrowers’ Agent and each Credit Party hereby grants to Bank full power in its uncontrolled discretion, without notice to such Person, such notice being hereby expressly waived, and without in any way affecting the joint and several liability of such Person under this Agreement: (i) to waive compliance with, and any Default or Event of Default under, and to consent to any amendment to or modification of any term or provision of, or to give any waiver in respect of, any Financing Agreement, the Collateral, the Liabilities or any guarantee thereof (each as from time to time in effect); (ii) to grant any one or more extensions or renewals of the Liabilities (for any period, no matter how long), or any total or partial release (by operation of law or otherwise), discharge, compromise or settlement with respect to the obligations of Borrowers’ Agent or any Credit Party or any other Person in respect of the Liabilities, whether or not rights against the other Credit Parties under this Section 10.23 are reserved in connection therewith; (iii) to take security in any form for the Liabilities, and to the extent permitted in any security agreement to consent to (a) the addition to, (b) the substitution, exchange, surrender, release or other disposition of, or (c) deal in any other manner with, all or any part of any property contained in the Collateral whether or not the property, if any, received upon the exercise of such power shall be of a character or value the same as or different from the character or value of any property disposed of, and to obtain, modify or release any present or future guarantees of the Liabilities and at any time after the occurrence and during the continuance of an Event of Default to proceed against any of the Collateral or such guarantees in any order; (iv) to, at any time after the occurrence and during the continuance of an Event of Default, collect or liquidate any of the Liabilities or the Collateral in any manner or to refrain from collecting or liquidating any of the Liabilities or the Collateral; and (v) to extend credit under this Agreement or any other Financing Agreement, or otherwise, in such amount as Bank may determine, even though the condition of Credit Parties (financial or otherwise on an individual or consolidated basis) may have deteriorated since the date hereof.

(d)    Borrowers’ Agent and each Credit Party acknowledges and agrees that it has made such investigation as it deems desirable of the risks undertaken by such Person in entering into this Agreement and is fully satisfied that it understands all such risks. Borrowers’

Agent and each Credit Party hereby waives any obligation which may now or hereafter exist on the part of Bank or any other holder of any Liability to inform such Person of the risks being undertaken by entering into this Agreement or of any changes in such risks and, from and after the date hereof, Borrowers’ Agent and each Credit Party undertakes to keep itself informed of such risks and any changes therein. Further, Borrowers’ Agent and each Credit Party hereby expressly waives any duty which may now or hereafter exist on the part of Bank or any other holder of any Liability to disclose to such Person any matter related to the business, operations, character, collateral, credit or condition (financial or otherwise) of Borrowers’ Agent or any Credit Party or its or their respective Affiliates or its or their respective properties or management, whether now or hereafter known by Bank or any holder of any Liability. Borrowers’ Agent and each Credit Party represents, warrants and agrees that it assumes sole responsibility for obtaining from each other Credit Party all information concerning this Agreement and all other Financing Agreements and all other information as to Borrowers’ Agent and any Credit Party (including the other Credit Parties) and Affiliates or their properties or management or anything relating to any of the above as such Person deems necessary or desirable.

(e)    Borrowers’ Agent and each Credit Party hereby covenants and agrees that (i) it will not enforce or otherwise exercise any rights of reimbursement, subrogation, contribution or other similar rights with respect to the Liabilities against any other Credit Party, prior to the payment in full of the Liabilities and the termination of the Revolving Commitment hereunder, and (ii) all Debt, claims and Liabilities now or hereafter owing by any Credit Party to such Person are hereby subordinated to the prior payment in full of the Liabilities and are so subordinated as a claim against the other Credit Parties or any of their assets, whether such claim be in the Ordinary Course of Business or in the event of voluntary or involuntary liquidation, dissolution, insolvency or bankruptcy, so that no payment with respect to any such Debt, claim or Liability will be made or received while any of the Liabilities are outstanding or prior to the termination of Bank’s commitments hereunder.

10.24    Appointment and Authorization of Borrowers’ Agent.  Each Borrower hereby designates and appoints the Company as its agent to act as specified in this Agreement (in such capacity, “Borrowers’ Agent”) and each of the other Financing Agreements and the Company hereby acknowledges such designation and accepts such appointment. Each Borrower hereby irrevocably authorizes and directs Borrowers’ Agent to take such action on its behalf under the respective provisions of this Agreement and any other Financing Agreement, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Borrowers’ Agent by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to take the following actions for and on such Borrower’s behalf:

(a)    to submit on behalf of each Borrower notices of borrowing (and notices of conversion/continuation) to Bank, each such notice to be submitted by Borrowers’ Agent to Bank as soon as reasonably practicable after its receipt of a request to do so from a Borrower; and

(b)    to receive on behalf of each Borrower the proceeds of the Loans in accordance with the provisions of this Agreement, such proceeds to be disbursed to Borrowers by Borrowers’ Agent as soon as reasonably practicable after its receipt thereof; and

(c)    to submit on behalf of each Borrower requests for the issuance of Letters of Credit.

Borrowers’ Agent is further authorized to take all such actions on behalf of each Borrower necessary to exercise the specific powers granted in clauses (a) through (c) above and to perform such other duties hereunder and under any other Financing Agreement, and deliver such documents as delegated to or required of Borrowers’ Agent by the terms hereof or thereof.

Borrowers’ Agent may perform any of its duties hereunder or under any other Financing Agreement by or through its agents or employees.

IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the day and year first above written.

TEAVANA CORPORATION

By:	/s/ Daniel P. Gennon

Name:	Daniel P. Gennon

Title:	Chief Financial Officer

ST ACQUISITION COMPANY

By:	/s/ Daniel P. Gennon

Name:	Daniel P. Gennon

Title:	Chief Financial Officer

TEAVANA HOLDINGS, INC.

By:	/s/ Daniel P. Gennon

Name:	Daniel P. Gennon

Title:	Chief Financial Officer

TEAVANA FRANCHISING CORPORATION

By:	/s/ Daniel P. Gennon

Name:	Daniel P. Gennon

Title:	Chief Financial Officer

TEAVANA INTERNATIONAL, INC.

By:	/s/ Daniel P. Gennon

Name:	Daniel P. Gennon

Title:	Chief Financial Officer

FIFTH THIRD BANK

By:	/s/ Loren G. Willet

Name:	Loren G. Willet

Title:	Vice President

EXHIBIT 2.1

to

LOAN AND SECURITY AGREEMENT

FORM OF REVOLVING NOTE

See Attached

REVOLVING NOTE

$25,000,000	New York, New York June 12, 2008

FOR VALUE RECEIVED, the undersigned, TEAVANA CORPORATION, a Georgia corporation (the “Company”), and ST ACQUISITION COMPANY, a Connecticut corporation (“ST”; the Company and ST are referred to herein, collectively, as “Borrowers” and, individually, as a “Borrower”), hereby unconditionally jointly and severally promise to pay to the order of FIFTH THIRD BANK (“Bank”) at 222 S. Riverside Plaza, Chicago, Illinois 60606, on the earlier of (a) the Termination Date and (b) June 12, 2011 for the account of Bank and in accordance with the provisions of the Loan and Security Agreement dated as of June 12, 2008 among Borrowers, Teavana Holdings, Inc., a Delaware corporation, Teavana Franchising Corporation, a Georgia corporation, Teavana International, Inc., a Georgia corporation, and Bank, as amended, modified or supplemented from time to time (the “Loan Agreement”), in lawful money of the United States of America and in immediately available funds, the principal sumo of TWENTY FIVE MILLION DOLLARS ($25,000,000), or if less, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Loan Agreement) made by Bank to Borrowers. This Revolving Note (“Note”) is referred to in and was executed and delivered pursuant to the Loan Agreement, to which reference is hereby made for a statement of the terms and conditions under which the loans evidenced hereby were made and are to be repaid. All terms which are capitalized and used herein (which are not otherwise specifically defined herein) and which are defined in the Loan Agreement shall be used in this Note as defined in the Loan Agreement.

Borrowers further jointly and severally promise to pay interest at said office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Loan Agreement. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

The principal amount hereof may not be prepaid at any time in whole or in part, except as provided in the Loan Agreement.

Subject to the provisions contained in the Loan Agreement relating to the determination of Interest Periods for LIBOR Rate Advances, if any payment hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon during such extension at the applicable rate specified in the Loan Agreement. In no contingency or event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has received interest hereunder in excess of the highest rate applicable hereto, Bank shall promptly refund such excess interest to Borrowers.

Upon and after the occurrence of a Default or as otherwise provided in the Loan Agreement, this Note may, as provided in the Loan Agreement, and without prior demand, notice of legal process of any kind (except as otherwise expressly required in the Loan Agreement), be declared, and thereupon immediately shall become, due and payable. This Note shall also become immediately due and payable upon the termination of the Loan Agreement.

Each Borrower, and all endorsers and other persons obligated hereon, hereby waives presentment, demand, protest, notice of demand, notice of protest and notice of nonpayment and agree to pay all costs of collection, including reasonable attorneys’ fees and expenses.

This Note is secured by, and entitled to the benefits of, the Collateral Documents and is guaranteed pursuant to the Guaranty executed by certain guarantors. Reference is made to the Collateral Documents for a statement concerning the terms and conditions governing the collateral security for the joint and several obligations of Borrowers hereunder and reference is made to such Guaranty for a statement concerning the terms and conditions governing such guarantee of the joint and several obligations of Borrowers hereunder.

This Note shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the internal laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules). Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invaliding the remainder of such provision of the remaining provisions of this Note.

Notwithstanding any of the foregoing provisions of this Note, all principal of, and accrued interest on, this Note shall become immediately due and payable as provided in Section 9.1 of the Loan Agreement and, without notice or demand, upon the termination of the Revolving Commitment pursuant to Section 2.8 of the Loan Agreement.

Whenever in this Note reference is made to Bank, Borrowers or any Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon and shall inure to the benefit of said successors and assigns. Each Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for such Borrower.

TEAVANA CORPORATION

By:

Name:

Title:

ST ACQUISITION COMPANY

By:

Name:

EXHIBIT 2.10

to

LOAN AND SECURITY AGREEMENT

FORM OF NOTICE OF CONVERSION/CONTINUATION

See Attached

NOTICE OF CONVERSION/CONTINUATION

[Date]

Fifth Third Bank

222 S. Riverside Plaza

Chicago, Illinois 60606

Ladies and Gentlemen:

The undersigned, Teavana Corporation, a Georgia corporation (individually, the “Company”), in its capacity as agent (in such capacity, “Borrowers’ Agent”) for itself and ST Acquisition Company, a Connecticut corporation (“ST”; the Company and ST are referred to herein, collectively, as “Borrowers” and, individually, as a “Borrower”), pursuant to Section 2.10 of the Loan and Security Agreement dated as of June 12, 2008 (as amended, modified or supplemented from time to time, the “Loan Agreement”) among Borrowers, Teavana Holdings, Inc., a Delaware corporation, Teavana Franchising Corporation, a Georgia corporation, Teavana International, Inc., a Georgia corporation, and Fifth Third Bank (“Bank”), hereby gives irrevocable notice to Bank that the undersigned requests [a conversion to a Base Rate Advance] [a conversion to a LIBOR Rate Advance] [a continuation of a LIBOR Rate Advance] under the Loan Agreement for the Revolving Loan as described below:

(i)	the Business Day to convert or continue such advance shall be (the “Effective Date”).

(ii)	the amount of the advance to be converted or continued on the Effective Date is $ .

(iii)	the advance to be converted or continued is [a Base Rate Advance] [a LIBOR Rate Advance with an interest Period of [one][two][three] month[s] expiring on the Effective Date].

(iv)

of such advance [$                     is to be converted to a Base Rate Advance] [and] [$                     is to be [converted][continued] as a LIBOR Rate Advance with an Interest Period of [one][two][three] month[s] beginning on the Effective Date and expiring on                     , 200    ].

Borrowers’ Agent hereby certifies that on the date hereof and on the Effective Date, immediately before and after giving effect to the conversion or continuation requested hereby, the conditions set forth in Section 3 of the Loan Agreement have been satisfied.

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement to the extent defined therein.

TEAVANA CORPORATION, as Borrowers’ Agent

By:

Name:

Title:

EXHIBIT 3.1

to

LOAN AND SECURITY AGREEMENT

FORM OF NOTICE OF BORROWING

See Attached

NOTICE OF BORROWING

[Date]

Fifth Third Bank

222 S. Riverside Plaza

Chicago, Illinois 60606

Ladies and Gentlemen:

The undersigned, Teavana Corporation, a Georgia corporation (individually, the “Company”), in its capacity as agent (in such capacity, “Borrower’s Agent”) for itself and ST Acquisition Company, a Connecticut corporation (“ST”; the company and ST are referred to herein, collectively, as “Borrowers” and, individually, as a “Borrower”), pursuant to Section 3.1 of the Loan and Security Agreement dated as of June 12, 2008 (as amended, modified or supplemented from time to time, the “Loan Agreement”) among Borrowers, Teavana Holdings, Inc., a Delaware corporation, Teavana Franchising Corporation, a Georgia corporation, Teavana International, Inc., a Georgia corporation, and Fifth Third Bank (“Bank”), hereby gives irrevocable notice to Bank that the undersigned requests an advance under the Revolving Loan under the Loan Agreement as described below:

(i)	the Business Day on which such advance is to be made is (the “Borrowing Date”).

(ii)	the amount of the advance to be made on the Borrowing Date is $ .

(iii)	the advance shall be [a Base Rate Advance] [a LIBOR Rate Advance with an Interest Period of [one][two][three] month[s] beginning on the Borrowing Date and expiring on , 200 ].

Borrowers’ Agent hereby certifies that on the date hereof and on the Borrowing Date, immediately before and after giving effect to the advance requested hereby, the conditions set forth in Section 3 of the Loan Agreement have been satisfied.

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement to the extent defined therein.

TEAVANA CORPORATION, as Borrowers’ Agent

By:

Name:

Title:

EXHIBIT 3.5

to

LOAN AND SECURITY AGREEMENT

CONDITIONS TO INITIAL CREDIT EXTENSION

The obligation of Bank to make the initial Credit Extension is subject to the following conditions:

A.     Documents.   Bank shall have received on or before the Closing Date all of the following, in form and substance reasonably satisfactory to Bank and (except for the Notes) in sufficient counterparts, duly executed by all parties thereto:

(a)    Loan and Security Agreement and Notes.   The Agreement, including all schedules thereto, executed by Obligors and Bank, and the Notes executed by Borrowers;

(b)    Collateral Documents.   The Collateral Documents, executed by Obligors and such other Persons party thereto, as applicable, in appropriate form for recording, where necessary, together with:

(i)    acknowledgment copies of all UCC financing statements filed, registered or recorded to perfect the security interests of Bank granted pursuant to the Collateral Documents, or other evidence reasonably satisfactory to Bank that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings reasonably necessary and advisable to perfect the Liens of Bank granted pursuant to the Collateral Documents, in accordance with applicable law or, with respect to UCC financing statements, in the discretion of Bank, originals thereof in proper form for filing, registration or recording to perfect the security interests of Bank granted pursuant to the Collateral Documents;

(ii)   UCC financing statement, pending suit, fixture filing, federal and state tax lien and judgment searches as Bank shall have reasonably requested of each Obligor, and such termination statements or other documents as may be reasonably necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

(iii)  all certificates and instruments representing the Pledged Collateral, if any, and irrevocable proxies and transfer powers executed in blank or other executed endorsements reasonably satisfactory to Bank;

(iv)  evidence that all other actions reasonably necessary or, in the reasonable opinion of Bank, desirable to perfect and protect the Liens created by the Collateral Documents have been taken;

(v)   funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC financing statements, documentary stamp or intangible taxes and recording fees payable in connection with the filing of any UCC financing statements (whether due on the Closing Date or in the future) including sums due in connecting with any future advances; and

(vi)    such consents, estoppels, subordination agreements and other documents and instruments executed by landlord, tenants and other Persons party to material contracts relating to any Collateral as to which Bank shall be granted a Lien, as reasonably requested by Bank;

(c)    Secretary’s Certificates; Resolutions; Incumbency.   A certificate of the Secretary or Assistant Secretary of each Obligor certifying:

(i)      the certificate of incorporation and all amendments thereto, with a copy thereof attached to such certificate;

(ii)     the by-laws and all amendments thereto, with a copy thereof attached to such certificate;

(iii)    the names and true signatures of the officers authorized to execute, deliver and perform, as applicable, the Agreement and all other Financing Agreements to be delivered under the Agreement; and

(iv)    a copy of the unanimous written consent of the board of directors of such Obligor (or of any other appropriate governing body of such Obligor) approving and authorizing the execution, delivery and performance by such Obligor of the Agreement and the other Financing Agreements to be executed or delivered by it hereunder;

(d)     Organization Documents and Good Standing.    Each of the following documents regarding each Obligor.

(i)     the certificate of incorporation and all amendments thereto, certified, as of a recent date, by the Secretary of State of the state of incorporation of such Obligor; and

(ii)     a good standing certificate, as of a recent date, for such Obligor from the Secretary of State of its state of incorporation and each state where such Obligor is qualified to do business as a foreign entity;

(e)     Legal Opinions.    Such opinions of counsel to each Obligor (including special Connecticut counsel to ST) addressed to Bank, in form and substance reasonably satisfactory to Bank;

(f)     Insurance Policies.    Standard lenders’ loss payable endorsements in favor of Bank with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of each Obligor, endorsements to all liability insurance policies naming Bank as additional insured thereunder and copies of such insurance policies;

(g)     Borrowing Base Certificate.    A duly completed Borrowing Base Certificate setting forth the Borrowing Base as of a date not more than fifteen (15) days prior to the Closing Date;

(h)     Money Transfer Instructions.    Written money transfer instructions addressed to Bank and executed by Borrowers, together with such other related money transfer authorizations as Bank may have reasonably requested;

(i)     Related Documents.    A certified copy of (i) the Employment Agreements, (ii) the Advisory Agreement, and (iii) the Preferred Stock Documents; and

(j)     Other Documents.    Such other approvals, opinions, documents, agreement, instruments or materials as Bank may reasonably request.

B.     Additional Conditions.  The satisfaction of the following additional conditions precedent on or before the Closing Date, in a manner, form and substance reasonably satisfactory to Bank:

(a)     Payment of Fees.    Borrowers shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with attorneys’ fees of Bank;

(b)     Use of Proceeds.    Borrowers shall use the proceeds of the Loans received on or before the Closing Date solely as follows: (i) to repay outstanding Debt of Borrowers, and (ii) to pay transaction costs and fees in connection with the Loans;

(c)     Minimum Availability.    Availability shall be not less than $1,000,000; and

(d)     Due Diligence.  Evidence of completion to the satisfaction of Bank of such investigations, reviews and audits with respect to Obligors and the transactions contemplated by the Financing Agreements and the Related Documents as Bank may deem appropriate.

C.     Non-Waiver of Rights.  By making the initial advance, Loan or issuance of the initial Letter of Credit, Bank does not thereby waive any breach or misrepresentation of any representation or warranty made by any Obligor under the Agreement or under any other Financing Agreement and any claims and rights of Bank resulting from any such breach or misrepresentation by any Obligor are specifically reserved by Bank.

EXHIBIT 5.2(b)

to

LOAN AND SECURITY AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

See Attached

BORROWING BASE CERTIFICATE

[Date]

Fifth Third Bank

222 S. Riverside Plaza

Chicago, Illinois 60606

Ladies and Gentlemen:

The undersigned, Teavana Corporation, a Georgia corporation (the “Company”), and ST Acquisition Company, a Connecticut corporation (“ST”; the Company and ST are referred to herein, collectively, as “Borrowers” and, individually, as a “Borrower”), pursuant to Section 5.2(b) of the Loan and Security Agreement dated as of June 12, 2008 (as amended, modified or supplemented from time to time, the “Loan Agreement”) among Borrowers, Teavana Holdings, Inc., a Delaware corporation, Teavana Franchising Corporation, a Georgia corporation, Teavana International, Inc., a Georgia corporation, and Fifth Third Bank (“Bank”), hereby deliver this Borrowing Base Certificate. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

Borrowers hereby certify and warrant to Bank that the following is a true and complete computation of the Borrowing Base for the Computation Period ending             , 20    :

1.	Consolidated EBITDA:

	(i)	Consolidated Net Income	$

	(ii)	Plus: Consolidated Interest Expense	$

	(iii)	Plus: Income tax expense	$

	(iv)	Plus: Depreciation and amortization	$

	(v)	Plus: Non-cash expenses incurred upon the issuance or vesting of stock options	$

	(vi)	Plus: The aggregate amount of all board advisory fees paid in cash to Parallel pursuant to the Advisory Agreement, but only to the extent permitted by Section 6.10 of the Loan Agreement	$

	(vii)	Plus: Accrued dividends on the Preferred Stock	$

	(viii)	Plus: Consolidated Pre-Store Opening Expenses (other than Consolidated Pre-Store Opening Expenses related to Stores located outside of the United States) provided, however, that the aggregate amount added-back to Consolidated Net

	Income pursuant to this clause (viii) shall not exceed 10% of Consolidated EBITDA for such period before giving effects to this clause (viii)	$

	(ix) Minus: Cash payments with respect to stock options	$

	(x) Minus: 100% of the portion of the amount determined pursuant to the foregoing clauses (i) through (ix) that is attributable to Stores located outside of the United States	$

	Equals: Consolidated EBITDA	$

2.	200% of the Consolidated EBITDA $

3.	Minus: the sum of the undrawn face amount of any Letters of Credit outstanding $

4.	Minus: Reserves $

5.	Borrowing Base (Item 2 minus Item 3 minus Item 4) $

Borrowers further certify to Bank that no Default or Event of Default has occurred and is continuing.

IN WITNESS WHEREOF, Borrowers have caused this Borrowing Base Certificate to be executed and delivered by their duly authorized officers on             ,         .

TEAVANA CORPORATION

By:

Name:

Title:

ST ACQUISITION COMPANY

By:

Name:

Title:

EXHIBIT 5.2(c)

to

LOAN AND SECURITY AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

See Attached

COMPLIANCE CERTIFICATE

[Date]

Fifth Third Bank

222 S. Riverside Plaza

Chicago, Illinois 60606

Ladies and Gentlemen:

The undersigned, Teavana Corporation, a Georgia corporation (the “Company”), and ST Acquisition Company, a Connecticut corporation (“ST”; the Company and ST are referred to herein, collectively, as “Borrowers” and, individually, as a “Borrower”), pursuant to Section 5.2(c) of the Loan and Security Agreement dated as of June 12, 2008 (as amended, modified or supplemented from time to time, the “Loan Agreement”) among Borrowers, Teavana Holdings, Inc., a Delaware corporation, Teavana Franchising Corporation, a Georgia corporation, Teavana International, Inc., a Georgia corporation, and Fifth Third Bank (“Bank”), hereby deliver this Compliance Certificate. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

Borrowers hereby certify and warrant to Bank that the following is a true and complete computation of the following ratios and/or financial restrictions contained in the Section 7 of the Loan Agreement (each of the line items to be computed in accordance with the provisions more particularly set fourth in Section 7 of the Loan Agreement):

A.      Section 7.1 – Consolidation Fixed Charge Coverage Ratio for the Quarterly Computation Period ending             ,         .

1.	Consolidated EBITDA:

	(i)	Consolidated Net Income	$

	(ii)	Plus: Consolidated Interest Expense	$

	(iii)	Plus: Income tax expense	$

	(iv)	Plus: Depreciation and amortization	$

	(v)	Plus: Non-cash expenses incurred upon the issuance or vesting of stock options	$

	(vi)	Plus: The aggregate amount of all board advisory fees paid in cash to Parallel pursuant to the Advisory Agreement, but only to the extent permitted by Section 6.10 of the Loan Agreement	$

	(vii)	Plus: Accrued dividends on the Preferred Stock	$

	(viii)	Plus: Consolidated Pre-Store Opening Expenses (other than Consolidated Pre-Store Opening Expenses related to Stores located outside of the United States) provided, however, that the aggregate amount added-back to Consolidated Net Income pursuant to this clause (viii) shall not exceed 10% of Consolidated EBITDA for such period before giving effect to this clause (viii)	$

	(ix)	Minus: Cash payments with respect to stock options	$

	(x)	Minus: 100% of the portion of the amount determined pursuant to the foregoing clauses (i) through (ix) that is attributable to Stores located outside of the United States	$

	Equals: Consolidated EBITDA		$

2.	Consolidated Free Cash Flow:

	Consolidated EBITDA (see calculation in Section A.1. above)		$

	Minus: Consolidated Capital Expenditures (other than Consolidated New Store Capital Expenditures)		$

	Minus: Income taxes paid in cash		$

	Minus: Dividends, distributions and other Restricted Payments in each case paid in cash		$

	Minus: the aggregate amount of all advisory fees paid in cash		$

	Equals: Consolidated Free Cash Flow		$

3.	Consolidated Fixed Charges:

	Consolidated Interest Expense		$

	Plus: Scheduled or required payments of principal on Debt (other than payments of Revolving Loans and payments required under Sections 2.3(b) of the Loan Agreement)		$

	Plus: Scheduled payments on Capital Leases		$

	Equals: Consolidated Fixed Charges	$

4.	Ratio of Consolidated Free Cash Flow to Consolidated Fixed Charges	to 1.0

5.	Minimum Required	to 1.0

B. Section 7.2 – Consolidated Leverage Ratio as of the last day of the Quarterly Computation Period ending , .

1.	Debt (excluding the Preferred Stock)	$

2.	Consolidated EBITDA (see calculation in Section A above)	$

3.	Ratio of Item (1) to Item (2)	to 1.0

4.	Maximum allowed	to 1.0

C. Section 7.3 – Consolidated Capital Expenditures.

1.	Consolidated Capital Expenditures (other than Consolidated New Store Capital Expenditures and Consolidated POS Capital Expenditures from [Closing Date] [January 1, ] to ,	$

2.	Maximum Permitted Consolidated Capital Expenditures (other than Consolidated New Store Capital Expenditures and Consolidated POS Capital Expenditures) for [applicable period] [Fiscal Year]	$[583,000][1,000,000]

3.	Consolidated POS Capital Expenditures made on or after the Closing Date	$

4.	Maximum Permitted Consolidated POS Capital Expenditures made on or after the Closing Date	$1,500,000

Borrowers further certify to Bank that no Default or Event of Default has occurred and is continuing.

IN WITNESS WHEREOF, Borrowers have caused this Compliance Certificate to be executed and delivered by their duly authorized officers on             ,         .

TEAVANA CORPORATION

By:

Name:

Title:

ST ACQUISITION COMPANY

By:

Name:

Title:

EXHIBIT 5.2(d)

to

LOAN AND SECURITY AGREEMENT

FORM OF PRICING CERTIFICATE

See Attached

PRICING CERTIFICATE

[Date]

Fifth Third Bank

222 S. Riverside Plaza

Chicago, Illinois 60606

Ladies and Gentlemen:

The undersigned, Teavana Corporation, a Georgia corporation (the “Company”), and ST Acquisition Company, a Connecticut corporation (“ST”; the Company and ST are referred to herein, collectively, as “Borrowers” and, individually, as a “Borrower”), pursuant to Section 5.2(c) of the Loan and Security Agreement dated as of June 12, 2008 (as amended, modified or supplemented from time to time, the “Loan Agreement”) among Borrowers, Teavana Holdings, Inc., a Delaware corporation, Teavana Franchising Corporation, a Georgia corporation, Teavana International, Inc., a Georgia corporation, and Fifth Third Bank (“Bank”), hereby deliver this Pricing Certificate. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

Borrowers hereby certify and warrant to Bank that the following is true and complete computation of the Consolidated Leverage Ratio for the period of twelve (12) consecutive Fiscal Months ending on the last day of [October, 2008] [January] [July], 20[    ]:

1.	Debt (excluding the Preferred Stock)		$

2.	Consolidated EBITDA:

	(i)	Consolidated Net Income	$

	(ii)	Plus: Consolidated Interest Expense	$

	(iii)	Plus: Income tax expense	$

	(iv)	Plus: Depreciation and amortization	$

	(v)	Plus: Non-cash expenses incurred upon the issuance or vesting of stock options	$

	(vi)	Plus: The aggregate amount of all board advisory fees paid in cash to Parallel pursuant to the Advisory Agreement, but only to the extent permitted by Section 6.10 of the Loan Agreement	$

	(vii)	Plus: Accrued dividends on the Preferred Stock	$

	(viii)	Plus: Consolidated Pre-Store Opening Expenses (other than Consolidated Pre-Store Opening

Expenses related to Stores located outside of the United States)
provided, however, that the aggregate amount added-back to
Consolidated Net Income pursuant to this clause (viii) shall not exceed 10% of Consolidated EBITDA for such period before
		giving effects to this clause (viii)	$

	(ix)	Minus: Cash payments with respect to stock options	$

	(x)	Minus: 100% of the portion of the amount determined pursuant to the foregoing clauses (i) through (ix) that is attributable to Stores located outside of the United States	$

	Equals: Consolidated EBITDA		$

3.	Consolidated Leverage Ratio (Ratio of Item (1) to Item (2))		to 1.0

Borrowers further certify to Bank that no Default or Event of Default has occurred and is continuing.

IN WITNESS WHEREOF, Borrowers have caused this Pricing Certificate to be executed and delivered by their duly authorized officers on             ,         .

TEAVANA CORPORATION

By:

Name:

Title:

ST ACQUISITION COMPANY

By:

Name:

Title:

EXHIBIT 5.6

to

LOAN AND SECURITY AGREEMENT

FORM OF LOSS PAYABLE ENDORSEMENT

See Attached

LOSS PAYABLE ENDORSEMENT

Attached to and forming part of Policy No.              of              (“this Company”) issued to             , a              corporation (the “Insured”). Dated June       , 2008.

Loss, if any under this policy shall be payable to Fifth Third Bank (“Bank”), 222 S. Riverside Plaza, Chicago, Illinois 60606, as lender, mortgagee or trustee, as its interests may appear.

It is understood that Bank now has or will acquire from time to time an insurable interest in certain property insured under this policy, which interest is established by various financing documents, warehouse receipts, bills of lading, documentary or other written evidence heretofore, now or hereafter executed or delivered by Insured to Bank.

This insurance, solely as to the interest therein of Bank, shall not be impaired or invalidated by any act or neglect of the Insured or of the mortgagor or owner of the within described property, nor by any change in the title of ownership of the property, nor by the occupation of the premises wherein such property is located for purposes more hazardous than are permitted by this policy; provided that in case the Insured, mortgagor or owner shall neglect to pay any premium under this policy, Bank shall, on demand, pay the same, and provided also that Bank shall notify this Company of any change of ownership or occupancy or any material increase of hazard which shall come to the knowledge of Bank and, unless permitted by this policy, it shall be noted thereon and Bank shall, on demand, pay the premium for such increased hazard for the term of the use thereof.

This Company reserves the right to cancel this policy at any time as provided by its terms, but if this Company exercises its right to cancel or if the policy holder cancels this policy, this policy shall continue in force, without payment of any additional premium, for the benefit only of Bank for thirty (30) days after written notice of such cancellation to Bank identified to this Company and shall then cease, and this Company shall have the right, on like notice, to cancel this agreement.

Whenever this Company shall pay Bank any sum for loss or damage under this policy and shall claim that, as to the Insured, mortgagor or owner no liability thereof existed, this Company shall, to the extent of such payment, be thereupon legally subrogated (but subordinate) to all the rights of the party to whom such payment ultimately shall be made, under all securities held as collateral for the debt; but no such subrogation shall impair the right of Bank to recover the full amount of its claim against the Insured, mortgagor, owner or any other party prior to this Company receiving any payment with respect to its subrogated rights.

It is hereby understood and agreed that (i) the policy to which this Endorsement is attached will not be changed in any way which may affect Bank’s rights under this policy without prior written notice to Bank identified to this Company, and (ii) that this Company will provide Bank identified to this Company with written notice of any expiration of this policy or failure by the Insured to renew this policy at the relevant intervals under the terms of the policy within five (5) business days of such expiration or failure to renew.

Notices to Bank are to be sent to the address for Bank set forth above.

Agent

Schedule 4.2

Organizational Authorization; No Contravention

(b)

1.

Entity Name	Number of Shares Authorized	Number of Shares Issued	Class of Stock	Issued To
Teavana Corporation	1,500 shares of Common Stock, $0.01 par value	1,000	Common	Teavana Holdings, Inc.
Teavana Franchising Corporation	10,000 shares of Common Stock, no par value	1,000	Common	Teavana Corporation
Teavana International, Inc.	1,000 shares of Common Stock, no par value	1,000	Common	Teavana Holdings, Inc.
Teavana Holdings, Inc.	110,683,333 comprising of:	3,534,045.50	Class A Common Stock	Andrew Mack
	50,000,000 Class A Commons Stock, $0.001 par value	3,534,045.50	Class A Common Stock	Nancy Mack
		374,396	Class A Common Stock	Juergen Link
	50,000,000 Class B Common Stock, $0.001 par value	50,000	Class A Common Stock	Rocket Tea LLC
	10,683,333 Preferred Stock, $0.001 par value	2,431,909	Class B Common Stock	Teavana Investment LLC
		10,683,333	Series A Redeemable Participating Preferred Stock	Teavana Investment LLC
ST Acquisition Company	1,000 shares of Common Stock, no par value	1,000	Common Stock	Teavana Holdings, Inc.

2.	Amended and Restated Stockholders Agreement, by and among Teavana Holdings, Inc., Andrew Mack, Nancy Mack and Teavana Investment LLC, dated June 30, 2005.

3.	Registration Rights Agreement, dated December 17, 2004, among Teavana Holdings, Inc. and Teavana Investment LLC.

4.

Optionee	Options Granted	Date of Grant	Original Grant Price	Initial Vesting Date	Expiration Term	Vesting Period (Months)
Shalu Wertheim	12,500	1/1/2005	$4.14	6/19/2006	10 Years	48
Mike Nevins	10,000	2/1/2005	$4.14	6/19/2006	10 Years	48
Bob Shapiro	75,000	6/1/2005	$4.14	6/19/2006	10 Years	48
Dan Glennon	75,000	8/1/2005	$4.14	8/1/2006	10 Years	48
Sandy Zavaleta	2,500	12/1/2005	$4.14	12/1/2006	10 Years	48
Doug Garnett	10,000	1/1/2006	$4.14	1/1/2007	10 Years	48
Peter Luckhurst	75,000	2/1/2006	$4.14	2/1/2007	10 Years	48
Mike Wallace	10,000	5/1/2006	$4.14	5/1/2007	10 Years	48
Scott Anderson	2,500	7/1/2006	$4.14	7/1/2007	10 Years	48
Joe Reeves	5,000	1/1/2007	$4.14	1/1/2008	10 Years	48
Dan Glennon	10,000	2/1/2007	$4.14	2/1/2008	10 Years	48
Joe Babka	5,000	3/1/2007	$4.14	3/1/2008	10 Years	48
Mike Wallace	10,000	6/1/2007	$4.14	6/1/2008	10 Years	48
Blaga Dzhordzheva	10,000	6/1/2007	$4.14	6/1/2008	10 Years	48
Rob Fleury	5,000	6/1/2007	$4.14	6/1/2008	10 Years	48
Jennifer Piper	5,000	6/1/2007	$4.14	6/1/2008	10 Years	48
Scott Anderson	2,500	6/1/2007	$4.14	6/1/2008	10 Years	48
Sandy Zavaleta	2,500	6/1/2007	$4.14	6/1/2008	10 Years	48
David Staels	25,000	11/1/2007	$5.00	11/1/2008	10 Years	48
Meredith Taylor	2,000	11/1/2007	$5.00	11/1/2008	10 Years	48
David Eshelman	2,000	11/1/2007	$5.00	11/1/2008	10 Years	48
Roger Grizzell	2,000	11/1/2007	$5.00	11/1/2008	10 Years	48
Jill Vertz	2,000	11/1/2007	$5.00	11/1/2008	10 Years	48
Mei Jiang	2,000	11/1/2007	$5.00	11/1/2008	10 Years	48

Optionee	Options Granted	Date of Grant	Original Grant Price	Initial Vesting Date	Expiration Term	Vesting Period (Months)
Jay Allen	20,000	4/1/2008	$6.00	4/1/2009	10 Years	48
Patrick Farrell	50,000	4/1/2008	$6.00	4/1/2009	10 Years	48
Karen Wilkins	5,000	4/1/02008	$6.00	4/1/2009	10 Years	48
Total	437,500

Schedule 4.3

Governmental Authorization

None.

Schedule 4.5

Litigation

None.

Schedule 4.7

ERISA Compliance

1.	Teavana Corporation Retirement Savings Plan, Minnesota Life Insurance Co.

2.	Teavana Corporation Aetna POP with Administration

3.	Teavana Corporation part time team member medial plan, SRC

Schedule 4.9

Real Property

None.

Schedule 4.16

Copyrights, Patents, Trademarks and Licenses, Etc.

The Obligors have the following trademarks:

Mark	Country	Reg. #/Reg. Date	App. #/App. Date
TEAVANA	Australia		1197206 09/03/2007
Buddha Design	Canada		1,281,546 11/18/2005
TEAVANA	Canada		1,281,548 11/18/2005
Buddha Design	China		5575412 08/30/2006
Buddha Design	China		5575411 08/30/2006
Buddha Design	China		5575413 08/30/2006
TEAVANA	China		5575415 08/30/2006
TEAVANA	China		5575414 08/30/2004
TEAVANA	China		5575416 08/30/2006
TEAVANA in Chinese Characters	China
TEAVANA in Chinese Characters	China
TEAVANA in Chinese Characters	China
TEAVANA	European Community	004098588 01/19/2006	004098588 10/29/2004
Buddha Design	Hong Kong	300713510 09/02/2006	300713510 09/02/2006
Buddha Design	Hong Kong	300649981 06/01/2006	300649981 06/01/2006
TEAVANA	Hong Kong	300649972 06/01/2006	300649972 06/01/2006
TEAVANA	Hong Kong	300713501 09/02/2006	300713501 09/02/2006
Buddha Design Extension of Protection: Australia, European Community, Japan, Korea Turkey	International Registration	948 948 12/10/2007	12/10/2007

Mark	Country	Reg. #/ Reg. Date	App. #/ App. Date
TEAVANA Extension of Protection: Australia, Japan, Korea, Turkey	International Registration	0840436 11/08/2004	11/08/2004
TEAVANA	Japan	0840436 11/08/2004	11/08/2004
Buddha Design	Mexico	973852 02/23/2007	782993 05/17/2006
TEAVANA	Mexico	845989 08/10/2004	668516 07/23/2004
TEAVANA	Mexico	806460 9/09/2003	613151 8/5/2003
TEAVANA (& Design)	Mexico	971297 1/30/2007	825410 12/15/2006
TEAVANA (& Design)	Mexico	975821 3/09/2007	825409 12/15/2006
Buddha Design	South Africa		2008/04792 03/05/2008
TEAVANA	South Africa		2008/04791 03/05/2008
Buddha Design	Taiwan	01267934 06/16/2007	95047652 09/19/2006
TEAVANA	Taiwan	01267933 06/16/2007	95047651 09/19/2006
TEAVANA in Chinese Characters	Taiwan		97001072 01/09/2008
Buddha Design	United States	3,158,206 10/17/2006	78/755,770 11/17/2005
9 TREASURES	United States	3,401,416 03/25/2008	77/235,500 07/22/2007
AZTECA FIRE	United States	3,398,054 03/18/2008	77/231,100 07/17/2007
BANANA CALYPSO	United States	3,398,052 03/18/2008	77/231,067 07/17/2007
BANANA KIWI KARMA	United States	3,401,348 03/25/2008	77/234,351 07/20/2007
BLUEBERRY BLISS	United States	3,401,324 03/25/2008	77/233,989 07/19/2007
CARIBBEAN BREEZE	United States	3,434,589 05/27/2008	77/231,816 07/17/2007
CHOCONUT GREEN TEA	United States	3,408,533 04/08/2008	77/238,627 07/25/2007
CLOUD 9 ROOIBOS	United States	3,401,303 03/25/2008	77/233,288 07/19/2007

Mark	Country	Reg. #/ Reg. Date	App. #/ App. Date
COCONUT ALOHA	United States	3,408,512 04/08/2008	77/235,778 07/23/2007
DANCING LEAF	United States		77/409,520 02/29/2008
EMERALD PRINCESS	United States	3,401,417 03/25/2008	77/235,502 07/22/2007
EMPRESS OF CHINA	United States	4,401,404 03/25/2008	77/235,243 07/20/2007
EQUATRADE	United States		77/406,025 02/26/2008
FORMOSA NUT OOLONG	United States	3,371,043 01/15/2008	77/231,055 07/17/2007
GREEN TEA HEAVEN	United States	3,401,431 03/25/2008	77/235,693 07/23/2007
GREEN TEA MOJO	United States	3,408,508 04/08/2008	77/235,505 07/22/2007
HAUTE CHOCOLATE	United States		77/233,261 07/19/2007
LAVENDER DREAMS	United States	3,372,774 01/22/2008	77/229,685 07/13/2007
MATE’VANA	United States	3,398,177 03/18/2008	77/233,250 07/19/2007
OPENING THE DOORS TO HEALTH, WISDOM, AND HAPPINESS	United States	3,369,122 01/15/2008	77/226,514 07/11/2007
PEACH TRANQUILITY	United States		77/232,183 07/18/2007
PEAR LUNA	United States		77/230,082 07/16/2007
PLUM HARVEST	United States	3,398,124 03/18/2008	77/232,188 07/18/2007
PRECIOUS WHITE PEACH	United States	3,398,050 03/18/2008	77/231,051 07/17/2007
QUEEN OF BABYLON	United States	3,369,128 01/15/2008	77/229,732 07/13/2007
ROOIBOS ALA MOANA	United States	3,401,354 03/25/2008	77/234,363 07/20/2007
ROOIBOS ROSE GARDEN	United States	3,401,350 03/25/2008	77/234,358 07/20/2007
ROOIBOS SWEET AMORE	United States	3,401,350 03/25/2008	77/234,356 07/20/2007
ROOIBOS TROPICA	United States	3,401,349 03/25/2008	77/234,362 07/20/2007

Mark	Country	Reg. #/ Reg. Date	App. #/ App. Date
ROSE MARZIPAN DELIGHT	United States	3,401,353 03/25/2008	77/235,208 07/20/2007
SCARLET CLOUD	United States	3,401/398 03/25/2008	77/228,507 07/12/2007
SHANGHAI DREAMS	United States	3,429,939 05/20/2008	77/235,702 07/23/2007
SIX SUMMITS OOLONG	United States	3,398,051 03/18/2008	77/231,057 07/17/2007
SNOW GEISHA	United States	3,369,131 01/15/2008	77/230,020 07/15/2007
SPICE OF LIFE	United States	3,369,129 01/15/2009	77/229,904 07/14/2007
STRAWBERRY SLENDER PU-ERH	United States	3,401,435 03/25/2008	77/235,830 07/23/2007
SWEET LILY WHITE	United States	3,372,775 01/22/2008	77/230,017 07/15/2007
SWEET FRUIT GARDEN	United States		77/233,241 07/19/2007
TEA IS THE ELIXIR OF LIFE THAT WARMS THE HEART, HEALS THE BODY, AND FREES THE SPIRIT	United States	3,369,124 01/15/2008	77/227,723 07/12/2007
TEAFREEZA	United States	3,404,971 04/01/2008	77/240,319 07/27/2007
TEAOPIA	United States	3,434,373 05/27/2008	77/167,276 04/27/2007
TEATOPIA	United States	2,886,663 09/21/2004	78/306,079 09/26/2003
TEAVANA	United States	2,612,225 08/27/2002	76/244,041 04/20/2001
TO LIFE	United States	3,417,360 04/29/2008	77/228,805 07/13/2007
TRANQUIL DREAM	United States	3,369,135 01/15/2008	77/233,244 07/19/2007

Unregistered copyrights: (1) specialteas.com website; (2) SpecialTeas Retail catalog and (3) SpecialTeas Wholesale catalog.

Claims common law rights dating from November 25, 1996 in the trademark SPECIALTEAS & Design. (Note: The SPECIALTEAS mark was the subject of Registration No. 2,148,320 (cancelled on January 1, 2005 due to failure to file maintenance documents) and Application Serial No. 78/658,832 (abandoned on July 27, 2006 due to failure to respond to Office Action.)

SPECIAL TEAS SEARCHING THE WORLD FOR THE FINEST TEAS, Serial Number: 77032880, filed October 31, 2006, Registration Number: 3287442, Registration Date: September 4, 2007.

Schedule 4.18

Brokers’ Fees; Transaction Fees

None.

Schedule 4.21

Locations of Collateral

Vendor #	Mall Name	Store #	Legal Entity	Address	Phone #
V00106		Corp Office	MS Crescent Two SPV, LLC	3475 Lenox Road Atlanta, GA 30326
		Distribution Center	500 Long Beach LLC	500 Long Beach Blvd. Stratford, CT 06645	(203) 620-8601
V00107	Lenox Square	2	The Retail Property Trust	3393 Peachtree Rd Ste 317 Atlanta, GA 30326	(404) 233-6767
V00108	Phipps Plaza	4	CPI Phipps Limited Liability Company	3500 Peachtree Rd Ste 1250 Atlanta, GA 30326	(404) 262-0992
V00109	Mall of Georgia	5	Mall of Georgia, LLC	3333 Buford Rd Ste 1049 Buford, GA 30519	(770) 271-9458
V00110	Mall of America	6	MOAC Mall Holdings LLC	128 West Market St Bloomington, MN 55425	(952) 883-8822
V00111	Perimeter Mall	7	Perimeter Mall, LLC	4400 Ashford Dunwoody Rd. Ste 2230 Atlanta, GA 30346	(770) 394-4270
V00112	The Avenues	8	Jacksonville Avenues Limited Partnership	10300 South Side Blvd Ste 1560 Jacksonville, FL 32256	(904) 363-3054
V00113	Fashion Show Mall	9	Fashion Show Expansion, LLC	3200 Las Vegas Blvd S Las Vegas, NV 89109	(702) 369-0704
V00114	Tysons Corner Center	10	Tysons Corner, LLC	1961 Chain Bridge Rd Ste R6 McLean, VA 22102	(703) 893-9400

Vendor #	Mall Name	Store #	Legal Entity	Address	Phone #
V00115	Roosevelt Field Mall	11	The Retail Property Trust	630 Old County Rd. Ste 4836 Garden City, NY 11530	(516) 742-8001
V00116	Florida Mall	12	Florida Mall Associates, Ltd.	8001 S. Orange Blossom Tr. Ste 430 Orlando, FL 32809	(407) 851-7234
V00117	The Town Center at Boca Raton	14	The Town Center at Boca Raton Trust	6000 West Glade R. Ste 1156 Boca Raton, FL 33431	(561) 368-6001
V00118	Houston Galleria	16	HG Shopping Centers, L.P.	5085 Westheimer Rd. Ste B-2635 Houston, TX 77056	(713) 966-3509
V00120	SouthPark Mall	19	Southpark Mall Limited Partnership	4400 Sharon Rd. Ste G31B Charlotte, NC 28211	(704) 364-4411
V00121	Shops at Prudential Center	22	BP Prucenter Acquisition LLC	800 Boylston St Ste 141 Boston, MA 02199	(617) 236-2494
V00122	Bellevue Square Mall	23	Bellevue Square Managers, Inc.	234 Bellevue Square Bellevue, WA 98004	(425) 460-5862
V00102	Westfield Valley Fair	24	VF Mall, LLC	2855 Stevens Creek Blvd Ste 1037 Santa Clara, CA 95050	(408) 248-4451
V00123	Stanford Shopping Center	26	SPG Center, LLC	3 Stanford Shopping Ctr Palo Alto, CA 94304	(650) 617-8202
V00124	The Shops at Arbor Grove	27	The Prudential Insurance Company of America	12113 Elm Creek Blvd Maple Grove, MN 55369	(763) 424-0504
V00125	International Plaza	28	Tampa Westshore Associates Limited Partnership	2223 N West Shore Blvd Ste 277 Tampa, FL 33607	(813) 342-3780

Vendor #	Mall Name	Store #	Legal Entity	Address	Phone #
V00126	Water Tower Place	29	Water Tower, LLC	835 N. Michigan Ave Ste 312 Chicago, IL 60611	(312) 440-3166
V00127	King of Prussia Plaza	30	King of Prussia Associates	160 North Gulph Rd Ste 1021 King of Prussia, PA 19406	(610) 265-5794
V00128	The Court at King of Prussia	31	King of Prussia Associates	343 Mall Blvd Kind of Prussia, PA 19406	(610) 265-5794
V00129	Dallas Galleria	32	Galleria Mall Investors LP	13350 Dallas Pkwy Ste 2615 Dallas, TX 75240	(972) 702-7117
V00130	Bridgewater Commons	33	Bridgewater Commons Mall II, LLC	400 Commons Way Ste 256 Bridgewater, NJ 08807	(908) 218-1166
V00131	Glendale Galleria	34	Glendale I Mall Associates, LLC	1153 Glendale Galleria Glendale, CA 91210	(818) 240-9481
V00132	Sawgrass Mills Mall	35	Sunrise Mills (MLP) Limited Partnership	12801 W. Sunrise Blvd Ste 512 Sunrise, FL 33323	(954) 846-2300
V00133	Citrus Park Town Center	36	Citrus Park Venture Limited Partnership	7961 Citrus Park Twn Cntr Mall Tampa, FL 33625	(813) 926-4644
V00104	North Point Mall	37	GGP-North Point, Inc.	1136 North Point Circle Alpharetta, GA 30022	(770) 200-1251
V00134	Northbrook Court	38	Westcoast Estates	1228 Northbrook Court Northbrook, IL 60062	(847) 498-8161
V00135	Mall at Chestnut Hill	39	WMACH LLC	199 Boylston St. Ste 111 Chestnut Hill, MA 02467	(317) 263-2209

Vendor #	Mall Name	Store #	Legal Entity	Address	Phone #
V00105	Hillsdale Shopping Center	40	Bohannon Development Company	281 Hillsdale Shopping Center San Mateo, CA 94403	(650) 345-8222
V00136	Aventura Mall	41	Aventura Mall Venture	19501 Biscayne Blvd Ste 1463 Aventura, FL 33180	(305) 935-1110
V00137	St. Louis Galleria	42	St Louis Galleria L.L.C.	1459 St. Louis Galleria St. Louis, MO 63117	(314) 863-5500
V00138	West County Center	43	West County Shoppingtown LLC	105 West County Ctr Des Peres, MO 63131	(314) 288-2032
V00103	Westfield Fashion Square	44	Sherman Oaks Fashion Associates LP	14006 Riverside Drive Ste 43 Sherman Oaks, CA 91423	(818) 501-1447
V00139	Washington Square	45	Washington Square	9315 SW Washington Square Rd. Ste 103 Tigard, OR 97223	(503) 639-8865
V00140	Northpark Mall	46	Northpark Partners LP	8687 North Central Expwy Ste 1812 Dallas, TX 75225	(214) 369-1234
V00141	Baybrook Mall	47	Baybrook Mall LP	1178 Baybrook Mall Friendswood, TX 77546	(281) 667-9121
V00142	Willowbrook Mall	48	GGP-Willowbrook LP	1218 Willowbrook Mall Houston, TX 77070	(281) 890-8002
V00143	Arden Fair Mall	49	Arden Fair Associates, L.P.	1689 Arden Way Ste 2118 Sacramento, CA 95815	(310) 394-6000
V00144	Mayfair Mall	50	Mayfair Property Inc	2500 North Mayfair Rd. Ste 372 Wauwatosa, WI 35226	(414) 771-1300

Vendor #	Mall Name	Store #	Legal Entity	Address	Phone #
V00145	Garden State Plaza	51	Garden State Plaza Limited Partnership	1 Garden State Plaza Ste 1075 Paramus, NJ 07652	(201) 843-2121
V00146	Woodfield Mall	52	Woodfield Mall LLC	5 Woodfield Mall Ste K-104 Schaumburg, IL 60173	(847) 330-0220
V00147	The Shops at Mission Viejo	53	Mission Viejo Associates LP	638 The Shops at Mission Viejo Mission Viejo, CA 92691	(949) 364-1832
V00148	Christiana Mall	54	Christiana Mall LLC	416 Christiana Mall Ste 1605 Newark, DE 19702	(302) 731-9816
V00149	Fair Oaks Mall	55	Fairfax Company of Virginia L.L.C.	11910L Fair Oaks Mall Fairfax, VA 22033	(703) 359-8302
V00150	Coconut Point Town Center	56	Coconut Point Developers, LLC	23160 Fashion Drive Ste 101 Estero, FL 33928	(239) 992-9966
V00151	Westfield Brandon	57	Brandon Shopping Center Partners, Ltd.	459 Brandon Town Center Ste 964 Brandon, FL 33511	(913) 661-5100
V00152	Mall at Green Hills	58	Davis Street Land Company of Tennessee, L.L.C.	2126 Abbott Martin Rd Ste 168 Nashville, TN 37215	(615) 298-5478
V00153	Westfield Old Orchard	59	Old Orchard Urban Limited Partnership	253 Old Orchard Center Ste A7 Skokie, IL 60077	(847) 673-6800
V00154	Danbury Mall	60	Danbury Mall, LLC	7 Backus Avenue Danbury, CT 06810	(203) 743-3247
V00155	Town Square Las Vegas	61	Turnberry/Centra Sub, LLC	6605 Las Vegas Blvd. South Ste 201 Las Vegas, NV 89119	(702) 269-5005

Vendor #	Mall Name	Store #	Legal Entity	Address	Phone #
V00156	Natick Collection	62	Natick Mall, LLC	1245 Worcester Ste 1270 Natick, MA 01760	(508) 655-4800
V00157	Beachwood Place	63	Beachwood Place Limited Partnership	26300 Cedar Road Suite 1055 Beachwood, OH 44122	(216) 464-9460
V00161	Burlington Mall	64	Bellwether Properties of Massachusetts Partnership	75 Middlesex Turnpike Burlington, MA 01803	(781) 272-8667
V00556	The Westchester	65	Westchester Mall, LLC	125 Westchester Avenue White Plains, NY 10601	(914) 421-1333
V00660	Towson Town Center	66	Towson TC, LLC	825 Dulaney Valley Road Ste 326 Towson, MD 21204	(410) 494-8800
V00751	Cherry Creek Shopping Center	67	Taubman Cherry Creek Shopping Center, L.L.C.	3000 East First Avenue Denver, CO 80206	(303) 388-2522
V00715	Westfarms Mall	68	West Farms Mall, LLC	500 Westfarms Mall Farmington, CT 06032	(860) 561-3024
V00756	Somerset Collection	69	Somerset Collection Limited Partnership	2800 West Big Beaver Troy, MI 48084	(242) 827-3706
V00805	Annapolis Mall	70	Annapolis Mall Limited Partnership	2002 Annapolis Mall Annapolis, MD 21401	(410) 266-5432
V00901	Walden Galleria	71	Pyramid Walden Company, L.P.	One Walden Galleria Buffalo, NY 14225	(315) 422-7000
V00114	The Oaks Shopping Center	72	Macerich Oaks LLC	350 West Hillcrest Drive Thousand Oaks, CA 91360	(805) 495-4628
V00889	Twelve Oaks Mall	73	Pyramid Walden Company LP	27500 Novi Road Novi, MI 48377	(248) 348-9400

Schedule 4.26

Material Contracts

1.

Teavana Corporation and Teavana Holdings, Inc. have certain indemnification obligations pursuant to that certain Contribution Agreement, dated as of November 15, 2004, by and among Teavana Investment, LLC, Teavana Corporation, Andrew and Nancy Mack, North Point Advisors, LLC, and Teavana Holdings, Inc. Those indemnification obligations are secured by their respective assets, and those of their other subsidiaries, pursuant to that certain Security Agreement, dated December 17, 2004, made by Teavana Corporation, Teavana Holdings, Inc. and their subsidiaries, in favor of Teavana Investment, LLC, as Secured Party.

2.	Advisory Letter, dated December 17, 2004, from Teavana Holdings, Inc. and Teavana Corporation to SKM Growth Investors, L.P. (k/n/a Parallel Investment Partners, LP).

3.	Employment Agreement, dated as of December 17, 2004, by and between Teavana Holdings, Inc. and Andrew Mack.

4.	Employment Agreement, dated as of December 17, 2004, by and between Teavana Holdings, Inc. and Nancy Mack.

5.	Employment Agreement, dated as of June 30, 2005, by and between Teavana Holdings, Inc. and Juergen Link.

6.

Wollenhaupt Amended and Restated Loan Agreement, dated as of June 30, 2005, by and between Grebrueder Wollenhaupt GmbH, 2145 Reinbeck, Germany, as “Lender,” and ST Acquisition Company, as “Borrower,” and related letter of credit reimbursement obligations of Teavana Holdings, Inc.

7.	Merger Agreement, dated as of June 30, 2005, by and among Juergen Link, SpecialTeas, Inc., ST Acquisition Company and Teavana Holdings, Inc. SpecialTeas, Inc. merged into ST Acquisition Company.

8.	Asset Purchase Agreement, dated as of July 18, 2005, by and among Teavana Corporation, Paolo Enterprises, LLP, Franco Reever and Joe Reever.

9.	Asset Purchase Agreement, dated as of May 7, 2006, by and among Teavana Corporation, Rocket Tea LLC, David Jacquin, Heidi Jacquin and Teavana Holdings, Inc.

10.	Asset Purchase Agreement, dated as of August, 2006, by and among Teavana Corporation, Relentless Tea, LLC, Jonathan D. Harris and Patricia Bacigalupi.

11.	Agreement of Lease, dated as of February 2, 2006, by and between ST Acquisition Company and 500 Long Beach, LLC.

12.

Office Building Lease, dated as of July 17, 2001, as amended by the First Amendment to Office Building Lease dated January 15, 2003, as amended by the Second Amendment to Office Building Lease on April 3, 2005, and as amended by the (unsigned) Third

Amendment to Office Building Lease dated January 20, 2006, by and between Teavana Corporation and Crescent Real Estate Funding VIII, L.P.

13.	Lease Agreement, dated as of February 13, 2008, by and between Teavana Corporation and The Retail Property Trust.

14.

Lease, dated as of August 10, 2001, by and between Elephant Tea Corporation and CPI Phipps Limited Liability Company, as assigned by Elephant Tea Corporation to Teavana Corporation through an Assignment and Assumption Agreement, dated December 17, 2004, between Elephant Tea Corporation and Teavana Corporation.

15.

Lease, dated November 6, 2001, by and between Elephant Tea Corporation and Mall of Georgia, LLC, as assigned by Elephant Tea Corporation to Teavana Corporation through an Assignment and Assumption Agreement, dated December 17, 2004, between Elephant Tea Corporation and Teavana Corporation.

16.

Lease, dated January 25, 2002, by and between Elephant Tea Corporation and MOAC Mall Holdings LLC, as assigned by Elephant Tea Corporation to Teavana Corporation through an Assignment and Assumption Agreement, dated December 17, 2004, between Elephant Tea Corporation and Teavana Corporation.

17.

Lease Agreement, dated March 20, 2002, Paolo Enterprises, LLP, t/a Teavana and Perimeter Mall, LLC, and assigned by Paolo Enterprises, LLP to Teavana Corporation, on July 18, 2005, by and Assignment and Assumption of Lease, by and between Teavana Corporation and Paolo Enterprises, LLP.

18.

(Unsigned) Lease, not dated, by and between Elephant Tea Corporation and Jacksonville Avenues Limited Partnership, as assigned by Elephant Tea Corporation to Teavana Corporation through an Assignment and Assumption Agreement, dated December 17, 2004, between Elephant Tea Corporation and Teavana Corporation.

19.

Lease Agreement, dated September 30, 2002, by and between Elephant Tea Corporation, Inc. and Fashion Show Expansion, LLC, as assigned by Elephant Tea Corporation to Teavana Corporation through an Assignment and Assumption Agreement, dated December 17, 2004, between Elephant Tea Corporation and Teavana Corporation.

20.

The Tysons Corner Shopping Center Lease, dated September 18, 2002, by and between Elephant Tea Corporation, d/b/a Teavana and Tysons Corner LLC, as assigned by Elephant Tea Corporation to Teavana Corporation through an Assignment and Assumption Agreement, dated December 17, 2004, between Elephant Tea Corporation and Teavana Corporation.

21.

Lease, dated February 10, 2003, by and between Elephant Tea Corporation, Inc. and The Retail Property Trust, as assigned by Elephant Tea Corporation to Teavana Corporation through as Assignment and Assumption Agreement, dated December 17, 2004, between Elephant Tea Corporation and Teavana Corporation.

22.

Lease, dated July 10, 2003, by and between Elephant Tea, Inc. and Florida Mall Associates, Ltd., as assigned by Elephant Tea Corporation to Teavana Corporation through an Assignment and Assumption Agreement, dated December 17, 2004, between Elephant Tea Corporation and Teavana Corporation.

23.

Lease, dated July 14, 2003, by and between Elephant Tea, Inc. and The Town Center at Boca Raton Trust, as assigned by Elephant Tea Corporation to Teavana Corporation through an Assignment and Assumption Agreement, dated December 17, 2004, between Elephant Tea Corporation and Teavana Corporation.

24.

Lease, dated August 25, 2003, by and between Elephant Tea, Inc. and HG Shopping Centers, L.P., as assigned by Elephant Tea Corporation to Teavana Corporation through an Assignment and Assumption Agreement, dated December 17, 2004, between Elephant Tea Corporation and Teavana Corporation.

25.

Lease, dated August 12, 2004, by and between Elephant Tea Corporation and Southpark Mall Limited Partnership, as assigned by Elephant Tea Corporation to Teavana Corporation through an Assignment and Assumption Agreement, dated December 17, 2004, between Elephant Tea Corporation and Teavana Corporation.

26.	Indenture of Lease, dated June 29, 2004, by and between Teavana Corporation and BP Prucenter Acquisition LLC.

27.	Bellevue Square Lease, dated August 5, 2004, by and between Teavana Corporation and Bellevue Square Managers, Inc.

28.

Lease, dated September 10, 2004, by and between Teavana Corporation and VF Mall, LLC and as amended on September 10, 2004, by and Addendum to Lease, by and between Teavana Corporation and VF Mall, LLC.

29.

(Unsigned) Lease, dated                                 , by and between Elephant Tea Corporation and SPG Center, LLC, as assigned by Elephant Tea Corporation to Teavana Corporation through an Assignment and Assumption Agreement, dated December 17, 2004, between Elephant Tea Corporation and Teavana Corporation.

30.

Shopping Center Lease, dated August 13, 2004, by and between Rocket Tea, LLC and The Prudential Insurance Company of America, as assigned by Rocket Tea, LLC to Teavana Corporation on May, 2006 through an Assignment and Assumption and Amendment to Shopping Center Lease, by and between Teavana Corporation and Rocket Tea, LLC.

31.	Lease, dated October 29, 2004, by and between Teavana Corporation and Tampa Westshore Associates Limited Partnership.

32.

Lease Agreement, dated August 20, 2004, by and between Elephant Tea Corporation and Water Tower, LLC, as assigned by Elephant Tea Corporation to Teavana Corporation through an Assignment and Assumption Agreement, dated December 17, 2004, between Elephant Tea Corporation and Teavana Corporation.

33.	Indenture of Lease, dated March 29, 2005, by and between Teavana Corporation and King of Prussia Associates.

34.	Indenture of Lease, dated June 27, 2005, by and between Teavana Corporation and King of Prussia Associates.

35.	Indenture of Lease, dated September 7, 2005, by and between Teavana Corporation and Galleria Mall Investors LP.

36.	Lease, dated October 6, 2005, by and between Teavana Corporation and Bridgewater Commons Mall II, LLC.

37.	Lease, dated September 4, 2005, by and between Teavana Corporation and Glendale I Mall Associates, LLC.

38.

Lease, dated June 2, 2006, by and between Teavana Corporation and Sunrise Mills (MLP) Limited Partnership, as amended through an Addendum, dated June 2, 2006, by and between Teavana Corporation and Sunrise Mills (MLP) Limited Partnership.

39.

Lease, dated August 19, 2005, by and between Teavana Corporation and Citrus Park Venture Limited Partnership, as amended by a Lease Addendum, dated August 19, 2005, by and between Teavana Corporation and Citrus Park Venture Limited Partnership.

40.	Lease, dated October 12, 205, by and between Teavana Corporation and GCP-North Point, Inc.

41.	Lease, dated October 6, 2005, by and between Teavana Corporation and Westcoast Estates.

42.	Indenture of Lease, dated January 9, 2006, by and between Teavana Corporation and WMACH LLC.

43.	Hillsdale Shopping Center Lease, dated October 31, 2005, by and between Teavana Corporation and Bohannan Development Company.

44.	Indenture of Lease, dated February 17, 2006, by and between Teavana Corporation and Aventura Mall Venture.

45.	Lease, dated October 6, 2005, by and between Teavana Corporation and Saint Louis Galleria, L.L.C.

46.	Lease, dated August 19, 2005, by and between Teavana Corporation and West County Shoppingtown LLC.

47.

Lease, dated August 19, 2005, by and between Teavana Corporation and Sherman Oaks Fashion Associates, LP, as amended by a Lease Addendum, dated August 19, 2005, by and between Teavana Corporation and Sherman Oaks Fashion Associates, LP.

48.	Lease Agreement, dated November 15, 2005, by and between Teavana Corporation and PPR Washington Square LLC.

49.	Shopping Center Lease, dated May 12, 2005, by and between Teavana Corporation and NorthPark Partners LP.

50.	Lease, dated November 2, 2005, by and between Teavana Corporation and BayBrook Mall, L.P.

51.	Lease, dated December 22, 2005, by and between Teavana Corporation and GGP-Willowbrook, L.P.

52.	Arden Fair Lease, dated November 11, 2005, by and between Teavana Corporation and Arden Fair Associates, L.P.

53.	Lease, dated November 18, 2005, by and between Teavana Corporation and Mayfair Property Inc.

54.

Lease, dated August 19, 2005, by and between Teavana Corporation and Westland Garden State Plaza Limited Partnership, as amended by a Lease Addendum, dated August 19, 2005, by and between Teavana Corporation and Westland Garden State Plaza Limited Partnership.

55.	Lease, dated December 22, 2005, by and between Teavana Corporation and Woodfield Mall LLC.

56.	Lease, dated January 30, 2006, by and between Teavana Corporation and Mission Viejo Associates, L.P.

57.	Lease, dated December 20, 2005, by and between Teavana Corporation and Christiana Mall LLC.

58.	Lease, dated March 30, 2006, by and between Teavana Corporation and Fairfax Company of Virginia L.L.C.

59.	Lease, dated March 2, 2006, by and between Teavana Corporation and Coconut Point Developers, LLC.

60.

Lease, dated December 1, 2006, by and between Teavana Corporation and Brandon Shopping Center Partners, Ltd., as amended by a Lease Addendum, dated December 1, 2006, by and between Teavana Corporation and Brandon Shopping Center Partners, Ltd.

61.	Lease, dated November 29, 2006, by and between Teavana Corporation and Davis Street Land Company of Tennessee, L.L.C.

62.

Lease, dated December 8, 2006, by and between Teavana Corporation and Old Orchard Urban Limited Partnership, as amended by a Lease Addendum, dated December 8, 2006, by and between Teavana Corporation and Old Orchard Urban Limited Partnership.

63.	Lease Agreement, dated April 21, 2006, by and between Teavana Corporation and Danbury Mall, LLC.

64.	Lease, dated February 17, 2006, by and between Teavana Corporation and Turnberry/Centura Sub, LLC.

65.	Lease, dated November 27, 2006, by and between Teavana Corporation and Natick Mall, LLC.

66.	Lease, dated June 15, 2006, by and between Teavana Corporation and Beachwood Place Limited Partnership.

67.	Lease, dated August 22, 2007, by and between Teavana Corporation and Bellwether Properties of Massachusetts Limited Partnership.

68.	Lease, dated May 21, 2007, by and between Teavana Corporation and Westchester mall, LLC.

69.

Lease, dated June 27, 2007, by and between Teavana Corporation and Towson TC, LLC, as amended by a First Amendment to Lease, dated August 3, 2007, by and between Teavana Corporation and Towson TC, LLC.

70.	Lease, dated September 10, 2007, by and between Teavana Corporation and Taubman Cherry Creek Shopping Center, L.L.C.

71.	Lease, dated September 10, 2007, by and between Teavana Corporation and West Farms Mall, LLC.

72.	Lease, dated October 1, 2007, by and between Teavana Corporation and Somerset Collection Limited Partnership.

73.	Lease, dated August 10, 2007, by and between Teavana Corporation and Annapolis Limited Partnership.

74.	Shopping Center Lease, dated August 30, 2007, by and between Teavana Corporation and Pyramid Walden Company, L.P.

75.	Lease Agreement, dated February 1, 2008, by and between Teavana Corporation and Macerich Oaks LLC.

76.	Lease, dated September 10, 2007, by and between Teavana Corporation and Twelve Oaks Mall, LLC.

77.	Lease Agreement, dated October 18, 2007, by and between Teavana Corporation and CVM Holdings, LLC.

78.	Lease Agreement, dated November 29, 2007, by and between Teavana Corporation and Freemall Associates, LLC.

79.	Lease, dated September 27, 2007, by and between Teavana Corporation and WEA Southcenter, LLC.

80.	Lease, dated October 16, 2007, by and between Teavana Corporation and GGP Jordan Creek L.L.C.

81.	Shopping Center Lease, dated November 30, 2007, by and between Teavana, Inc. and Oak Park Mall, LLC.

82.	Lease, dated January 17, 2008, by and between Teavana Corporation and SDG Fashion Mall Limited Partnership.

83.	Lease, dated January 8, 2008, by and between Teavana Corporation and Flatiron Property Holding, L.L.C.

84.	Lease, dated January 24, 2008, by and between Teavana Corporation and Roseville Shoppingtown LLC.

85.	International Development Agreement, dated January 19, 2007, by and between Teavana International, Inc. and Casa Internacional del Te, S.A. de C.V.

86.

Teavana International Franchise Agreement, dated August 29, 2007, by and between Teavana International, Inc. and Casa Internacional del Te, S.A. de C.V., for Mazarik No. 111, Col. Polanco, México, D.F. 11570.

87.

Teavana International Franchise Agreement, dated August 29, 2007, by and between Teavana International, Inc. and Casa Internacional del Te, S.A. de C.V., for Juan Salvador Agraz, No. 37 Local 12, Col. Santa Fe, C.P. 05300, Cuajimalpa D.F.

88.

Teavana International Franchise Agreement, dated August 29, 2007, by and between Teavana International, Inc. and Casa Internacional del Te, S.A. de C.V., for Paseo Arcos Bosques, Bosques de Tamrindos No. 90 Col Bosques de las Lomas, México, D.F. 05120.

89.	Franchise Agreement, dated July 23, 2003, by and between Teavana Franchising Corporation and Compania Oriental De Te Sa De Cv.

90.	Franchise Agreement, dated March 14, 2003, by and between Teavana Franchising Corporation and Cooper Tea LLC.

91.	Franchise Agreement, dated May 20, 2004, by and between Teavana Corporation and Julie Alvoid and Rollin Alvoid.

92.	Franchise Agreement, dated May 30, 2003, by and between Teavana Franchising Corporation and Jung Moon and Yeoun Moon.

93.	Items 2 and 3 of Schedule 4.2 are incorporated by reference herein.

Schedule 4.27

Deposit Accounts

Bank Name	A/C Number	Description	Entity
PNC Bank	80-2622-8296	Controlled Disbursement	Teavana Corporation
PNC Bank	80-2622-8333	Collection	Teavana Corporation
PNC Bank	80-2622-8317	Funding	Teavana Corporation
Bank of America	4426257080	Master Depository A/C	Teavana Corporation
Bank of America	003260148814	Payroll Account	Teavana Corporation
PNC Bank	80-2622-8325	Collection	ST Acquisition Company
PNC Bank	80-2622-8309	Controlled Disbursement	ST Acquisition Company
JP Morgan Chase	000005631513867	Checking	ST Acquisition Company
Fifth Third Bank	7024079779	Accounts Receivable/Cash Collateral Account	Teavana Holdings, Inc.
Fifth Third Bank	7024079761	Tea Payroll (ZBA)	Teavana Holdings, Inc.
Fifth Third Bank	7024079753	Tea Operating	Teavana Holdings, Inc.
Fifth Third Bank	7480793780	Tea Controlled Disbursement	Teavana Holdings, Inc.

Store #	Bank Name	Account No.
Corp	BOA	4426259130
2	BOA	4426259169
4	BOA	4426259266
5	BOA	4426259172
6	Highland	8002479
7	BOA	4426259279
8	BOA	4426259185
9	BOA	4426259282
10	BOA	4426259198
11	BOA	4426259295
12	BOA	4426259208
14	BOA	4426259305
16	BOA	4426259211
17	BOA	4426312608
19	BOA	4426259318
22	BOA	4426259224
23	BOA	4426259321
24	BOA	4426259897
26	BOA	4426259907
27	US Bank	182372654612

Store #	Bank Name	Account No.
28	BOA	4426259910
29	BOA	4426259965
30	Wachovia	2000035850634
31	Wachovia	2000035850634
32	BOA	4426259240
33	BOA	4426259156
34	BOA	4426259253
35	BOA	4426259952
36	BOA	4426259936
37	BOA	4426259923
38	LaSalle1	5201811360
39	BOA	4426259978
40	BOA	4426259994
41	BOA	4426260006
42	BOA	4426260019
43	BOA	4426260022
44	BOA	4426259981
45	BOA	4426260035
46	BOA	4426259091
47	BOA	4426259101
48	BOA	4426259114
49	BOA	4426259127
50	US Bank	182372654612
51	BOA	4426259088
52	LaSalle1	5201811360
53	BOA	4426299064
54	PNC	8026228333
55	BOA	4426299080
56	BOA	4426312611
57	BOA	4426299093
58	BOA	4426388221
59	LaSalle1	5201811360
60	Wachovia	2000035850634
61	BOA	4426340337
62	BOA	4426451899
63	US Bank	182372654612
64	BOA	4426451909
65	BOA	4426458122
66	BOA	4426458135
67	Wachovia	2000035850634
68	BOA	4426489379
69	LaSalle2	5403412264
70	BOA	4426515230

Store #	Bank Name	Account No.
71	BOA	4426520966
72	BOA	4426535401
73	LaSalle2	5403412264
79	US Bank	182372654612

Schedule 6.1

Permitted Liens

None.

Schedule 6.2

Indebtedness

None.

Schedule 6.6

Transactions with Affiliates

1.

Holdings and the Company pay Parallel Investment Partners, LP consulting fees on an annual basis and reimburse Parallel Investment Partners, LP for its related expenses, pursuant to the terms of the Advisory Agreement.

2.	Teavana Corporation provides employee discounts at its retail locations to its Affiliates, including Parallel Investment Partners, LP.

Schedule 6.18

Third Party Goods

None.

Schedule 8.1

Commercial Tort Claims

None.

Schedule 8.12

Real Property

None.